As filed with the Securities and Exchange Commission on December 24, 1998

                                                     Registration No. 333-58895
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                               ---------------

                                AMENDMENT NO. 2

                                       TO


                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                             Mar Mar Realty Trust
        (Exact name of registrant as specified in governing instrument)
                           Independence Office Park
                   6407 Idlewild Road, Building 2, Suite 111
                        Charlotte, North Carolina 28212
                            Telephone (704)566-4081
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------
                             Mr. Benjamin F. Bracy
                                   President
                           Independence Office Park
                   6407 Idlewild Road, Building 2, Suite 111
                        Charlotte, North Carolina 28212
                            Telephone (704)566-4081
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies To:

             Peter J. Shea, Esq.                   David C. Wright, Esq.
     Parker, Poe, Adams & Bernstein L.L.P.      Charles R. Monroe, Jr., Esq.
                2500 Charlotte Plaza                 Hunton & Williams
         Charlotte, North Carolina 28244        Riverfront Plaza, East Tower
              Telephone (704) 372-9000              951 East Byrd Street
                                               Richmond, Virginia 23219-4074
                                                  Telephone (804) 788-8200

                                ---------------
Approximate date of commencement of the proposed sale of the securities to the public:
  As soon as practicable after this Registration Statement becomes effective.

                               ---------------
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ---------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED    , 1999

PROSPECTUS

                               10,000,000 Shares

                          [MAR MAR REALTY TRUST LOGO]





                 Class A Common Shares of Beneficial Interest
     Mar Mar Realty Trust (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that has been created to capitalize on consolidation opportunities in the ownership of real estate used by automobile dealerships, automotive parts and service retailers and other related businesses. The Company intends to focus primarily on investing in real estate associated with high quality, franchised motor vehicle dealerships ("Dealership Properties") and, to a lesser extent, properties associated with other motor vehicle related businesses, including stand alone retail auto parts and services stores, and auto collision repair facilities ("Related Business Properties") located throughout North America. Upon completion of the Offering, the Company will own 30 Dealership Properties, including related dealership support facilities (the "Initial Dealership Properties"), 36 Advance Auto Parts Stores (the "Advance Properties") and one collision repair facility (the "Collision Repair Property" and, together with the Initial Dealership Properties and the Advance Properties, the "Initial Properties" and together with any future properties, the "Properties") located in 11 states. Twenty-eight of the Initial Dealership Properties will be leased to Sonic Automotive, Inc. ("Sonic Automotive"), the eighth largest automobile dealer group in the United States based on 1997 revenues. The Advance Properties will be leased to Advance Stores Company, Incorporated ("Advance Auto"), the second largest specialty retailer of automotive parts and accessories in the United States based on number of stores.
     All of the Company's Class A common shares of beneficial interest, par value $1.00 per share (the "Common Shares"), offered hereby (the "Offering") are being offered by the Company. It currently is estimated that the initial public offering price of the Common Shares will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Prior to the Offering, there has been no public market for the Common Shares. The Company intends to apply for listing of the Common Shares on the New York Stock Exchange (the "NYSE") under the symbol "MMF." The Company's Declaration of Trust limits, subject to certain exceptions, the ownership of Common Shares to 9.8% of the number or value of the outstanding Common Shares. See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares." For a diagram of the Company's ownership, see the organizational chart appearing on page 8 hereof.


                                ---------------

     See "Risk Factors" beginning on page 12 for a discussion of certain material risks to be considered by prospective investors in the Common Shares, including, among others:

o Downturns in the business operations of automobile dealerships, retail automotive parts stores or other automotive related businesses to which the Company may lease Properties may reduce the ability of the lessees of Properties to pay rent and fulfill other lease obligations;

o Any inability of the lessees of Properties to pay rent or fulfill other lease obligations may reduce distributions to shareholders and cause the market price of the Common Shares to decline;

o Conflicts of interest arising from O. Bruton Smith's position as Chairman of the Board of Trustees of the Company and his capacity as chairman, chief executive officer and controlling stockholder of Sonic Automotive may influence the terms upon which the Company acquires Properties from and leases Properties to Sonic Automotive, and decisions to enforce leases with Sonic Automotive;

o The Company has no operating history and none of its officers or trustees has any experience operating a REIT, which may adversely affect the financial performance of the Company;

o Any significant inability by the Company to acquire additional Properties in the future, whether due to competition or inability to finance such acquisitions or otherwise, may inhibit the Company's ability to achieve its investment objectives;

o Adverse tax consequences of failure to qualify as a REIT would decrease funds available to pay distributions to shareholders and cause the market price of the Common Shares to decline; and

o An increase in market interest rates may cause a decline in the market price of the Common Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Price to   Underwriting   Proceeds to the
                             Public     Discount(1)     Company(2)
Per Common Share ......... $          $              $
Total(3) .................   $          $              $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $    . See
  "Use of Proceeds."
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 Common Shares to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $  , $   and $ , respectively.
    See "Underwriting."


                                ---------------

     The Common Shares are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in Richmond, Virginia on or about
   , 1999.



Wheat First Union                        NationsBanc Montgomery Securities LLC

                   The date of this Prospectus is    , 1999.

(continuation of cover page)

      [Photographs of various Company properties showing car dealerships and automotive parts stores and a map of the United States showing locations of the Company's properties]














                         ----------------------------
     This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual operations may differ significantly from the results discussed in the forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "anticipate," "estimate," or "continue" or the negatives thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in the Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those described in such forward-looking statements.

     Certain persons participating in the Offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Common Shares. Such transactions may include stabilizing, the purchase of Common Shares to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting."


     This Prospectus includes statistical industry data regarding automobile dealerships and the automotive retail aftermarket. Unless otherwise indicated, such data is taken or derived from information published by (i) the National Automobile Dealers Association ("NADA") in its "Economic Impact of America's New-Car and New-Truck Dealers," "Industry Analysis and Outlook" and "Automotive Executive Magazine" publications and on the "NADANET" web-site located at "www.nadanet.com/news/nadadata/econfyi.htm," (ii) Crain Communications Inc.
in its "Automotive News," "Automotive News 100-Year Almanac," "1997 Market Data Book" and "1998 Market Data Book" publications, (iii) United States Census Bureau, "The Official Statistics" dated June 29, 1998, or (iv) The Automotive Parts and Accessories Association ("APAA") in its "1998 Aftermarket Fact Book" and on its web-site located at "www.apaa.org/aftmkt.htm."


                         ----------------------------

                               TABLE OF CONTENTS





PROSPECTUS SUMMARY ................................................     1
   The Company ....................................................     1
   Summary Risk Factors ...........................................     2
   Business Strategies and Objectives .............................     3
   The Initial Properties and Initial Lessees .....................     4
   The Automotive Retailing and Aftermarket Industries ............     6
   Benefits to Related Parties ....................................     6
   Formation Transactions .........................................     7
   Conflicts of Interest and Company Policies Regarding
     Conflicts of Interest ........................................     8
   Distributions ..................................................     9
   Tax Status of the Company ......................................     9
   The Offering ...................................................    10
   Summary Financial Information ..................................    10
RISK FACTORS ......................................................    12
   Lessees May Be Unable to Pay Rent and Fulfill Other
     Lease Obligations ............................................    12
     Lessees and Guarantors May Be Unable to Pay Rent
       and Perform Lease Terms ....................................    12
     Advance Auto is Highly Leveraged .............................    12
     The Company Will Have No Control Over Dealer
       Franchise Agreements .......................................    12
     Leases Could Be Rejected in Bankruptcy .......................    12
     The Company May Be Unable to Sell or Re-Lease
       Properties .................................................    12
     The Company Could Incur Uninsured Losses .....................    13
   The Performance of Automobile Dealerships May Affect
     the Ability of Lessees to Fulfill Lease Obligations ..........    13
     Dealerships are Dependent Upon Manufacturers for
       Supply of Motor Vehicles ...................................    13
     Terms of Franchise Agreements Affect the Performance
       of Dealerships .............................................    13
     The Dealership Industry is Competitive and Cyclical ..........    14
   The Performance of Retail Automotive Parts Stores May
     Affect the Ability of Lessees to Fulfill Lease
     Obligations ..................................................    14
   Conflicts of Interest Between the Company and
     Mr. Smith May Influence the Company's Decisions ..............    14
   Purchase Prices of Properties May Exceed Their Fair
     Market Values ................................................    15
   The Company Has No Operating History; Officers and
     Trustees Have No Experience Operating a REIT .................    15
   The Company May Be Unable To Acquire Additional
     Properties ...................................................    15
   Limitations on Financial Resources Available for
     Acquisitions .................................................    16
   The Amount of Debt the Company May Incur is Not
     Limited ......................................................    16
   The Company's Performance is Dependent Upon Key
     Personnel ....................................................    16
   General Factors Affecting Real Estate Investments May
     Affect the Company's Performance .............................    16
     Real Estate Investments are Subject to Certain General
       Risks ......................................................    16
     Real Estate Investments are Affected By the Illiquidity
       of Real Estate .............................................    17
     The Company May Be Subject to Risks Related to
       Acquisition, Development and Construction
       Activities .................................................    17
   Environmental and Other Governmental Regulations May
     Affect the Company's Performance .............................    17
     Environmental Laws ...........................................    17
     Americans With Disabilities Act of 1990 ......................    18
     Other Regulations ............................................    18
   The Company Will Compete With Other Companies
     with Similar Business Objectives and Strategies ..............    18
   Adverse Consequences of Failure to Qualify as a REIT
     and Other Tax Risks Would Decrease Funds for
     Distributions ................................................    19


     Tax Liabilities as a Consequence of Failure to Qualify
       as a REIT ..................................................    19
     Adverse Effects of REIT Minimum Distribution
       Requirements ...............................................    19
     Consequences of Failure to Qualify as a Partnership ..........    20
     Consequences of Recharacterization of Initial Leases .........    20
     Other Tax Liabilities ........................................    20
   The Ownership Limit May Reduce the Ability of
     Shareholders to Receive a Premium Price ......................    20
   Certain Tax and Anti-takeover Provisions May Inhibit a
     Change in Control of the Company .............................    21
     Ownership Limit ..............................................    21
     Removal of Trustees; Vacancies ...............................    21
     Classified Board .............................................    21
     Preferred Shares .............................................    22
     Number of Authorized Shares ..................................    22
     Advance Notice Provisions ....................................    22
     Maryland Business Combination Statute ........................    22
     Voting Rights of Class B Common Shares Held by
       Mr. Smith May Enable Mr. Smith to Influence
       Control of the Company .....................................    22
   Company Policies May Be Changed Without Shareholder
     Approval .....................................................    23
   An Active Trading Market for Common Shares May Not
     Develop ......................................................    23
   An Increase in Market Interest Rates May Cause Share
     Prices to Decline ............................................    23
   Common Shares Eligible for Future Sale May Cause
     Share Prices to Decline ......................................    23
   Purchasers of Shares in the Offering Will Experience
     Dilution .....................................................    24
USE OF PROCEEDS ...................................................    25
CAPITALIZATION ....................................................    25
DILUTION ..........................................................    26
SELECTED FINANCIAL INFORMATION ....................................    26
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS .....................................................    28
   Overview .......................................................    28
   Results of Operations ..........................................    28
   Pro Forma Results of Operations ................................    28
   Liquidity and Capital Resources ................................    28
   Inflation ......................................................    29
   Year 2000 Compliance ...........................................    29
BUSINESS OF THE COMPANY AND ITS PROPERTIES ........................    31
   Overview .......................................................    31
   Business Strategies and Objectives .............................    32
     Acquisition Strategy .........................................    32
     Development Strategy .........................................    33
     Financing Strategy ...........................................    33
   The Initial Properties .........................................    33
   Ground Leases and Other Interests in Certain Advance
     Properties ...................................................    35
   Initial Lessees ................................................    36
   Dealership, Sonic and Bowers Leases ............................    36
     General ......................................................    36
     Typical Dealership Lease Terms ...............................    37
     Use of the Properties ........................................    37
     Amounts Payable Under the Leases; Net Provisions .............    37
     Maintenance, Alterations, Capital Additions or
       Improvements ...............................................    37
     Insurance ....................................................    38
     Damage to, or Condemnation of, a Property ....................    38
     Financial Covenants ..........................................    39
     Net Worth Covenant ...........................................    39
     Assignment and Subletting ....................................    39
     Indemnification ..............................................    39
     Pre-Existing Conditions ......................................    40
     Events of Default ............................................    40
     Governing Law ................................................    41

   Advance Leases .................................................    41
     General ......................................................    41
     Typical Advance Lease Terms ..................................    41
     Use of the Properties ........................................    41
     Amounts Payable Under the Leases; Net Provisions .............    41
     Maintenance, Alterations, Capital Additions or
       Improvements ...............................................    42
     Noncompetition Covenant ......................................    42
     Insurance ....................................................    42
     Damage to, or Condemnation of, a Property ....................    42
     Assignment and Subletting ....................................    42
     Indemnification ..............................................    42
     Environmental Matters ........................................    43
     Events of Default ............................................    43
     Governing Law ................................................    43
   Governmental Regulations Affecting the Properties ..............    43
     Environmental Laws ...........................................    43
     Americans With Disabilities Act of 1990 ......................    44
   Dealership Franchise Agreements ................................    44
   Competition ....................................................    45
   Employees ......................................................    45
   Legal Proceedings ..............................................    45
AUTOMOTIVE RETAILING AND MOTOR VEHICLE
   AFTERMARKET INDUSTRIES .........................................    46
   Automotive Retailing Industry ..................................    46
   Retail Automotive Aftermarket Industry .........................    48
MANAGEMENT ........................................................    49
   Trustees, Executive Officers and Key Employees .................    49
   Committees of the Board ........................................    50
     Audit Committee ..............................................    50
     Executive Committee ..........................................    50
     Executive Compensation Committee .............................    50
   Compensation of Trustees .......................................    50
   Executive Compensation .........................................    50
   1999 Shares Option Plan ........................................    51
   1999 Formula Shares Option Plan ................................    53
   Limitation of Liability and Indemnification of Trustees
     and Officers .................................................    54
POLICIES AND OBJECTIVES WITH RESPECT TO
   CERTAIN ACTIVITIES .............................................    55
   Investment Policies ............................................    55
   Conflicts of Interest Policies .................................    55
   Financing Policy ...............................................    55
   Distributions Policy ...........................................    56
THE FORMATION TRANSACTIONS ........................................    56
   Benefits to Related Parties ....................................    57
   Acquisition of the Initial Properties from the Sellers .........    58
CERTAIN RELATIONSHIPS AND TRANSACTIONS ............................    59
   Formation of the Company .......................................    59
   Strategic Alliance with Sonic Automotive .......................    59
   Acquisition of Certain Initial Dealership Properties ...........    59
   Sonic Leases ...................................................    60
   Lock-Out Agreements ............................................    60
   Registration Rights ............................................    60
PARTNERSHIP AGREEMENT .............................................    60
   Management .....................................................    61
   Indemnification ................................................    62
   Capital Contributions ..........................................    62
   Tax Matters ....................................................    62
   Operations .....................................................    62
   Duties and Conflicts ...........................................    62
   Term ...........................................................    62
PRINCIPAL SHAREHOLDERS OF THE COMPANY .............................    63
DESCRIPTION OF SHARES OF BENEFICIAL
   INTEREST .......................................................    63
   General ........................................................    63
   The Common Shares ..............................................    64
   Classification or Reclassification of Preferred Shares .........    65
   Restrictions on Transfer; Excess Shares ........................    65


CERTAIN PROVISIONS OF MARYLAND LAW AND OF
   THE COMPANY'S DECLARATION OF TRUST AND
   BYLAWS .........................................................    68
   Classification of the Board ....................................    68
   Vacancies ......................................................    68
   Removal of Trustees ............................................    68
   Business Combinations ..........................................    68
   Control Share Acquisitions .....................................    69
   Shareholders' Meetings .........................................    69
   Annual Report ..................................................    69
   Amendment ......................................................    69
   Limitation of Liability and Indemification .....................    70
   Operations; Maryland Asset Requirements ........................    70
   Terminations of the Trust and REIT Status ......................    70
   Advance Notice of Trustee Nominations and New
     Business .....................................................    71
   Possible Antitakeover Effect of Certain Provisions of
     Maryland Law and of the Declaration of Trust and
     Bylaws .......................................................    71
COMMON SHARES ELIGIBLE FOR FUTURE SALE ............................    72
FEDERAL INCOME TAX CONSEQUENCES ...................................    73
   Taxation of the Company ........................................    74
     General ......................................................    74
     Share Ownership Tests ........................................    74
     Asset Tests ..................................................    74
     Gross Income Tests ...........................................    75
       The 75% Test ...............................................    75
       The 95% Test ...............................................    75
     Characterization of Rent .....................................    75
     Rents from Real Property .....................................    76
     Foreclosure Property Rules and Certain Other Rules ...........    77
     Annual Distribution Requirements .............................    78
     Failure to Qualify ...........................................    78
   Tax Aspects of the Company's Investments in
     Partnerships .................................................    78
     General ......................................................    78
     Entity Classification ........................................    79
     Tax Allocations with Respect to the Properties ...............    79
     Sale of the Properties .......................................    80
   Taxation of Domestic Shareholders ..............................    80
     Backup Withholding ...........................................    81
     Taxation of Tax-Exempt Shareholders ..........................    81
   Other Tax Considerations .......................................    81
     Tax Legislation and Other Law Changes ........................    81
     State and Local Taxes ........................................    82
CERTAIN UNITED STATES TAX CONSIDERATIONS
   FOR NON-U.S. SHAREHOLDERS ......................................    82
   Distributions From The Company .................................    82
     Ordinary Dividends ...........................................    82
     Capital Gain Dividends .......................................    83
     Non-Dividend Distributions ...................................    83
   Dispositions of Shares of Beneficial Interest ..................    83
   Federal Estate Tax .............................................    84
   Information Reporting and Backup Withholding ...................    84
UNDERWRITING ......................................................    85
LEGAL MATTERS .....................................................    86
EXPERTS ...........................................................    86
ADDITIONAL INFORMATION ............................................    86
GLOSSARY ..........................................................    88
INDEX TO FINANCIAL STATEMENTS .....................................    F-1

                              PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including the historical and pro forma financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes: (i) the consummation of the transactions described under "The Formation Transactions" (the "Formation Transactions") concurrently with the closing of the Offering,
(ii) an initial public offering price of $15.00 per Common Share, representing the midpoint of the price range (the "Offering Price"), and (iii) that the Underwriters' over-allotment option will not be exercised. Unless the context otherwise requires, all references to the "Company" in this Prospectus include Mar Mar Realty Trust, a Maryland REIT, and its wholly-owned corporate subsidiary MMR QRS, Inc., a North Carolina corporation (the "Qualified REIT Subsidiary"), and its affiliated partnership, Mar Mar Realty L.P., a Delaware limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes subsidiaries of the Operating Partnership. See "Glossary" beginning on page 87 for the definition of certain capitalized terms used in this Prospectus.



                                  The Company


     The Company is a self-administered and self-managed REIT that was organized in April 1998 to capitalize on consolidation opportunities in the ownership of real estate used by automobile dealerships, automotive parts and service retailers and other businesses related to the automobile industry. The Company's principal business strategy is to maximize cash available for distribution to the Company's shareholders by acquiring Dealership Properties and, to a lesser extent, Related Business Properties located throughout North America. The Company believes that the automotive dealer industry and the automotive parts and service retailing industry (the "automotive retail aftermarket") are undergoing significant consolidation due to increasing capital needs and the pursuit of economies of scale, which will create attractive real estate acquisition opportunities for well-capitalized and experienced real estate investors such as the Company.

     The Company believes that its ability to identify and acquire Properties will be enhanced by its strategic alliance with Sonic Automotive, one of the fastest growing automobile dealership consolidators in the United States, and the extensive real estate and automotive industry experience of the Company's senior management and its Board of Trustees (the "Board"). O. Bruton Smith, the Company's Board Chairman, is also chairman, chief executive officer and controlling stockholder of Sonic Automotive and of Speedway Motorsports, Inc. ("Speedway Motorsports"), a NYSE-listed company, which owns motor speedways and promotes, markets and sponsors motorsports activities.

     The Company's initial portfolio will be comprised of 30 Initial Dealership Properties, 36 Advance Properties and one Collision Repair Property located in 11 states. The Initial Dealership Properties and the Collision Repair Property are currently owned, or under contract to be acquired, by MMR Holdings, L.L.C., a North Carolina limited liability company controlled by Mr. Smith ("MMR Holdings") that will become a wholly-owned subsidiary of the Operating Partnership upon completion of the Offering. As of December 15, 1998, MMR Holdings had completed the acquisition of 17 Initial Dealership Properties and the Collision Repair Property.

     Twenty-eight of the Initial Dealership Properties will be leased to, and are currently operated by, subsidiaries of Sonic Automotive (the "Sonic Lessees"). The dealerships located on the Initial Dealership Properties sell 22 different brands of new automobiles, including Acura, BMW, Chevrolet, Chrysler, Dodge, Ford, Honda, Hyundai, Infiniti, Isuzu, Jeep, KIA, Lincoln, Mercedes, Mercury, Oldsmobile, Plymouth, Saturn, Subaru, Toyota, Volkswagen and Volvo. Sonic Automotive, whose stock is traded on the NYSE under the symbol "SAH," is the eighth largest automobile dealership group in the United States based on 1997 revenues and currently owns 44 dealerships and 15 collision repair centers. Since the beginning of 1997, Sonic Automotive has been one of the leading consolidators in the automobile industry, having purchased 33 dealerships in that time. After giving pro forma effect to such acquisitions, Sonic Automotive's 1997 revenues were $1.8 billion, 1997 operating income was $54.1 million and 1997 retail unit sales were 48,079 new and 34,278 used vehicles. As of September 30, 1998, Sonic Automotive reported shareholders' equity of $131.7 million, and total long-term debt of $131.2 million.

     The Company believes that its relationship with Sonic Automotive will provide it with unique competitive advantages in acquiring Dealership Properties by providing the Company the opportunity to acquire Dealership Properties on which dealerships acquired by Sonic Automotive are operated. The Company has entered into a Strategic Alliance Agreement and Agreement for the Mutual Referral of Acquisition Opportunities (the "Strategic Alliance Agreement") with Sonic Automotive pursuant to which (i) Sonic Automotive has agreed to refer to the Company real estate acquisition opportunities that arise in connection with Sonic Automotive's dealership acquisitions, (ii) the Company has agreed to refer to Sonic Automotive dealership acquisition opportunities that arise in connection with Property acquisitions (providing sellers the option to sell both the real estate and the operations associated with their dealerships), (iii) the Company has agreed to provide or make available to Sonic Automotive certain real estate development, maintenance, survey and inspection services and (iv) Sonic Automotive and the Company have agreed to permit an affiliate of the Company to offer to its future Lessees volume discounts, through participation with Sonic Automotive and Speedway Motorsports, on insurance, office equipment and supplies, telecommunications services and certain other products and services.

     All of the Advance Properties are being acquired from Primax Properties, L.L.C. and its affiliates ("Primax"), an unaffiliated third party, which is a primary consultant to Advance Auto in connection with the selection, financing and construction of new stores throughout the United States and owns additional properties leased to Advance Auto. The Company believes that Primax will provide the Company with opportunities to acquire additional Properties used by Advance, although the Company has no formal agreement with Primax with respect to future acquisitions.

     All of the Company's Advance Properties will be leased to Advance Auto, an unaffiliated third party (together with the Sonic Lessees and the other lessees of the Company's Initial Properties, the "Initial Lessees," and together with any future lessees, the "Lessees"). Advance Auto is the second largest specialty retailer of automotive parts and accessories in the United States based on number of stores. On November 2, 1998, Advance Auto acquired all 652 Parts America and Western Auto stores from Sears, Roebuck and Co. ("Sears"). As a result of this transaction, Advance Auto operates over 1,500 stores in 37 states, Puerto Rico and the U.S. Virgin Islands. Sears currently owns approximately 40.6% of Advance Auto's parent holding company. For fiscal 1997, Advance Auto's net sales, net income and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $848.1 million, $20.4 million and $65.4 million, respectively. Pro forma for the acquisition of the Parts America and Western Auto stores, Advance Auto, as of July 18, 1998, reported shareholders' equity of $222.4 million and long-term debt of $425.0 million.

     The Initial Dealership Properties and the Collision Repair Property will be leased pursuant to "triple-net" leases (the "Initial Dealership Leases"), which require the Initial Lessees to pay all costs of operating the Properties, as well as all taxes, utilities, insurance, repairs and maintenance and other property-related expenses. The Leases with the Sonic Lessees (the "Sonic Leases") have initial terms of ten years and generally require the Sonic Lessees to maintain a minimum net worth (the excess of tangible assets over liabilities) ("Net Worth"). In addition, each of the Sonic Leases is guaranteed by Sonic Automotive. The Advance Properties are subject to existing modified triple-net leases (the "Advance Leases" and together with the Initial Dealership Leases, the "Initial Leases," and together with any future leases, the "Leases") that require the Company to maintain certain portions of the facilities and systems at the Advance Properties.

     Mr. Smith, the Company's Chairman, Benjamin F. Bracy, the Company's President, Mark J. Iuppenlatz, the Company's Executive Vice President - Acquisitions and Chief Operating Officer, and Virginia R. Dunn, the Company's Vice President and Chief Financial Officer, have significant collective business and professional experience that will enhance the Company's performance. Mr. Bracy has over 25 years of experience in the securities and finance industries; Mr. Iuppenlatz has over 15 years of experience in the acquisition, development, leasing and management of commercial real estate; and Ms. Dunn has over 15 years of experience in the public accounting profession with a focus on the real estate industry. The Company believes that Mr. Smith's approximately 35 years of experience and informal business relationships with automobile dealers, manufacturers and parts retailers, which he has developed through his leadership of Sonic Automotive and Speedway Motorsports, will benefit the Company by providing it with access to acquisition opportunities and the expertise to evaluate such opportunities. None of the Company's Trustees or officers has experience operating a REIT.



                             Summary Risk Factors

     An investment in the Common Shares involves various risks. Prospective shareholders should carefully consider the matters discussed under "Risk Factors" prior to making an investment decision regarding the Common Shares offered hereby. These risks include:

   o Downturns in the business operations of automobile dealerships, retail automotive parts stores or other automotive related businesses to which the Company may lease Properties may reduce the ability of the Lessees to pay rent and fulfill other lease obligations;

   o Any inability of Lessees to pay rent or fulfill other lease obligations may reduce distributions to shareholders and cause the market price of the Common Shares to decline;


   o Conflicts of interest arise from Mr. Smith's positions as the Company's Chairman, as chairman, chief executive officer and controlling shareholder of Sonic Automotive and as the seller of interests in certain Initial Dealership Properties. MMR Holdings acquired two Initial Dealership Properties from Mr. Smith and his affiliates in exchange for $425,000 in cash, the repayment of approximately $1.4 million in debt secured by such Properties and the issuance of 100% of the membership interests in MMR Holdings, which interests will be exchanged for 377,802 Class A Units of limited partnership interests in the Operating Partnership ("Class A Units") and 982,634 Class C units of limited partnership interests in the Operating Partnership ("Class C Units") upon completion of the Offering. MMR Holdings will also acquire two Initial Dealership Properties from Sonic Automotive for $10.3 million in cash. Twenty-eight of the Initial Dealership Properties will be leased to the Sonic Lessees. The initial annual rent under the Sonic Leases will be $9.9 million, representing approximately 74% of the Company's initial annual rent revenues. Such conflicts may influence, among other things, the terms upon which the Company acquires Properties from and leases Properties to Sonic Automotive and its affiliates and decisions to enforce leases and lease guaranties with Sonic Automotive and its affiliates;


   o The Company has no operating history and none of its officers or trustees has any experience operating a REIT, including operating in accordance with the requirements for maintaining qualifications as a REIT, which may adversely affect the financial performance of the Company;

   o Any significant inability by the Company to acquire additional Properties in the future, whether due to competition for or inability to finance such acquisitions or otherwise, may inhibit the Company's ability to achieve its investment objectives;

   o Adverse tax consequences of a failure to qualify as a REIT would decrease funds available to pay distributions to shareholders and cause the market price of the Common Shares to decline;


   o The purchase prices for certain of the Initial Properties were not based on arms' length negotiation but were based primarily on capitalization of pro forma cash flows from the Initial Lessees and may exceed fair market value;

   o The loss of key officers or Trustees of the Company, including Mr. Smith, Mr. Bracy, Mr. Iuppenlatz or Ms. Dunn, could impair the operations of the Company;


   o General factors affecting commercial real estate ownership, development and investment, including, but not limited to, economic and other conditions affecting real estate investments, the general lack of liquidity of real estate investments and unknown or future environmental or other liabilities may have a material adverse effect on the performance of the Company;

   o The Board may change the policies of the Company, including investment, financing, leverage and distribution policies, without the approval of the shareholders;


   o Certain provisions of the Company's Declaration of Trust and Bylaws, such as staggered elections of Trustees and restrictions on ownership of Common Shares or other classes of shares of beneficial interest (collectively, the "Shares") intended to ensure the Company's qualification as a REIT, may inhibit a change in control of the Company and reduce the ability of shareholders to receive a market premium for their Common Shares;

   o The (i) absence of a prior public market for the Common Shares, (ii) lack of assurance that an active trading market will develop or that the Common Shares will trade at or above the Offering Price, (iii) potential negative effects of rising interest rates on the market price of the Common Shares and (iv) effect of shares available for future sale may reduce the market price of the Common Shares;

   o As a result of, among other things, the annual income distribution requirements applicable to REITs under applicable tax laws, the Company expects to rely on borrowings and other external sources of financing to fund the costs of new Property acquisitions, capital expenditures and other items. Accordingly, the Company will be subject to (i) real estate financing risks, including risks that such financing will not be available or will not be available on acceptable terms, and (ii) increased interest expense on variable rate debt in rising interest rate markets. The Company's cash flow may not be sufficient to cover both required debt service payments and distributions to shareholders at desired levels.



                      Business Strategies and Objectives

     The Company's objectives are to maximize cash available for distribution to shareholders, to enhance shareholder value by investing in additional Properties that meet its investment criteria and to become one of the nation's leading owners and lessors of Dealership Properties and Related Business Properties.

     The Company intends to capitalize on consolidation trends in the automotive retailing and aftermarket industries by acquiring attractively priced Properties that meet one or more of the following investment criteria:

   o Properties that are associated with well managed and financially sound automobile dealerships, automotive parts stores and other automotive related businesses with demonstrated operating histories;
   o Properties that, because of their location and other characteristics, are suitable for alternative uses;
   o Well built Properties that have limited deferred maintenance;
   o Properties that are located in diverse geographic regions in order to minimize the potential adverse impacts of regional economic downturns; and
   o Dealership Properties that are part of large affiliated dealer groups.


     The Company intends to fund its growth strategy utilizing a selective blend of financing sources, including internally generated funds, secured and unsecured debt and a variety of equity or equity-linked securities. Additionally, the Company will have the ability to offer sellers of Properties units of limited partnership interest in the Operating Partnership ("Units") as acquisition currency. Units will provide holders with distributions that are identical to those paid on the Common Shares and will be redeemable for cash or Common Shares, on a one for one basis, at the option of the Company. The utilization of Units as acquisition currency will provide Sellers with the ability to defer taxes, improve liquidity, facilitate estate planning and diversify their investment in Dealership and Related Business Properties by participating as an equity owner in the Company.

     MMR Holdings has utilized the proceeds of a $150.0 million secured line of credit from Ford Motor Credit Company ("Ford Motor Credit") to acquire certain Initial Properties. In connection with the Company's acquisition of MMR Holdings, the Company will use a portion of the net proceeds of the Offering to repay all amounts outstanding under this line of credit and the line of credit will terminate. The Company intends to obtain a new bank line of credit, which will be used to finance the acquisition of additional Properties and working capital following the completion of the Offering. The Company intends to maintain a conservative capital structure with a debt to total market capitalization ratio of not more than 50%. Following the completion of the Offering, the Company's ratio of debt to total market capitalization will be approximately 2%.


                  The Initial Properties and Initial Lessees


     Upon completion of the Formation Transactions, the Company will own 67 Initial Properties located in 11 states. The following table presents certain information regarding the Initial Properties.



                                                                    Initial         Initial Lease
              Property                       Location              Base Rent       Term Expiration
-----------------------------------   ----------------------   ----------------   ----------------
 Higginbotham Acura-Mercedes          Daytona Beach, FL          $  221,288       2008
 Halifax Ford-Mercury                 New Smyrna Beach, FL          536,675(1)    2008
 Halifax Ford Used Cars               Edgewater, FL                  72,875       2008
 Higginbotham Chevy-Olds              New Smyrna Beach, FL          650,000(2)    2009
 Infiniti of Charlotte                Charlotte, NC                 432,000       2008
 Town & Country Ford (Parcel #1)      Charlotte, NC                 409,200(3)     2009(3)
 Town & Country Ford (Parcel #2)      Charlotte, NC                 108,513       2008
 Town & Country Toyota                Charlotte, NC                 600,000       2008
 Lake Norman Chrysler-Plymouth        Cornelius, NC                 590,250(1)    2007
 Lake Norman Dodge                    Cornelius, NC                 480,000(1)    2007
 Westside Dodge                       Columbus, OH                  600,000       2009
 Toyota West                          Columbus, OH                  480,000       2009
 Hatfield Hyundai                     Columbus, OH                  480,000       2009
 Hatfield Lincoln-Mercury             Columbus, OH                  300,000       2009
 VW & Jeep-Eagle West                 Columbus, OH                  300,000       2009
 Westside Chrysler-Plymouth           Columbus, OH                  300,000       2009
 Fort Mill Ford                       Fort Mill, SC                 480,000       2008
 Century BMW                          Greenville, SC                420,000       2008
 Heritage Lincoln-Mercury             Greenville, SC                313,898       2008
 Century BMW                          Spartanburg, SC               112,805       2008
 Saturn of Chattanooga                Chattanooga, TN               324,648       2007
 Infiniti of Chattanooga              Chattanooga, TN               344,224(1)    2007
 BMW/Volvo of Chattanooga             Chattanooga, TN               279,840(1)    2007
 KIA/Volkswagen of Chattanooga        Chattanooga, TN               132,840       2007
 Toyota of Cleveland                  Cleveland, TN                 252,000       2007
 Town & Country Ford                  Cleveland, TN                 304,424(1)    2007
 Cleveland Honda                      Cleveland, TN                 154,296       2007
 Volkswagen of Nashville              Nashville, TN                 147,000       2008
 Ron Craft Chrysler-Plymouth-Jeep     Baytown, TX                   262,500       2008
 Lone Star Ford                       Houston, TX                   360,000(3)     2009(3)
                                                                 ------------
   INITIAL DEALERSHIP PROPERTIES SUBTOTAL                        10,449,276
                                                                 ------------

                                                                 Initial          Initial Lease
            Property                      Location              Base Rent       Term Expiration
--------------------------------   ----------------------   -----------------   ----------------
 Advance Auto                      Anniston, AL                $   69,856       2004
 Advance Auto                      Bessemer, AL                    72,500       2006
 Advance Auto                      Birmingham, AL                  77,621       2007
 Advance Auto                      Boaz, AL                        59,500       2003
 Advance Auto                      Leeds, AL                       60,200       2004
 Advance Auto                      Montgomery, AL                  76,440       2005
 Advance Auto                      Selma, AL                       58,619(4)    2004
 Advance Auto                      Tarrant City, AL                72,000       2007
 Advance Auto                      Troy, AL                        62,016       2004
 Advance Auto                      LaGrange, GA                    56,000       2003
 Advance Auto                      Monticello, KY                  63,000       2006
 Advance Auto                      High Point, NC                  54,993(4)    2008
 Advance Auto                      Greenville, OH                  74,900       2007
 Advance Auto                      Lima, OH                        85,058       2007
 Advance Auto                      Lima, OH                        85,000       2007
 Advance Auto                      Piqua, OH                       66,862       2007
 Advance Auto                      Springfield, OH                 95,240       2007
 Advance Auto                      Springfield, OH                 82,500       2007
 Advance Auto                      Troy, OH                        70,445       2008
 Advance Auto                      Belle Vernon, PA                95,775       2006
 Advance Auto                      Brownsville, PA                 73,000       2007
 Advance Auto                      Chambersburg, PA               102,250       2007
 Advance Auto                      Ebensburg, PA                   72,750       2007
 Advance Auto                      Greensburg, PA                  73,540(4)    2007
 Advance Auto                      Huntingdon, PA                  61,335(4)    2008
 Advance Auto                      Indiana, PA                     84,000       2007
 Advance Auto                      Jeanette, PA                    88,000       2007
 Advance Auto                      Leechburg, PA                   81,720       2006
 Advance Auto                      Murrysville, PA                 95,428       2006
 Advance Auto                      New Kensington, PA              99,950       2006
 Advance Auto                      North Huntingdon, PA            84,595(5)    2006
 Advance Auto                      Uniontown, PA                   90,650       2006
 Advance Auto                      Washington, PA                  73,500       2006
 Advance Auto                      Waynesburg, PA                  84,510       2006
 Advance Auto                      Dickson, TN                     61,700       2005
 Advance Auto                      Lynchburg, VA                   51,950(4)    2007
                                                               ------------
   ADVANCE PROPERTIES SUBTOTAL                                  2,717,403
                                                               ------------
 ABRA Auto Body & Glass            Chattanooga, TN                198,000       2007
                                                               ------------
   INITIAL PROPERTIES TOTAL                                    $13,364,679
                                                               ============


---------

(1) Initial base rent ("Base Rent") indicated is the aggregate Base Rent payable on more than one property parcel utilized by the dealership.
(2) The Higginbotham Chevy-Olds dealership is presently under construction and is expected to be completed and available for leasing in January 1999. The Company will acquire this Property after the completion of construction, and the initial Base Rent indicated is an estimate.
(3) The existing Leases on these Properties will terminate by December 31, 1999. The Company and the Sonic Lessees have entered into new Leases that will take effect on January 1, 2000, which provide for initial Base Rent of $1,140,000 for each Property, and expire on December 31, 2009.
(4) These Advance Properties or portions of the interests therein are presently subject to ground leases, which will be assigned to the Company. The initial Base Rent figures shown are net of aggregate annual ground lease payments of $96,899.
(5) The Company will be assigned certain rights under an easement agreement pursuant to which the Company will receive all rents on the Property from Advance Auto and will make an annual payment of $5,400 to the easement grantor. The initial Base Rent figure shown is net of the required easement payment.

              The Automotive Retailing and Aftermarket Industries


     Automotive retailing is the largest consumer retail market in the United States, with approximately $625 billion in 1997 sales. The industry is highly fragmented, with over 22,000 new vehicle dealerships currently operating in the United States. Dealerships are generally privately owned entities, with publicly owned dealer groups owning only a small fraction of existing dealerships. In 1997, the largest 100 dealer groups generated less than 10% of total sales revenues and controlled less than 6% of all new vehicle dealerships. The Company believes that the fragmented ownership, together with the general illiquidity of real property assets, increasing capital requirements of operating automobile dealerships, the lack of alternative exit strategies (especially for larger dealerships) and the aging of many dealership owners will provide attractive opportunities for the Company to acquire Dealership Properties. In the past, dealers had limited options for financing the real estate assets required to operate their businesses. The Company believes that, due to the increasing demand for efficient deployment of capital by increasingly sophisticated dealers, significant demand for the Company's program exists.

     The Company believes that similar opportunities exist to acquire Properties used by other automotive related businesses. The "automotive aftermarket" refers to products and services that are purchased for motor vehicles after the original sale of the vehicles, such as accessories, maintenance and repairs, replacement part and chemicals. The retail automotive aftermarket products and services industry had sales of approximately $151 billion in 1997, up from approximately $143 billion in 1996. The automotive aftermarket also is highly fragmented and is undergoing gradual consolidation. The top ten automotive parts and services retail chains operated approximately 1,800 retail outlets in the early 1980s and now control over 5,000 stores or approximately 1% of the total number of aftermarket outlets. The Company believes that the general illiquidity of real estate assets, together with the need for liquidity to support large inventories and capital investment requirements needed to adapt the automotive aftermarket to the increased complexity and computerization of the United States vehicle fleet, provide opportunities for the Company to acquire attractively priced Related Business Properties.



                          Benefits to Related Parties

     The Company's executive officers and Trustees and certain of their affiliates will receive the following benefits from the Formation Transactions:




Mr. Smith and Affiliates
   o In connection with the formation of the Company, the Company issued to Mr. Smith 463 Class B common shares of beneficial interest, par value $1.00 per share ("Class B Common Shares"), in exchange for $660 in cash. The Class B Common Shares are entitled to voting rights representing 6.6% of the combined voting power of the Shares outstanding immediately after the closing of the Offering (the "Class B Voting Percentage"). The Class B Voting Percentage will be diluted proportionately by any additional issuances of Common Shares after the closing of the Offering. The Class B Common Shares are entitled to receive per share distributions equal to those paid on Common Shares and are convertible, at the option of Mr. Smith, for Common Shares, on a one-for-one basis. Any such conversion will dilute the Class B Voting Percentage on a proportionate basis.

   o In connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B units of limited partnership interest in the Operating Partnership ("Class B Units") in exchange for a subscription receivable of $999,340, which Units will have a value of $10.5 million based on the Offering Price. The Class B Voting Percentage was derived in a manner to reflect the approximate voting percentage Mr. Smith would have had if his initial equity in the Company had been in Common Shares rather than in Class B Units. The Class B Units are redeemable, at the option of Mr. Smith, beginning one year after completion of the Offering, for an equal number of Class B Common Shares (or cash, at the Company's option), which, in turn, are convertible into an equal number of Common Shares. Upon any such conversion into Common Shares, the Class B Voting Percentage will be diluted proportionately.

   o Mr. Smith formed MMR Holdings to acquire certain of the Initial Properties before the Offering. Concurrent with the completion of the Offering, MMR Holdings will become a wholly-owned subsidiary of the Operating Partnership. Mr. Smith and his affiliates transferred two Initial Dealership Properties to MMR Holdings in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% ownership interest in MMR Holdings (which will be exchanged for 377,802 Class A Units and 982,634 Class C Units), $425,000 in cash and repayment of $1.4 million of mortgage debt secured by these Properties. The number of Class A Units to be received by Mr. Smith for these Properties was determined based upon the rent under the existing Leases. The rents under these Leases are below current market levels. Such existing Leases will terminate by December 31, 1999, and the Company and the relevant Sonic Lessees have entered into new Leases at higher rent rates effective January 1, 2000. The number of Class C

    Units was determined on the basis of such higher rent rates. The Class C Units have no rights with respect to voting, allocations or distributions until the effective date of the new Leases (at which time they will attain rights identical to those of the Class A Units). For purposes of the Company's pro forma financial statements, the Class C Units have a deemed value of approximately $13.0 million. The Class A Units to be received by Mr. Smith and his affiliates will have a value of approximately $5.7 million based on the Offering Price, are redeemable beginning one year after the Offering, at the option of Mr. Smith and his affiliates, for an equal number of Common Shares (or cash, at the Company's option) and will be more liquid than such affiliates' interests in such Initial Dealership Properties.

   o In order to accomodate unaffiliated third party sellers who desired to close the sale of their properties before consummation of the Offering, Chartown, a North Carolina general partnership controlled by Mr. Smith ("Chartown"), acquired eight Initial Dealership Properties. Chartown has sold these eight Initial Dealership Properties to MMR Holdings for approximately $17.9 million in cash, which represents Chartown's approximate cost of acquiring such properties from unaffiliated third parties and maintaining such Properties prior to their acquisition by MMR Holdings.

   o Upon consummation of the Offering, the Company will repay with net proceeds from the Offering approximately $109.5 million of indebtedness incurred by MMR Holdings in connection with the acquisition of the Initial Dealership Properties and the Collision Repair Property, which debt is secured by, among other things, a pledge of certain securities owned by Mr. Smith.



Sonic Automotive and Affiliates

   o Subsidiaries of Sonic Automotive sold two Initial Dealership Properties to MMR Holdings in exchange for approximately $10.3 million in cash. The Company will repay debt incurred to finance these acquisitions upon its acquisition of MMR Holdings at the closing of the Offering.

   o The Sonic Lessees will lease 28 Initial Dealership Properties from the Company and will continue to control the operations of the automobile dealerships located on such properties.


Management
   o In connection with the formation of the Company, the Company issued to Mr. Bracy 6,557 Common Shares in exchange for $9,340 in cash, which shares will have a value of $98,355 based on the Offering Price.


   o The Company's Trustees and executive officers will receive options under the Company's 1998 Shares Option Plan (the "Plan") to acquire an aggregate of 465,000 Common Shares at the Offering Price.


                            Formation Transactions


     The following Formation Transactions have been or will be undertaken in organizing the Company and the Operating Partnership.

   o Messrs. Smith and Bracy organized the Company as a REIT under Maryland law and capitalized the Company with $10,000 in cash in exchange for 463 Class B Common Shares and 6,557 Common Shares, respectively.

   o In connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable in the amount of $999,340. The Company is the Operating Partnership's sole general partner.
   o MMR Holdings was formed by Mr. Smith to acquire certain of the Initial Properties before the Offering and entered into a secured line of credit with Ford Motor Credit to finance the acquisition of such properties.
   o MMR Holdings has acquired or will acquire the following Properties:
       o MMR Holdings acquired two Initial Dealership Properties from subsidiaries of Sonic Automotive for $10.3 million in cash.

       o MMR Holdings acquired eight Initial Dealership Properties from Chartown for $17.9 million in cash.

       o By the closing of the Offering, MMR Holdings will have acquired 19 Initial Dealership Properties and the Collision Repair Property from unaffiliated third parties for $63.7 million in cash.

       o MMR Holdings acquired two Initial Dealership Properties from Mr. Smith and his affiliates in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% ownership interest in MMR Holdings (which will be exchanged for 377,802 Class A Units and 982,634 Class C Units), $425,000 in cash and refinancing of $1.4 million of mortgage debt secured by these Properties.

       o The Company will sell 10,000,000 Common Shares in the Offering and will contribute the net proceeds thereof and the proceeds from the initial capitalization of the Company to the Operating Partnership in exchange for 10,007,020 Class A Units.

   o Concurrently with the closing of the Offering, the Operating Partnership will acquire all of the ownership interests in MMR Holdings from Mr. Smith and his affiliates in exchange for 377,802 Class A Units and 982,634 Class C Units and the assumption and simultaneous repayment of the $109.5 million of MMR Holdings' indebtedness incurred in connection with the acquisition of the Initial Dealership Properties and the Collision Repair Property.

   o The Company will acquire from Primax 36 Advance Properties for an aggregate purchase price of approximately $26.3 million, consisting of approximately $600,000 in cash, 492,585 Class A Units and the assumption of approximately $18.3 million of mortgage debt secured by such Properties, of which $15.0 million will be repaid with the proceeds from the Offering.


     o The Company will lease the Initial Properties to the Initial Lessees pursuant to the Initial Leases.

     Following the completion of the Formation Transactions, the relationship among the Company, the Operating Partnership, the Initial Lessees and certain other parties will be as follows:



                                      ------------------------------------------------------
                                                        MAR MAR REALTY TRUST*
                                                           (the "Company")
                                                       (sole general partner)
                                      ------------------------------------------------------

                                      79.7% General Partner Interest

   -----------------                                                                                             ----------
     Mr. Smith and  --------------------------------------     Mar Mar    ---------------------------------------  PRIMAX
     his affiliates     16.4% Limited Partner                Realty L.P.             3.9% Limited Partner        ----------
   -----------------    Interest                          (the "Operating            Interest
                                                            Partnership")
                                                     ------------------------
                                                                        100% Ownership

                                                       --------------------
                                                         MMR Holdings, LLC
                                                       --------------------

                                                       Initial
                                                       Leases

                                                            ----------
                                                              INITIAL
                                                              LESSEES
                                                            ----------



 * Upon the completion of the Offering, management of the Company will own less than 1% of the outstanding Shares. Mr. Smith, the Company's Chairman, owns Class B Common Shares which initially are entitled to voting rights representing 6.6% of the combined voting power of the Shares.



  Conflicts of Interest and Company Policies Regarding Conflicts of Interest


     Certain conflicts of interest result from Mr. Smith's positions as Chairman of the Board of the Company, on the one hand, and as the chairman, chief executive officer and controlling stockholder of Sonic Automotive and as owner of certain other sellers of Properties, on the other hand. Mr. Smith has significant influence on the business and operations of the Company in connection with, among other things, the determination of purchase prices paid to and lease terms provided to his affiliates. In an attempt to mitigate conflicts of interest, the Company's Declaration of Trust contains a requirement that any transaction involving the Company and a Trustee or an affiliate of any Trustee requires the approval of a majority of the independent Trustees of the Company not otherwise interested in such transaction. There can be no assurance, however, that such policies will be successful in all cases in eliminating the influence of interested Trustees. See "Risk Factors--Conflicts of Interest Between the Company and Mr. Smith May Influence the Company's Decisions," "The Formation Transactions--Benefits to Related Parties" and "Policies and Objectives with Respect to Certain Activities--Conflicts of Interest Policies."


                                 Distributions

     The Company plans to pay regular quarterly distributions to its shareholders of at least 95% of its taxable income determined without regard to the deduction for dividends paid and by excluding net capital gains (as determined under Section 857(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) each year so as to qualify as a REIT under the Code. The Board may vary the distributions to holders of the Common Shares based upon the actual results of operations of the Company. Distributions by the Company to the extent of its current or accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income. Distributions in excess of earnings and profits generally will be treated as a non-taxable reduction of a shareholder's basis in his Common Shares to the extent thereof, and thereafter as capital gain. Distributions treated as a non-taxable reduction in basis will have the effect of deferring taxation until the sale of a shareholder's Common Shares. See "Description of Shares of Beneficial Interest", "Partnership Agreement" and "Federal Income Tax Consequences."



                           Tax Status of the Company

     The Company intends to qualify and will elect to be taxed as a REIT under Sections 856-860 of the Code, commencing with its taxable year ending December 31, 1999. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its REIT taxable income each year, determined without regard to the deduction for dividends paid and by excluding any net capital gains. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax at the corporate level on income it distributes currently to its shareholders. If the Company fails to qualify as a REIT for federal income tax purposes in any taxable year, the Company will be subject to federal income tax (including any alternative minimum tax) on its taxable income at regular corporate rates and distributions to the shareholders in any such year will not be deductible by the Company. See "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities" and "Federal Income Tax Consequences--Failure to Qualify" for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT for federal income tax purposes. The Company does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its REIT status. The Company has received the opinion of Mayer, Brown & Platt, the Company's special tax counsel, that, based on certain matters described in "Federal Income Tax Consequences," the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1999, and its proposed method of operation as represented by the Company to such counsel and described in "Federal Income Tax Consequences" will enable it to satisfy the requirements for such qualification. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The Company may be subject to certain federal, state and local taxes on its income and property notwithstanding its qualification for federal income taxation as REIT.

                                 The Offering
Common Shares Offered by
 the Company 10,000,000 shares


Shares to be Outstanding After
 the Offering....................  11,578,944 shares (1)



Use of Proceeds.................   Approximately $600,000 for the cash portion
                                   of the consideration for the Initial
                                   Properties, approximately $109.5 million for the repayment of mortgage debt and unsecured debt and the balance of $29.5 million for working capital and general corporate purposes, including the acquisition of additional Properties. See "Use of Proceeds."


Listing.........................   The Company intends to apply for listing of
                                   the Common Shares on the NYSE, under the
                                   symbol "MMF."
---------

(1) Includes 1,571,924 Common Shares issuable upon redemption of Class A Units and Class B Units to be issued in the Formation Transactions and 6,557 Common Shares issued to Mr. Bracy in connection with the organization of the Company. Also includes 463 Class B Common Shares issued to Mr. Smith in connection with the organization of the Company which are convertible, at Mr. Smith's option, into Common Shares on a one-for-one basis. The Class B Common Shares are entitled to the Class B Voting Percentage. Following completion of the Offering, the Class B Voting Percentage will be proportionately reduced by any additional issuances of Common Shares by the Company. Excludes 982,634 Common Shares reserved for issuance upon redemption of Class C Units to be issued in the Formation Transactions, 1,100,000 Common Shares reserved for issuance pursuant to the Plan, of which options to purchase 465,000 Common Shares at the Offering Price have been granted to certain Trustees and executive officers of the Company, and 200,000 Common Shares reserved for issuance pursuant to the Company's 1999 Formula Shares Option Plan (the "Formula Plan"). See "The Formation Transactions," "Management--1999 Shares Option Plan" and "--1999 Formula Shares Option Plan," "Certain Relationships and Transactions" and "Partnership Agreement."



                         Summary Financial Information

     The following table sets forth summary historical and pro forma financial information for the Company. The unaudited pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the periods indicated and therefore incorporates certain assumptions that are included in the Company's Unaudited Pro Forma Consolidated Financial Statements. The unaudited pro forma balance sheet information is presented as if the Formation Transactions had occurred on August 31, 1998. The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The historical and unaudited pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                             Mar Mar Realty Trust
      Summary Historical and Pro Forma Consolidated Financial Information
              (in thousands, except per share and footnote data)




                                                                                    Pro Forma
                                                                         --------------------------------
                                                                           Year ended      Eight Months
                                                                          December 31,   ended August 31,
                                                                              1997             1998
                                                                         -------------- -----------------
Operating Data:
 Lease revenue (1) .....................................................    $ 14,978         $ 9,986
 Depreciation (2) ......................................................       3,546           2,364
 General and administrative expense (3) ................................       2,000           1,333
 Interest expense (4) ..................................................         280             187
 Minority interest (5) .................................................       1,352             901
 Net income ............................................................       7,800           5,201
 Earnings per share -- basic and diluted ...............................    $    .99         $   .66
 Weighted average common shares outstanding -- basic and diluted (6) ...       7,893           7,893




                                                   Historical
                                       ----------------------------------  Pro Forma
                                           April 14, 1998     August 31,   August 31,
                                        (Date of formation)      1998         1998
                                       --------------------- ------------ -----------
Balance Sheet Data:
  Cash ...............................         $  --             $  --     $ 29,513
  Property ...........................            --                --      139,404
  Total assets .......................            --               840      168,917
  Mortgages payable ..................            --                --        3,259
  Total liabilities ..................            --               840        3,259
  Minority interest ..................            --                --       33,629
  Total shareholders' equity .........            --                --      132,029


---------
(1) Represents rental income, computed on a straight-line basis, from the Initial Lessees based on the terms of the Initial Leases as if all Initial Properties had been subject to the Initial Leases for the entire period. The Company and the applicable Sonic Lessees have entered into new leases, effective January 1, 2000, which provide that the annual lease payments on the Town & Country Ford and Lone Star Ford properties will each be increased to $1,140,000 as compared to their current levels of $409,200 and $360,000, respectively.

(2) Represents depreciation of the building and improvements as allocated from the purchase prices of the Initial Properties over an assumed estimated useful life of 20 years.

(3) Represents management's estimates of general and administrative expenses.


(4) Represents interest on mortgage debt.

(5) Represents approximately 14.8% of the Operating Partnership's pro forma net income. The minority interest in pro forma net income reflects the requirements under GAAP that pro forma lease revenue be computed on a straight-line basis and a portion of such revenue be allocated to holders of Class C Units, although the Class C Units have no voting, allocation or distribution rights until the effectiveness of new leases described in Note (1) above. The initial minority interest in contractual rents allocated only to Class A and Class B Units is 13.6%. Upon effectiveness of the new Leases described in note (1) above, the minority interest allocable to the holders of the Class A, Class B and Class C Units will be 20.3%.

(6) Represents the number of Common Shares issued to Mr. Bracy and Class B Common Shares issued to Mr. Smith in connection with the organization of the Company and the number of Common Shares issued in the Offering, the proceeds from the sale of which will be used to acquire the Initial Properties. If the total number of Common Shares issued in the Offering had been used, pro forma weighted average Common Shares outstanding would be 10,007,020 for both the year ended December 31, 1997 and the eight months ended August 31, 1998, resulting in pro forma earnings per share of $0.78 for the year ended December 31, 1997 and $0.52 for the eight months ended August 31, 1998. The potential redemption of Units and the potential exercise of options granted under the Plan are not dilutive to pro forma earnings per share.

                                 RISK FACTORS

     In addition to the other information presented in this Prospectus, prospective shareholders should carefully consider the following material risks before purchasing Common Shares in the Offering. Each of these factors could adversely affect the ability of the Company to make expected distributions to shareholders.


Lessees May Be Unable to Pay Rent and Fulfill Other Lease Obligations

     Lessees and Guarantors May Be Unable to Pay Rent and Perform Lease Terms. The Company will be dependent upon the payment of rent and the performance of other Lease obligations, such as maintenance of the Properties, payment of taxes, utilities and other charges and maintenance of insurance, by the Lessees under the Leases. Nonperformance by the Lessees could adversely affect the ability of the Company to pay distributions or otherwise operate its business. If a Lessee defaults in the payment of rent or performance of other obligations, the Company could be required to declare a default under the Lease and pursue its legal and equitable remedies. Even if the Company successfully pursued its legal or equitable remedies, it could incur substantial legal fees and the costs of leasing the Property to a replacement Lessee. The failure of a Lessee to perform under a Lease could require the Company to declare a default, evict the Lessee, repossess the Property, find another tenant for the Property or resell the Property.


     Affiliates of certain Initial Lessees, including Sonic Automotive (the "Guarantors"), will guarantee the payment of rent and performance of other obligations of the Initial Lessees (the "Guaranties"). The Guaranties will be of payment and not of collection. There is no assurance that upon a default any or all of the Guarantors will perform under a Guaranty. In the event of a default under a Guaranty, the Company's remedy will be limited to seeking payment from such Guarantor. Because Mr. Smith is the Chairman of the Board of Sonic Automotive as well as the Company, the Company's decision whether or not to pursue Guaranty payments from Sonic Automotive could be influenced by Mr. Smith in a manner detrimental to the Company's shareholders. See " -- Conflicts of Interest Between the Company and Mr. Smith May Influence the Company's Decisions."


     The Company Will Have No Control Over Dealer Franchise Agreements. The Company will have no rights under the franchise agreements ("Franchise Agreements") between automobile dealers and the manufacturers supplying such dealers with motor vehicle inventory (each a "Manufacturer"). Certain Franchise Agreements impose restrictions relating to the sale or transfer of certain assets or Property of dealerships without the consent or waiver of Manufacturers, which could affect the Company's ability to acquire additional Properties. Upon termination or non-renewal of any Franchise Agreement, the Company will have no rights to require a Manufacturer to continue to operate a dealership at a Property. Although a Lessee may be obligated under a Lease to continue to pay rent and perform its other obligations, there is no assurance that the Lessee will do so.

     Leases Could Be Rejected in Bankruptcy. Any or all of the Lessees (or Guarantors) may seek the protection of the federal Bankruptcy Code, which could result in delays in rent payments or in the rejection and termination of a Lease and thereby cause a reduction in the Company's cash flow and cash available for distribution. No assurance can be given that any Lessee (or Guarantor) will not seek protection under the Bankruptcy Code in the future or, if any Lessee (or Guarantor) does seek such protection, that it or a trustee in bankruptcy will assume its Lease (or Guaranty) and continue to make rent payments in a timely manner. If any Lease (or Guaranty) is not assumed following bankruptcy, the Company's cash flow and cash available for distribution may be adversely affected.


     The Company May Be Unable to Sell or Re-Lease Properties. In connection with the acquisition of two of the Initial Dealership Properties and all of the Advance Properties, the Company has agreed to certain restrictions on its ability to sell such Properties for a period of ten years. The Company has also agreed to restrictions on its ability to prepay approximately $3.3 million of mortgage debt that it is assuming on certain Advance Properties. The Company may agree to similar provisions in connection with future acquisitions of Properties.


     The Company may not be able to sell a Property when the Company decides to do so. The real estate market is affected by many factors, such as general economic downturns, availability of financing, interest rates and other factors, including supply and demand, that are beyond the control of the Company. The Company cannot predict the price of or terms on which it may be able to sell any Property or the length of time required to sell a Property. The number of competitive Properties operated as dealerships or related automotive businesses in a particular area could have a material adverse effect on the Company's ability to lease a Property in the event of loss of a Lessee. In addition, the length of the Leases, including renewal terms, could adversely affect the Company's ability to sell a Property that is subject to a Lease.

     If a Property is not occupied or if rent is not being paid or is being paid in an amount that is insufficient to cover operating expenses, the Company could be required to expend funds with respect to such Property, including expenses relating to taxes, insurance, utilities and maintenance of the Property. The Company may not be able to sell a Property as is. The Company may be required to expend funds to correct defects, such as defects related to the environment, health or safety or maintenance or repair. The Company may also be required to make improvements before a Property can be sold. There is no assurance that the Company will have funds available to correct defects or make improvements. Furthermore, the expenditure of funds to correct defects or make improvements may reduce the funds available for investment by the Company or cash available for distribution to shareholders.

     The failure of a Lessee to perform under a Lease could require the Company to declare a default, repossess the Property, and find another tenant for the Property. There is no assurance that the Company will be able to lease such Property to a dealer or operator of a related automotive business, as the case may be, or to successfully reposition the Property for other uses, or that a replacement tenant or a different use would support the same or higher level of lease payments. Moreover, there can be no assurance that any individual Lessee will elect to extend a Lease upon expiration of its initial term, which would also force the Company to find a suitable replacement tenant.


     The Company Could Incur Uninsured Losses. Each Lease requires the Lessee to maintain insurance on the Properties and insure against customary risks, such as fire, vandalism and malicious mischief, extended coverage perils, physical loss perils, commercial general liability, flood and workers' compensation insurance. There are, however, certain types of losses (such as from environmental events, pollution, hurricanes, earthquakes or wars) that may be either uninsurable or not economically insurable (i.e., the cost of insurance is higher than the potential loss considering the likelihood of such loss). In addition, no assurance can be given that material losses in excess of insurance proceeds will not occur. Although the Leases require the Lessees to restore the Properties substantially to the condition they were in prior to any loss, should a Lessee fail to restore a Property the Company could lose both its capital invested in, and anticipated profits from, such Property. See "Business Of The Company And Its Properties -- The Initial Properties -- Dealership, Sonic and Bowers Leases -- Insurance."



The Performance of Automobile Dealerships May Affect the Ability of Lessees to Fulfill Lease Obligations

     The Company's strategy is to concentrate on acquisitions of Properties used in the operation of automobile dealerships. As a result, the Company will be subject to risks inherent in investments in that industry. The effects on cash available for distribution to shareholders resulting from a downturn of business within the industry will be more pronounced than if the Company had diversified its investments in Properties used for a variety of different purposes. The success of the operations of a dealership depends on general economic and other factors. The factors affecting motor vehicle sales include rates of new employment, income growth, interest rates, credit availability, other national and local economic conditions, automotive innovations and general consumer sentiment.

     Dealerships are Dependent Upon Manufacturers for Supply of Motor Vehicles. The ability of each dealership Lessee to pay rent and perform its other obligations under a Lease will be dependent to a significant extent on its relationship with the Manufacturer on which it depends for its inventory of new motor vehicles and parts. A reduction in the availability of new motor vehicles or parts, and certain popular models in particular, could have an adverse effect on dealer sales. In addition, the financial condition of the Manufacturer, marketing programs and expenditures, vehicle design, production capabilities and management of the Manufacturer affect sales. Events such as strikes and other labor actions by unions, or negative publicity concerning a particular Manufacturer or vehicle model, product recalls and litigation also affect sales. Many of these factors are beyond the control of the Company and the Lessees. Adverse conditions affecting some or all of the Manufacturers that account for a significant portion of sales could materially adversely affect a Lessee's ability to pay rent.

     Certain motor vehicles and certain major components of vehicles are imported. Accordingly, the revenues generated by dealerships could be adversely affected by tariffs, import restrictions in certain jurisdictions, export restrictions by certain jurisdictions, and could be dependent to some extent upon general economic conditions in and political relations with foreign countries, including Japan and Germany. Additionally, fluctuations in currency exchange rates may adversely affect sales of imported motor vehicles. Imports into the United States may also be adversely affected by increased transportation costs or tariffs.

     Terms of Franchise Agreements Affect the Performance of Dealerships. Manufacturers exercise a great degree of control over dealerships, and the Franchise Agreements provide for termination or non-renewal for a variety of causes. These Franchise Agreements generally expire at various times between one and five years. There can be no assurance that any of the Franchise Agreements will be renewed. If a Manufacturer terminates or declines to renew one or more Franchise Agreements for dealerships operated on any Property, such action could have a material adverse effect on the ability of the Lessee to pay rent and perform its other obligations and, therefore, on the ability of the Company to pay distributions. In addition, the terms of any such renewals could also have a material adverse effect on the Company by adversely affecting the ability of such Lessee to pay rent.

     Certain Franchise Agreements may require the Manufacturer to consent to, and may contain other restrictions on, the sale or transfer of assets or real property necessary for operation of dealerships, or may contain rights of first refusal in favor of certain Manufacturers to purchase such assets or real property. There are no assurances that certain Manufacturers will consent to the sale of, or waive prior rights to purchase, certain Properties that the Company may negotiate to acquire. Failure to receive all or some of the required consents or waivers could adversely affect on the ability of the Company to acquire additional Properties. See "Business Of The Company And Its Properties -- Dealership Franchise Agreements."

     The Dealership Industry is Competitive and Cyclical. The operation of dealerships is a highly competitive business. Dealers compete with other dealerships selling the same or similar makes of new and used vehicles, dealers offering other models, buyers and sellers of used vehicles, service center chains and independent service and repair shops, some or all of which may offer motor vehicles, services or repairs at a lower price, provide faster service or offer faster delivery than dealerships operated by Lessees or affiliates of Lessees. These competitors may be larger and have greater financial and marketing resources than Lessees or affiliates of the Lessees. In addition, the motor vehicle industry is cyclical and historically has experienced periodic downturns, characterized by oversupply and weak demand. Many factors affect the industry, including general economic conditions and consumer confidence, the level of discretionary personal income, interest rates and credit availability.



The Performance of Retail Automotive Parts Stores May Affect the Ability of Lessees to Fulfill Lease Obligations

     In addition to acquiring Properties used in the operation of automobile dealerships, the Company will also acquire Properties used in the operation of retail automotive parts stores. Accordingly, the Company will be subject to the risks inherent in that business. Operation of retail automotive parts stores involves risks relating to customer demand and trends in the auto parts, products and accessories industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations and pricing, difficulties with respect to new technologies such as point-of-sale systems, parts catalogs and supply constraints or difficulties.

     The retail sale of automotive parts and accessories is highly competitive. Automotive parts retailers, including Advance Auto, compete primarily with national and regional retail automotive parts chains, wholesalers or jobber stores (some of which are associated with national parts distributors or associations), automobile dealers that supply manufacturer parts and mass merchandisers that carry automotive replacement parts and accessories. The increased presence of existing competitors or the entry of new competitors into the markets where Advance Auto leases the Advance Properties could have a material adverse impact upon Advance Auto's business. These factors may adversely impact Advance Auto's ability to meet its lease obligations, which may result in a decrease in the Company's cash available for distribution to shareholders.

     Automotive parts retailers are dependent upon developing and maintaining close relationships with vendors and establishing an ability to purchase products from these vendors on favorable price and other terms, including obtaining financial incentives, such as cooperative advertising arrangements and other marketing incentive programs, and non-financial benefits such as improved packaging and distribution accommodations. A disruption of these vendor relationships, or a material reduction in any of these advertising, incentive or other programs could materially adversely affect the business of automotive parts retailers, including Advance Auto. While alternative sources of supply can generally be obtained for most automotive parts if necessary, there is no assurance that they can be obtained on generally comparable terms.


Conflicts of Interest Between the Company and Mr. Smith May Influence the Company's Decisions


     Certain conflicts of interest could exist between the Company and Mr. Smith in his capacity as Chairman of the Company's Board, on the one hand, and as chairman, chief executive officer and controlling shareholder of Sonic Automotive and as an owner of certain other sellers of Properties, on the other hand. The terms of the contribution agreement between the Company and Mr. Smith and the purchase agreements between the Company and Sonic Automotive, pursuant to which the Company will acquire four Dealership Properties, and the Initial Leases for such Properties were not negotiated on an arms' length basis. Consequently, the purchase prices and lease terms for such Properties may not reflect fair market terms. See "The Formation Transactions--Acquisition of the Initial Properties from the Sellers."

     Mr. Smith could also significantly influence the future business and operations of the Company in connection with (i) the terms of the contribution or acquisition agreements and Leases for future Properties that may be acquired from Sonic Automotive, which could result in the Company paying greater than market purchase prices and/or receiving below market rents, (ii) decisions to sell or refinance Properties contributed by his affiliates, which could adversely affect the composition of the Company's real estate portfolio or cause the Company to incur higher interest expense, (iii) decisions of Initial Lessees affiliated with Mr. Smith to extend the terms of existing Leases and the terms of any such extensions, which could adversely affect occupancy rates for certain of the Company's Properties and result in less favorable lease terms, (iv) the terms of "lock-out" restrictions that limit the ability of the Company to sell or refinance Properties contributed by his affiliates, which could preclude the Company from selling or refinancing a Property when it desires, and (v) the enforcement of Initial Leases and agreements with Mr. Smith and his affiliates, which could reduce the rental revenues of the Company. See "The Formation Transactions--Benefits to Related Parties" and "Policies and Objectives with Respect to Certain Activities--Conflicts of Interest Policies."


Purchase Prices of Properties May Exceed Their Fair Market Values

     Generally, the valuations of the Company's Properties have not, and in the future may not, be determined by independent third-party appraisals. Therefore, the consideration being paid by the Company for certain Properties may exceed the value of such Properties if determined by third-party appraisals. The Company considers several methods of valuation, including the review and analyses of comparable properties and leases, discounted cash flow calculations, valuing alternative uses of the Property and evaluating the financial strength of prospective Lessees. The valuation of the Initial Properties was based primarily upon a capitalization of pro forma cash flow, considering the creditworthiness of the Initial Lessees, purchase prices for similarly situated properties, the characteristics of the Initial Properties, the cost of capital used to acquire the Initial Properties and the return the Company could realize from alternative investments.

     The market value of the Common Shares may exceed the fair market value of the proportionate interest in the Company's portfolio of Properties and other assets they represent. Accordingly, the liquidation value of the Company may be less than the value of the Company as a going concern, and shareholders may suffer a loss in the value of their Common Shares if the Company is required to sell the Properties or any other assets.


The Company Has No Operating History; Officers and Trustees Have No Experience Operating a REIT

     The Company has been recently organized and has no operating history. The Company's management has no experience operating a REIT, including operating in accordance with the requirements for maintaining qualifications as a REIT, and limited experience working together. There can be no assurance that the Company will be able to generate sufficient revenue from operations to pay operating expenses of the Company and make or sustain distributions to shareholders. See "Policies And Objectives With Respect To Certain Activities -- Distributions Policy." The Company also will be subject to the risks generally associated with the formation of any new business.

     The Company's ability to make and sustain cash distributions is based on many factors, including the ability of the Company to make additional acquisitions, investment of the proceeds of the Offering, ability to negotiate favorable Lease terms, the Lessees' performances under Leases and anticipated operating expense levels, which may not prove accurate and actual results may vary substantially from estimates. Some of the factors are beyond the control of the Company, and a change in any such factor could affect the Company's ability to pay future distributions. No assurance can be given as to the Company's ability to pay or maintain distributions. Neither is there an assurance that the level of distributions will increase over time, that contractual increases in rent under the leases of the Properties or that the receipt of rental revenue in connection with future acquisitions of Properties will increase the Company's cash available for distribution to shareholders. In the event of a default or a lease termination, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. See "Policies And Objectives With Respect To Certain Activities -- Distributions Policy."


The Company May Be Unable to Acquire Additional Properties

     Other than the Initial Properties, the Company has no agreements to acquire additional Properties. There can be no assurances that additional acquisitions of Properties or opportunities to finance the development of Properties on terms that meet the Company's investment criteria will be available to the Company or that the Company will be successful in capitalizing on such opportunities.

     Approximately 21% of the net proceeds of the Offering have not been committed to the acquisition of Properties on the date of this Prospectus. The Company cannot predict whether it will make future acquisitions for cash or Units or any combination thereof.


     Shareholders will not have an opportunity to approve or evaluate for themselves any future Properties acquired by the Company, the terms of such acquisitions or the terms of the related Leases. Shareholders must depend upon the ability of management of the Company with respect to the selection of Properties. Management has limited experience investing in Properties that are used by dealerships and related automotive businesses.



Limitations on Financial Resources Available for Acquisitions

     The Company intends to finance acquisitions with cash on hand, through the issuance of equity or debt securities and through borrowings under credit arrangements. The Company is currently negotiating new credit arrangements, although none has been consummated and no assurance can be given that any lending or credit arrangement will be consummated or that such arrangements will adequately meet the Company's financing needs on acceptable terms. Similarly, there is no assurance that the Company will be able to obtain additional debt or equity securities financing. Using cash to complete acquisitions could substantially limit the Company's operating or financial flexibility, and limit the amount of distributions to shareholders. Using shares to consummate acquisitions may result in significant dilutions of shareholders' percentage interests in the Company. If the Company is unable to obtain additional financing as necessary on acceptable terms, the Company may be required to curtail its acquisition of additional Properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of the Company and Its Properties -- Business Strategies and Objectives -- Financing Strategy."



The Amount of Debt the Company May Incur is Not Limited

     The Company currently has a general policy of limiting its borrowings to a ratio of approximately 50% of long-term debt to total market capitalization. The organizational documents of the Company contain no limitation on the amount or percentage of indebtedness that the Company may incur. The Board, without a vote of the shareholders, could therefore alter or eliminate at any time the current policy on incurring indebtedness. If the Company's debt to capitalization policy were changed, the Company could become more leveraged, resulting in an increase in debt service that could adversely affect the Company's operating cash flow and its ability to make expected distributions to shareholders and could result in an increased risk of default on its obligations.

     Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of Properties to be acquired with debt financing, the estimated market value of Properties upon refinancing, and the ability of particular Properties and the Company, as a whole, to generate cash flow to cover expected debt service), there can be no assurance that the ratio of long-term debt to total market capitalization will be consistent with the maintenance of the expected level of distributions to shareholders.


The Company's Performance is Dependent Upon Key Personnel

     The loss of the services of Mr. Smith, the Company's Chairman, Mr. Bracy, the Company's President, or Mr. Iuppenlatz, the Company's Executive Vice President -- Acquisitions and Chief Operating Officer, and Ms. Dunn, the Company's Vice President and Chief Financial Officer, could have a material adverse effect on the Company, its operations and its business prospects. The executive officers will receive substantial compensation from the Company. See "Management--Executive Compensation." The Company's success also depends upon its ability to attract and retain other qualified personnel.


General Factors Affecting Real Estate Investments May Affect the Company's Performance

     Real Estate Investments are Subject to Certain General Risks. The Company's investments will be subject to the risks generally incident to the ownership and, in certain instances, the development of commercial real property, including: (i) reliance on the Lessees to pay rent and perform their other obligations under the Lease, to generate revenues to meet fixed obligations and cover debt service on borrowings; (ii) adverse changes in national or local economic conditions; (iii) changes in the investment climate for real estate; (iv) changes in real estate tax rates and other operating expenses; (v) adverse changes in governmental rules and fiscal policies; (vi) acts of God that may result in uninsured losses; (vii) the financial condition of the sellers of Properties and Lessees; and (viii) other factors that are beyond the control of the Company.

     Real Estate Investments are Affected By the Illiquidity of Real Estate. Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the Company to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity real estate investments (such as interest payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments.

     The Company May Be Subject to Risks Related to Acquisition, Development and Construction Activities. The Company intends to acquire additional Properties. Acquisitions of Properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform in accordance with expectations or that estimates of the costs of improvements to bring an acquired property up to the Company's standards may prove inaccurate.

     The Company also intends to grow through the selective development and construction of Properties, including build-to-suit properties and land acquisitions for development, as suitable opportunities arise. See "Business of the Company and Its Properties -- Business Strategies and Objectives." Risks associated with real estate development and construction activities include the risk that the Company may abandon development activities after expending significant resources to determine their feasibility; the construction cost of a project may exceed original estimates; rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and the construction and leasing of a property may not be completed on schedule (resulting in increased debt service and construction costs). Development activities are also subject to risks relating to inability to obtain, or delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's cash flow and ability to make distributions to shareholders could be adversely affected. In addition, new development activities, regardless of whether they are ultimately successful, may require a substantial portion of management's time and attention.


Environmental and Other Governmental Regulations May Affect the Company's Performance

     Automobile dealers, related automotive businesses and the Company are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, consumer protection laws and regulations relating to gasoline storage, waste treatment and other environmental matters, including:

     Environmental Laws. All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety, including those governing wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials and wastes and the remediation of contamination associated with such materials and wastes. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons, including lessees, owners or operators, for the costs of investigation and/or remediation of contaminated properties, regardless of knowledge, fault or the legality of the original disposal or release.

     The past and present business operations of automobile dealers and related automotive businesses that are subject to such laws and regulations include the use, storage, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as motor oil, waste motor oil and filters, transmission fluid, antifreeze, freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels. The Company, Lessees and sellers of Properties may be subject to other laws and regulations as a result of the past or present existence of certain underground and/or above-ground storage tanks at the Properties. The Lessees or sellers of Properties, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations.


     Certain laws and regulations, including those governing air emissions and underground and above-ground storage tanks, have been amended so as to require compliance with new or more stringent standards as of future dates. The Company cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist in the future. Compliance with new or more stringent laws or regulations, stricter interpretation of existing laws or the discovery of environmental contamination may require expenditures by the Company or additional expenditures by the sellers of Properties or Lessees and their affiliates, some of which may be material. There can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability, or (ii) the current environmental condition of the Properties will not be affected by the operations of the automobile dealerships, automotive parts stores or other automotive related businesses or their affiliates, by the condition of the land or operations in the vicinity of the Properties (such as the presence or past presence of underground storage tanks) or by the activities of unrelated third parties. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be material. See "Business of the Company and Its Properties -- The Initial Properties," " -- Initial Lessees," " -- Government Regulations Affecting the Properties -- Environmental Laws."


     Limited environmental assessments have been conducted or will be completed prior to the consummation of the Offering at the Initial Properties, with the results set out in "Reports" and, in certain circumstances, "Phase II reports" (collectively, the "Reports") prepared by consultants retained by the Company, Sonic Automotive, Primax and/or their respective affiliates. The Reports describe environmental conditions of concern at certain of the Initial Properties, including actual and potential releases of petroleum products from underground storage tanks and the presence of asbestos-containing materials. Based on the Reports, the Company estimates that the aggregate cost expected to remedy identified environmental conditions of concern will not be material to the Company. Although the Company is unaware of any environmental condition at any of the Initial Properties that the Company believes would have a material adverse effect on the Company's financial condition or results of operations, no assurance can be given that such an environmental condition does not exist. If such a condition exists or arises in the future, the Company may incur substantial costs for the investigation, removal and/or remediation of the condition.

     With the exception of the sellers of 7 of the Initial Dealership Properties and the Collision Repair Property (collectively, the "Bowers Properties"), the sellers of the Initial Properties are obligated to indemnify the Company for any third party claims based on environmental conditions, including claims by subsequent purchasers of the Property, at least until such time as any relevant statute of limitations has run. The Company has agreed to purchase the Bowers Properties "as is," and has further agreed to release, discharge and indemnify the sellers of the Bowers Properties with respect to any liabilities that those sellers might otherwise have to the Company in any way related to the Bowers properties and for any third party claims based on environmental conditions. In addition, the Initial Lessees and their affiliates are obligated to comply with, indemnify and hold harmless the Company and its officers, Trustees, employees, shareholders, agents and affiliates from, and to assume the cost of compliance with, all laws and regulations applicable to its Property, including environmental laws and remediation requirements. In the Leases for the Bowers Properties, the Company has agreed to remediate and be responsible for, and indemnify the respective Lessees against, environmental costs associated with conditions not caused by Lessees' acts or omissions. If any seller or Lessee fails to comply with such requirements or if the Company is otherwise required to do so, the Company could be forced to pay such costs, which at such time could be significant, and then, as available, seek reimbursement of those costs from the seller or the Lessee. Moreover, in the event remedial action addressing environmental conditions of concern identified in the Reports is not conducted by the sellers or Lessees or their affiliates pursuant to environmental laws and regulations, it is possible that the existence of those conditions could impede the Company's ability to sell, re-lease or finance the affected Properties in the future or negatively impact future sales or rental proceeds.


     Americans With Disabilities Act of 1990. The Properties are required to comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Although the Company believes that each of the Initial Properties is in substantial compliance with the ADA, no assurance can be given that any investigation of the Initial Properties will not reveal non-compliance with the ADA or that the requirements of the ADA will not be changed. Compliance with the ADA could require the Company to make significant capital expenditures at the Properties. Although the Lessees will have primary responsibility for complying with the ADA, there is no assurance that the Lessees will comply, or that the Company would be reimbursed by the Lessees if the Company had to make expenditures to comply, with the ADA. See "Business of the Company and Its Properties--Governmental Regulations Affecting the Properties--Americans With Disabilities Act of 1990."

     Other Regulations. The Properties are and will be subject to state and local fire, life-safety and similar requirements. The Leases will require that each Lessee comply with all regulatory requirements. Failure to comply with those requirements could result in the imposition of fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties.


The Company Will Compete With Other Companies with Similar Business Objectives and Strategies

     Several REITs and other competitors of the Company have either begun or announced intentions to begin acquiring properties used by automobile dealerships, automotive parts stores and other related automotive businesses. Other public or private entities may also target these types of properties for acquisition, and some of those companies may have greater financial resources or general real estate experience than the Company. Those entities will compete with the Company in seeking Properties for acquisition and disposition and re-leasing of Properties to automobile dealers or related automotive businesses as they become available. The Company believes that competition for acquisition of Properties will be based primarily on the acquisition price and rental rates. Competition could have the effect of increasing acquisition prices and decreasing rents, which would have an adverse effect on the financial results of the Company and distributions to shareholders.


Adverse Consequences of Failure to Qualify as a REIT and Other Tax Risks Would Decrease Funds for Distributions


     Tax Liabilities as a Consequence of Failure to Qualify as a REIT. The Company intends to operate its business so as to qualify as a REIT under the Code commencing with its taxable year ending December 31, 1999. Although management believes that the Company will be organized and will operate in such a manner, no assurance can be given that the Company will be able to operate in a manner so as to qualify as a REIT or remain so qualified. Qualification as a REIT depends on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding Shares, the nature of its assets, the sources of its income and the amount of its distributions to its shareholders. Because management of the Company has no history of operating an entity such that it would qualify as a REIT, there can be no assurance that the Company will do so successfully. See "Federal Income Tax Consequences--Taxation of the Company." In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     Subject to certain conditions described below, Mayer, Brown & Platt, special tax counsel to the Company, will deliver its opinion to the Company regarding the Company's ability to qualify as a REIT. See "Federal Income Tax Consequences-- Taxation of the Company" and "Legal Matters." Such legal opinion will be based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will enable the Company to meet these requirements. Mayer, Brown & Platt has no obligation to advise of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Such legal opinion is not binding on the IRS or any court.

     If the Company fails to qualify as a REIT in any taxable year, except as to certain limited failures for which there may be statutory relief or imposition of intermediate sanctions in the form of monetary penalties, the Company will be subject to federal and state income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and will not be allowed a deduction in computing its taxable income for amounts distributed to its shareholders. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Federal Income Tax Consequences--Taxation of the Company--Failure to Qualify." Although the Company currently intends to operate in a manner such that it will qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company to fail to qualify as a REIT or may cause the Board to revoke the Company's REIT election.


     Adverse Effects of REIT Minimum Distribution Requirements. To obtain the favorable tax treatment accorded to REITs under the Code, the Company generally will be required each year to distribute to its shareholders at least 95% of its REIT taxable income. The Company will be subject to income tax on any undistributed REIT taxable income and net capital gain, and to a 4% non-deductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for the calendar year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of its undistributed income from prior years.

     The Company intends, although there can be no assurance that it will be able, to make distributions to its shareholders to comply with the distribution provisions of the Code and to avoid having undistributed income resulting in federal and state income taxes and the non-deductible 4% excise tax. The Company's income will consist primarily of its share of the income of the Operating Partnership, and the Company's cash flow will consist primarily of its share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of non-deductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require the Company or the Operating Partnership to borrow funds on a short-term or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a REIT. In such circumstances, the Company might need to borrow funds to avoid adverse tax consequences even if management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations. Accordingly, the Company will be subject to real estate financing risks, including adverse changes in the availability of such financing, increased interest expense that may be incurred on variable rate debt in rising interest rate markets and the risk that the Company's cash flow may not be sufficient to cover both required debt service payments and distributions to shareholders at desired levels.

     Distributions by the Operating Partnership will be determined by the Company, as general partner, and will be dependent on a number of factors, including the amount of cash available for distribution, the Operating Partnership's financial condition, any decision by the Company's Board to reinvest funds rather than to distribute such funds, the Operating Partnership's capital expenditure requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board deems relevant. There can be no assurance that the Company will be able to satisfy the annual distribution requirement so as to avoid corporate income and excise taxation of the earnings that it distributes.

     Consequences of Failure to Qualify as a Partnership. Subject to certain conditions, Mayer, Brown & Platt will deliver an opinion to the Company stating that, assuming that the Operating Partnership is being operated in accordance with its organizational documents and satisfies certain conditions relating to "publicly traded partnership" status under the Code, the Operating Partnership will be treated as a partnership, and not as a corporation, for federal income tax purposes. Such opinion is not binding on the IRS. If the IRS were to challenge successfully the status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be taxed as a corporation. In such event, the Company would cease to qualify as a REIT for federal income tax purposes. The imposition of a corporate tax on the Operating Partnership, with a resulting loss of REIT status of the Company, would reduce substantially the amount of cash available for distribution.


     Consequences of Recharacterization of Initial Leases. Subject to certain conditions described under "Federal Income Tax Consequences--Taxation of the Company--Characterization of Rent," Mayer, Brown & Platt is of the opinion that, subject to the receipt of certain documentation with respect to the Advance Leases, each Initial Lease will be treated as a true lease for federal income tax purposes. Such opinion is not binding on the IRS and is based upon certain factors, assumptions and representations. If the IRS were to challenge successfully the characterization of the Initial Leases as true leases, the Operating Partnership would not be treated as the owner of the Property in question for federal income tax purposes, would lose tax depreciation deductions with respect to such Property, and could have non-qualified interest income, which in turn could cause the Company to fail to qualify as a REIT. Although the Company intends to structure any leasing transaction for Properties acquired in the future such that the Lease will be characterized as a "true lease" and the Operating Partnership will be treated as the owner of the Property in question for federal income tax purposes, the Company will not seek an advance ruling from the IRS and may not seek an opinion of counsel (except with respect to the Initial Leases) that it will be treated as the owner of any leased Properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.


     Other Tax Liabilities. Even if the Company qualifies as and maintains its status as a REIT, it may be subject to certain federal income taxes if it has a certain amount of non-qualified income. For example, if the Company has net income from a "prohibited transaction," such income will be subject to a 100% tax. See "Federal Income Tax Consequences-- Taxation of the Company." In addition, the Company may be subject to state and local taxes on its income and property.


The Ownership Limit May Reduce the Ability of Shareholders to Receive a Premium Price

     For the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made).

     To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, authorizes the Board to take such actions as are necessary and desirable to preserve its qualification as a REIT and to limit any person to direct or indirect ownership, determined in accordance with the beneficial ownership rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of no more than 9.8% in number or value of the outstanding Shares (the "Ownership Limit"). While direct or indirect ownership will be determined in accordance with the beneficial ownership rules promulgated under Section 13(d) of the Exchange Act, beneficial ownership for REIT qualification purposes also will be determined in accordance with the constructive ownership rules of Sections 318 and 544 of the Code. Under certain conditions, the Company's Board, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit; provided that such exemption would not result in the termination of the Company's status as a REIT. The Declaration of Trust contains a waiver of the Ownership Limit with respect to the Underwriters to permit ownership of the Common Shares provided such Common Shares are timely distributed and that such ownership will not result in the Company being "closely held" under the Code. The Company's Declaration of Trust and the Operating Partnership's Partnership Agreement contain provisions that require the approval of a majority of the Trustees of the Company not otherwise interested in the transaction for waiver of the Ownership Limit with respect to any Trustee or his Affiliates. See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares." The foregoing restrictions on transferability and ownership will continue to apply until the Board determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.

     The Ownership Limit may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares."

     The Company must also satisfy certain gross income tests to maintain its status as a REIT. See "Federal Income Tax Consequences--Taxation of Company--Gross Income Tests." In general, for rents to qualify as qualifying income for purposes of such gross income tests, among other things, the Company must not own, directly or constructively, 10% or more of any Initial Lessee or any other Lessee of the Properties. See "Federal Income Tax Consequences--Taxation of the Company--Gross Income Tests--Rents from Real Property." If the Company were to own, actually or constructively, 10% or more of an Initial Lessee or other Lessee, the Lessee would be a "related party tenant" of the Company. Rents received from "related party tenants" do not constitute qualifying income for purposes of the gross income tests. In addition, the Company's Declaration of Trust prohibits transfers of Shares that would violate the "Related Tenant Limit." See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares." To reduce the risk that any Lessee will be treated as a related party tenant, (i) each Sonic Lease places restrictions on the number of Shares such Lessee may own, directly or constructively and (ii) with respect to the Advance Leases, the Company will obtain certain documentation from Advance Auto, which will provide for similar restrictions.


Certain Tax and Anti-takeover Provisions May Inhibit a Change in Control of the Company

     Certain provisions contained in the Declaration of Trust and Bylaws and the Maryland General Corporation Law (the "MGCL"), as applicable to Maryland REITs, and the lockout provisions described above, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby delay, deter or prevent a change in control of the Company or the removal of existing management and, as a result, could prevent shareholders from being paid a premium for their Common Shares over then-prevailing market prices. See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares" and "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws." These provisions are described below:

     Ownership Limit. The Ownership Limit provides that no person or entity may own, or be deemed to own, as determined in accordance with the beneficial ownership rules promulgated under Section 13(d) of the Exchange Act, more than 9.8% in number or value of the Shares of the Company unless waived by the Board. While direct or indirect ownership will be determined in accordance with the beneficial ownership rules promulgated under Section 13(d) of the Exchange Act, beneficial ownership for REIT qualification purposes also will be determined in accordance with the constructive ownership rules of Sections 318 and 544 of the Code. See "--The Ownership Limit and Restrictions on Transfer." The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board and, consequently, shareholders may be unable to realize a premium for their Shares over the then-prevailing market price (a premium is customarily associated with such acquisitions). See "Description of Shares of Beneficial Interest--Restrictions on Transfer; Excess Shares."

     Removal of Trustees; Vacancies. The Company's Declaration of Trust provides that a Trustee may only be removed upon the affirmative vote of two-thirds of all of the votes entitled to be cast by the shareholders in the election of Trustees. Vacancies may be filled by the Board or at a special or annual meeting of the shareholders. This requirement makes it more difficult to change the management of the Company by removing and replacing Trustees.

     Classified Board. The Board has been divided into three classes of trustees. The terms of the classes will expire in 1999, 2000 and 2001, respectively. As the term of a class expires, Trustees for that class will be elected for a three-year term and the Trustees in the other classes will continue in office. As a result, the classified Board could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium over the then-prevailing market price of such Common Shares. See "Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws--Classification of the Board."

     Preferred Shares. The Declaration of Trust authorizes the Board to classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption, without the approval of shareholders. See "Description of Shares of Beneficial Interest--Classification or Reclassification of Preferred Shares." Thus, the Board could authorize the issuance of preferred shares ("Preferred Shares") with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium for their Common Shares over the then-prevailing market price of such Common Shares. See "Description of Shares of Beneficial Interest--Classification or Reclassification of Preferred Shares."

     Number of Authorized Shares. The Declaration of Trust authorizes the Board to amend the Declaration of Trust, without the approval of shareholders, to increase or decrease the aggregate number of Shares that the Trust has the authority to issue. As a result, this ability to increase the number of authorized Shares could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium over the then-prevailing market price of such Common Shares. See "Description of Shares of Beneficial Interest--General."

     Advance Notice Provisions. For nominations of persons for election to the Board or other business to be properly brought before an annual meeting of shareholders, the Bylaws require a shareholder proposing such action to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Trustees pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business proposed to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as it appears on the Company's books and of such beneficial owner and (y) the number of Shares that are owned beneficially and of record by such shareholder and such beneficial owner, if any. As a result, the advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium over the then-prevailing market price of such Common Shares.

     Maryland Business Combination Statute. Under the MGCL, as applicable to Maryland REITs, certain "Business Combinations" (including certain issuances of equity securities) between a Maryland REIT, such as the Company, and any person who owns 10% or more of the voting power of the Company's Common Shares or an affiliate or associate of the Company which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the Common Shares of the Company (an "Interested Shareholder"), or an affiliate of the Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such "Business Combination" must be approved by a super-majority shareholder vote unless, among other things, the holders of Shares receive a minimum price (as defined in the MGCL) for their Shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its Shares. As permitted by the MGCL, the Declaration of Trust exempts any "Business Combinations" involving the Company and Mr. Smith or any of his Affiliates. In addition, the Board has adopted a resolution exempting Mr. Smith and any of his affiliates from the application of the Business Combination Statute. Accordingly, the five-year prohibition and the super-majority vote requirement will not apply to any "Business Combinations" between Mr. Smith and his affiliates and the Company. As a result, Mr. Smith and his affiliates may be able to enter into "Business Combinations" with the Company, which may or may not be in the best interests of the shareholders, without the super-majority shareholder approval. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws--Business Combinations."



Voting Rights of Class B Common Shares Held by Mr. Smith May Enable Mr. Smith to Influence Control of the Company

     Immediately following the Offering, Mr. Smith will own all of the Company's outstanding Class B Shares. Such Shares will represent 6.6% of the voting power of all outstanding Shares at that time.Through ownership of Class B Common Shares, Mr. Smith will have a significant portion of shareholder control over the Company. See " -- Certain Tax and Anti-Takeover Provisions May Inhibit a Change in Control of the Company."

Company Policies May Be Changed Without Shareholder Approval

     The major policies of the Company, including its policies with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by the Board. Although it has no present intention to do so, the Board may amend or revise these and other policies from time to time without a vote of the shareholders. Accordingly, shareholders will have limited control over changes in policies of the Company.


An Active Trading Market for Common Shares May Not Develop


     Prior to this Offering, there has been no public market for the Common Shares. Although the Company intends to apply for listing of the Common Shares on the NYSE, there can be no assurance that an active trading market will develop, that the Common Shares will be so listed or that the Common Shares will not trade below the Offering Price. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of the market price of the Common Shares after the Offering. See "Underwriting."



An Increase in Market Interest Rates May Cause Share Prices to Decline

     One of the factors that may influence the price of the Common Shares in public markets will be the annual yield on the price paid for Common Shares from distributions by the Company. Thus, an increase in market interest rates may lead purchasers of Common Shares to demand a higher annual yield, which could reduce the market price of the Common Shares.


Common Shares Eligible for Future Sale May Cause Share Prices to Decline


     No prediction can be made as to the effect, if any, of future sales of Common Shares, or the availability of Common Shares for future sales, on the market price of the Common Shares. Sales of substantial amounts of Common Shares (including up to approximately 2,554,558 Common Shares issuable upon the exchange of Units issued in the Formation Transactions and up to 465,000 Common Shares issuable upon exercise of options under the Plan), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. Such Common Shares and Units issued in the Formation Transactions will be deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be transferred unless such Common Shares or Units have been registered under the Securities Act or an exemption from registration is available, including any exemption from registration provided under Rule 144. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities from the Company and, after two years, permits unlimited sales by persons unaffiliated with the Company.

     Upon the completion of the Offering and the consummation of the Formation Transactions, the Company will have 10,007,020 Shares outstanding (11,507,020 Shares if the Underwriters' over-allotment option is exercised in full), of which 10,000,000 Common Shares (11,500,000 Common Shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable in the public market by persons other than "affiliates" of the Company without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). The Company's officers and Trustees have agreed not to offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition
of) any Common Shares or other capital shares of the Company, or any securities convertible or exercisable or exchangeable for any Units or Common Shares or other shares of beneficial interest of the Company (other than pursuant to the Plan and the Formula Plan, including the exercise of options granted thereunder), for a period of two years from the date of this Prospectus without the prior written consent of the Underwriters, subject to certain limited exceptions. The Underwriters, at any time and without notice, may consent to the sale or disposition of all or any portion of the Common Shares or Units subject to the foregoing lock-up agreements.


     If the Company exercises its option to deliver Common Shares upon the redemption of Units, the Partnership Agreement provides that the Company will deliver registered Common Shares to the holder. See "Common Shares Eligible for Future Shares."

     The Company may issue from time to time additional Common Shares or Units in connection with the acquisition of Properties. See "Business of the Company and Its Properties--Business Strategies and Objectives." The Company anticipates that it will file a registration statement with respect to the Common Shares issuable upon exercise of options under the Plan and the Formula Plan following or concurrent with the completion of this Offering. Such registration statement generally will allow Common Shares covered thereby to be transferred or resold with fewer or no restrictions under the Securities Act. See "Common Shares Eligible for Future Sale."

Purchasers of Shares in the Offering Will Experience Dilution


     Purchasers of Common Shares in the Offering will experience immediate dilution in the amount of $1.81 per share in net tangible book value per share from the Offering Price. See "Dilution."

                                USE OF PROCEEDS

     The proceeds to the Company from the sale of the Common Shares offered hereby, net of the estimated underwriting discounts and expenses of the Offering, are expected to be approximately $139.6 million ($160.7 million if the Underwriters' over-allotment option is exercised in full), assuming an Offering Price per share of $15.00. The Company intends to apply the net proceeds of the Offering as follows:





                                                                 Proceeds from
                                                                  the Offering
                                                                ---------------
                                                                 (in Thousands)
Cash consideration for Initial Properties .....................     $    600
Payment of mortgage debt and other unsecured debt (1) .........      109,512
Future acquisitions and working capital .......................       29,513
                                                                    --------
Total .........................................................     $139,625
                                                                    ========


---------

(1) The mortgage debt and other unsecured debt being repaid with proceeds from the Offering accrued interest at the weighted average rate of approximately 8.2% per annum at December 1, 1998.

     The balance of the purchase price for the Initial Properties will be paid with the assumption of approximately $3.3 million of mortgage debt, and the issuance of 870,387 Class A Units and 982,634 Class C Units. Assuming the Class A Units are valued at the Offering Price and the Class C Units are valued approximately at $13.0 million, the aggregate purchase price for the Initial Properties, including closing costs, is approximately $139.4 million. If the Underwriters' over-allotment option is exercised, the Company intends to use the additional net proceeds for the acquisition of additional Properties and for working capital.


     Pending the uses described above, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, that are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit and interest bearing bank deposits.


                                CAPITALIZATION

     The following table sets forth the capitalization of the Company on a historical basis and on a pro forma basis as of August 31, 1998 assuming consummation of the Formation Transactions. The information set forth in the following table should be read in conjunction with the Company's Audited Balance Sheet and Notes thereto, and Unaudited Pro Forma Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operation."




                                                                                                August 31, 1998
                                                                                           -------------------------
                                                                                            Historical    Pro Forma
                                                                                           ------------ ------------
                                                                                                (In Thousands)
 DEBT:
  Mortgages payable ......................................................................   $     --     $  3,259
 MINORITY INTEREST (1) ...................................................................         --       33,629
 SHAREHOLDERS' EQUITY:
  Common Shares, $1.00 par value; 100,000,000 authorized; 1,000,000 issued and outstanding
   historical; 10,006,557 issued and outstanding pro forma (2) ...........................      1,000       10,007
  Class B Common Shares, $1.00 par value; 5,000,000 authorized; 0 issued and outstanding
   historical; 463 issued and outstanding pro forma (2) ..................................         --           --
  Additional paid-in capital .............................................................         --      122,032
  Less: subscription receivable ..........................................................     (1,000)         (10)
   Total shareholders' equity ............................................................         --      132,029
                                                                                             --------     --------
     Total capitalization ................................................................   $     --     $168,917
                                                                                             ========     ========


---------

(1) Minority interest represents pro forma book value at August 31, 1998 attributable to the Units to be issued in the Formation Transactions.

(2) Excludes Shares reserved for issuance upon redemption of the Units to be issued in the Formation Transactions, 1,100,000 Common Shares reserved for issuance pursuant to the Company's Plan, of which options to acquire 465,000 Common

  Shares will be granted upon completion of the Offering, and 200,000 Common Shares reserved for issuance pursuant to the Company's Formula Plan. See "The Formation Transactions" and "Management--1999 Shares Option Plan."



                                    DILUTION


     At August 31, 1998, the Company had no net tangible book value. After giving effect to the Formation Transactions, the pro forma net tangible book value of the Company at August 31, 1998 would have been $132.0 million or $13.19 per Share. This represents an immediate decrease in the net tangible book value per Share from the Offering Price to purchasers of Common Shares in the Offering. Net tangible book value per Share represents the amount of total tangible assets of the Company less total liabilities and minority interest, divided by the number of Shares outstanding. The following table illustrates the foregoing dilution:




   Offering Price per share(1) ...........................................................             $  15.00
   Pro forma net tangible book value per share prior to the Offering attributable to
     Shares issued to Messrs. Smith and Bracy ............................................  $  1.42
   Increase in net tangible book value per share attributable to Common Shares issued in
     the Offering ........................................................................    11.77
                                                                                            -------
   Pro forma net tangible book value per share after the Offering ........................                13.19
   Dilution per share purchased in the Offering ..........................................                 1.81


---------
(1) Before deduction of underwriting discounts and commissions and estimated expenses of the Offering.


     The following table summarizes, as of August 31, 1998, the difference between contributions to be made to the Company by purchasers of Common Shares in the Offering (before deducting expenses of the Offering) and the Shares and Units to be issued by the Company and the Operating Partnership, respectively, in the Formation Transactions:






                                                        Shares issued
                                                      by the Company and
                                                            Units
                                                        issued by the      Total Contributions to the
                                                    Operating Partnership           Company
                                                                                                           Average
                                                                                                          Price per
                                                       Number     Percent       Amount      Percent       Share/Unit
                                                    ------------ --------- --------------- ---------   ---------------
  Common Shares sold by the Company in the
   Offering .......................................  10,000,000     79.6%   $150,000,000      84.7%      $   15.00(1)
  Units issued in the Formation Transactions:
   Class A ........................................     870,387      6.9%     13,055,805       7.4%      $   15.00(2)
   Class B ........................................     701,537      5.6%        999,340         *%      $    1.42
   Class C ........................................     982,634      7.8%     12,976,912       7.3%      $   13.21(2)
  Shares issued to Messrs. Smith and Bracy in the
   Formation Transactions .........................       7,020        *%         10,000         *%      $    1.42
                                                     ----------     -----   ------------      -----
  Total ...........................................  12,561,578      100%   $177,042,057       100%
                                                     ==========     ====    ============      ====


---------

     * Less than 1%.


(1) Based on the Offering Price before deducting underwriting discount and estimated expenses of the Offering.


(2) Based on the value of assets to be contributed to the Operating Partnership in the Formation Transactions.



                        SELECTED FINANCIAL INFORMATION

     The following table sets forth selected historical and pro forma financial information for the Company. The unaudited pro forma operating information is presented as if the Formation Transactions had occurred as of the beginning of the periods indicated and therefore incorporates certain assumptions that are included in the Company's Unaudited Pro Forma Consolidated Financial Statements. The unaudited pro forma balance sheet information is presented as if the Formation Transactions had occurred on August 31, 1998. The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the Formation Transactions, in fact, occurred on such date or at the beginning of the periods indicated, or to project the Company's financial position or results of operations at any future date or for any future period. The historical and unaudited pro forma financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                             Mar Mar Realty Trust
     Selected Historical and Pro Forma Consolidated Financial Information

              (in thousands, except per share and footnote data)




                                                                              Pro Forma
                                                                   --------------------------------
                                                                     Year ended      Eight Months
                                                                    December 31,   ended August 31,
                                                                        1997             1998
                                                                   -------------- -----------------
Operating Data:
 Lease revenue (1) ...............................................    $ 14,978         $ 9,986
 Depreciation (2) ................................................       3,546           2,364
 General and administrative expense (3) ..........................       2,000           1,333
 Interest expense (4) ............................................         280             187
 Minority interest (5) ...........................................       1,352             901
 Net income ......................................................       7,800           5,201
 Earnings per share -- basic and diluted .........................    $    .99         $   .66
 Weighted average Shares outstanding -- basic and diluted (6) ....       7,893           7,893




                                                   Historical
                                       ----------------------------------  Pro Forma
                                           April 14, 1998     August 31,   August 31,
                                        (Date of formation)      1998         1998
                                       --------------------- ------------ -----------
Balance Sheet Data:
  Cash ...............................         $  --             $  --     $ 29,513
  Property ...........................            --                --      139,404
  Total assets .......................            --               840      168,917
  Mortgages payable ..................            --                --        3,259
  Total liabilities ..................            --               840        3,259
  Minority interest ..................            --                --       33,629
  Total shareholders' equity .........            --                --      132,029


---------
(1) Represents rental income, computed on a straight-line basis, from the Initial Lessees based on the terms of the Initial Leases as if all Initial Properties had been subject to the Initial Leases for the entire period. The Company and the applicable Sonic Lessees have entered into a new lease, effective January 1, 2000, which provides that the annual lease payments on the Town & Country Ford and Lone Star Ford properties will each be increased to $1,140,000 as compared to their current levels of $409,200 and $360,000, respectively.
(2) Represents depreciation of the building and improvements as allocated from the purchase prices of the Initial Properties over an assumed estimated useful life of 20 years.
(3) Represents management's estimates of general and administrative expenses.


(4) Represents interest on mortgage debt.

(5) Represents approximately 14.8% of the Operating Partnership's pro forma net income. The minority interest in pro forma net income reflects the requirements under GAAP that pro forma lease revenue be computed on a straight-line basis and a portion of such revenue be allocated to holders of Class C Units along with Class A and Class B Units. The initial minority interest of Class A and B Units alone in contractual rents is 13.6%, reflecting that the holders of Class C Units will have no voting, allocation or distribution rights until the effectiveness of the new
    Leases described in (1) above.

(6) Represents the number of Common Shares issued to Mr. Bracy and the Class B Common Shares issued to Mr. Smith in connection with the organization of the Company and the number of Common Shares issued in the Offering, the proceeds from the sale of which will be used to acquire the Initial Properties. If the total number of Common Shares issued in the Offering had been used, pro forma weighted average Shares outstanding would be 10,007,020 for both the year ended December 31, 1997 and the eight months ended August 31, 1998, resulting in pro forma earnings per share of $0.78 for the year ended December 31, 1997 and $0.52 for the eight months ended August 31, 1998. The potential redemption of Units and the potential exercise of options granted under the Plan are not dilutive to pro forma earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview


     The Company was organized as a Maryland REIT on April 14, 1998, and intends to make an election to qualify under the Code as a REIT commencing with its taxable year ending December 31, 1999. Substantially all of the Company's initial revenues are expected to be derived from rents received under long-term triple-net and modified triple-net leases of the Initial Dealership Properties, the Advance Properties and the Collision Repair Property. The Leases generally provide for fixed Base Rent with either periodic rent increases based on changes in the Consumer Price Index ("CPI") or for fair market adjustments to rent upon lease renewal. Although the Company is entitled to receive percentage rent based on sales at the stores located on the Advance Properties, it does not anticipate that it will receive significant percentage rent payments for the foreseeable future.


     The Company will incur operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional Properties. The Company will be self-administered and managed by its executive officers and staff, and will not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company will engage legal, accounting, tax and financial advisors from time to time.

     The primary non-cash expense of the Company will be the depreciation of its Properties. The Company does not expect to own or lease a material amount of personal property, furniture or equipment at any Property.


     The Company expects to employ moderate leverage to fund additional investments and will incur long and short-term indebtedness, and related interest expense, from time to time.


     The Company expects to make distributions to its shareholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts equal to or exceeding taxable income. The Company's ability to make distributions will depend upon its cash available for distribution.


Results of Operations

     The Company has had no operations prior to April 14, 1998 (date of formation), or through the date of this Prospectus. The Company's future results of operations will depend upon the acquisition of the Initial Properties and other Properties and the terms of any subsequent investments the Company may make.


Pro Forma Results of Operations


     The Company estimates that after giving effect to the Offering and the acquisition of the Initial Properties, lease revenue would have been $15.0 million for the year ended December 31, 1997, and $10.0 million for the eight months ended August 31, 1998. Net income would have been $7.8 million or $0.99 per share for the year ended December 31, 1997, and $5.2 million or $.66 per share for the eight months ended August 31, 1998. General and administrative expenses would have been $2.0 million for the year ended December 31, 1997, and $1.3 million for the eight months ended August 31, 1998, including salaries and benefits, professional services, travel and office expenses. Interest expense would have been $280,000 for the year ended December 31, 1997, and $187,000 for the eight months ended August 31, 1998 based upon total debt of $3.3 million at an average interest rate of approximately 8.6%. Depreciation would have been $3.5 million for the year ended December 31, 1997, and $2.4 million for the eight months ended August 31, 1998 based upon purchase price allocations to buildings of 45% for the Initial Dealership Properties and 70% for the Advance Properties and the Collision Repair Property, and assumed estimated useful lives of 20 years. Pro forma lease revenue is recorded on a straight-line basis based on the terms of the Leases as if all Initial Properties had been leased for the entire period. See "Selected Historical and Pro Forma Consolidated Financial Information."



Liquidity and Capital Resources


     Following the completion of the Offering, the Company anticipates that its initial working capital and cash from operations, together with a credit facility currently being negotiated by the Company with several potential lenders, will provide adequate liquidity to conduct its operations, fund administrative and operating costs, interest payments and acquisitions and to allow distributions to the Company's shareholders in accordance with the Code's requirements for qualification as a REIT and to avoid any corporate level federal income or excise tax. The Company currently has no credit facility available to it after the closing of the Offering and no assurance can be given that a lending or credit arrangement will be consummated before the completion of the Offering. The Company's failure to obtain such a credit arrangement may cause the Company to curtail its acquisition of additional Properties.

     In order to qualify as a REIT for federal income tax purposes, the Company will be required to make substantial distributions to its shareholders. Although the Company will receive most of its rental payments on a monthly basis, it intends to make distributions quarterly. Amounts accumulated for distributions will be invested by the Company in short-term investments.

     Under the terms of the Leases relating to the Initial Dealership Properties and the Collision Repair Property, the Lessees are responsible for substantially all expenses associated with the operation of the Properties, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. Under the Advance Leases, the Company is responsible for maintaining structural walls and foundations, roofs, parking lots, sidewalks and 50% of the repair costs in excess of $500 for any major heating or cooling system breakdown at the Advance Properties. As part of the acquisition, Primax has guaranteed all maintenance costs incurred at the Advance Properties for one year. The Company does not believe that it will be responsible for significant expenses in connection with the Initial Properties during the terms of the respective Initial Leases. The Company anticipates entering into triple net leases with respect to additional Properties. After the expiration of the Leases, or in the event a Lessee is unable to meet its maintenance obligations, the Company anticipates that any expenditures it might become responsible for in maintaining the Properties will be funded by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company's cash available for distribution and liquidity may be adversely affected.

     Due to the nature of single tenant triple-net leases, information on the historical results of operations of the individual Initial Properties is not considered to be meaningful. Instead, financial information of significant Lessees is provided with the accompanying historical and pro forma financial statements.

     Before the consummation of the Offering, the Company intends to obtain a line of credit. The Company is currently negotiating with several credit sources for the terms of this credit arrangement. This credit facility will be used principally for Property acquisitions and to a lesser extent for working capital.

     Assuming the Class A Units are valued at the Offering Price and the Class
C Units are valued at approximately $13.0 million, the aggregate purchase price for the Initial Properties, including closing costs, is approximately $139.4 million. The purchase prices of such properties were determined by the fair values of the properties acquired. The Company has no other commitments with respect to capital expenditures. The Company may raise additional long-term capital by issuing, in public or private transactions, equity or debt securities, but the availability and terms of any such issuance will depend upon market and other conditions. The Company anticipates that as a result of its initially low debt to total market capitalization ratio and its intention to maintain a debt to total market capitalization ratio of not more than 50%, it will be able to obtain financing for its long-term capital needs. There can be no assurance, however, that such additional financing or capital will be available on terms acceptable to the Company.

     The Company will acquire additional Properties subject to the Company's investment objectives and policies described elsewhere in this Prospectus. The Company's liquidity requirements with respect to future acquisitions may be reduced to the extent the Company or the Operating Partnership uses Common Shares or Units, respectively, as consideration for such purchases.

Inflation


     All of the Initial Leases will be triple-net or modified triple-net leases, which require the Lessees to pay all or a substantial majority of the expenses associated with the operation of the Initial Properties, thereby minimizing the Company's exposure to increases in costs and operating expenses resulting from inflation. Any line of credit obtained by the Company in the future may provide for a variable interest rate, inflation could have a material adverse effect on the Company's net income if interest rates increase substantially during any year such line of credit is outstanding.



Year 2000 Compliance

     The Company is in the process of assessing its Year 2000 exposures and determining the consequences that any Year 2000 problems might have on the Company's business, results of operations or financial condition, or cause the Company to incur potential liability to third parties if its systems are not Year 2000 compliant. As part of its assessment, the Company will canvass its future tenants and review the Year 2000 disclosures of certain publicly-traded entities that provide the Company with computer and financial services, including computer equipment and software, to determine whether Year 2000 issues will have a material effect on the Company or such third parties. Once its assessment is complete, the Company will develop a contingency plan in the event its expectations regarding the Year 2000 problem are incorrect. Because of the uncertainty surrounding the Year 2000 problem, however, the Company can give no assurances that its assessment or its contingency plan will avoid all potential, material effects of the Year 2000 problem.


     The Company does not anticipate that any incremental expenditures it may incur as a result of Year 2000 issues will be material. The Company uses certain accounting, word processing and time management software as part of its day-to-day operations. Because of the nature of its business, however, the Company's operations do not depend on the use of computer equipment. Although a shutdown of all of its computer systems could cause minor inconveniences and minor delays in payments made by and to the Company, the Company does not expect such interruption to materially interfere with its operations or cause it to incur any potential liability to third parties if its systems are not Year 2000 compliant. In a worse case scenario, Year 2000 problems affecting the Company, the Company's bank accounts or the business operations of the Company's Lessees' could materially, adversely affect the Company's ability to process rent payments, meet obligations to third parties or make distributions to shareholders.


     Nevertheless, in the event that Year 2000 problems have a material effect on the Company, its tenants or service providers, the Company expects to have sufficient cash reserves available to meet its payroll and various other obligations pending resolution of any significant Year 2000 issues.

                  BUSINESS OF THE COMPANY AND ITS PROPERTIES

Overview


     The Company is a self-administered and self-managed REIT that was organized in April 1998 to capitalize on consolidation opportunities in the ownership of real estate used by automobile dealerships, automotive parts and service retailers and other businesses related to the automobile industry. The Company's principal business strategy is to maximize cash available for distribution by acquiring Dealership Properties and, to a lesser extent, Related Business Properties located throughout North America. The Company believes that the automotive dealer industry and the automotive retail aftermarket industry, are undergoing significant consolidation due to increasing capital needs and the pursuit of economies of scale, which will create attractive real estate acquisition opportunities for well-capitalized and experienced real estate investors such as the Company.

     The Company believes that its ability to identify and acquire Properties will be enhanced by its strategic alliance with Sonic Automotive, one of the fastest growing automobile dealership consolidators in the United States, and the extensive real estate and automotive industry experience of the Company's senior management and its Board. Mr. Smith, the Company's Board Chairman, who is also the chairman, chief executive officer and controlling stockholder of Sonic Automotive and of Speedway Motorsports, a NYSE-listed owner of motor speedways and promoter, marketer and sponsor of motorsports activities.

     The Company's initial portfolio will be comprised of 30 Initial Dealership Properties, 36 Advance Properties and one Collision Repair Property located in 11 states. The Initial Dealership Properties and the Collision Repair Property are currently owned, or under contract to be acquired, by MMR Holdings, which will become a wholly-owned subsidiary of the Operating Partnership upon consummation of the Offering. As of December 15, 1998, MMR Holdings had completed the acquisition of 17 Initial Dealership Properties and the Collision Repair Property.

     Twenty-eight of the Initial Dealership Properties are or will be leased to, and are currently operated by, the Sonic Lessees. The dealerships located on the Initial Dealership Properties sell 22 different brands of new automobiles, including Acura, BMW, Chevrolet, Chrysler, Dodge, Ford, Honda, Hyundai, Infiniti, Isuzu, Jeep, KIA, Lincoln, Mercedes, Mercury, Oldsmobile, Plymouth, Saturn, Subaru, Toyota, Volkswagen and Volvo. Sonic Automotive, whose stock is traded on the NYSE under the symbol "SAH," is the eighth largest automobile dealership group in the United States based on 1997 revenues and currently owns 44 dealerships and 15 collision repair centers. Since the beginning of 1997, Sonic Automotive has been one of the leading consolidators in the automobile industry, having purchased 33 dealerships in that time. After giving pro forma effect to such acquisitions, Sonic Automotive's 1997 revenues were $1.8 billion, 1997 operating income was $54.1 million and 1997 retail unit sales were 48,079 new and 34,278 used vehicles. As of September 30, 1998, Sonic Automotive reported shareholders' equity of $131.7 million and total long-term debt of $131.2 million.

     All of the Advance Properties are being acquired from Primax, an unaffiliated third party, which is a primary consultant to Advance Auto in connection with the selection, financing and construction of new stores throughout the United States and owns additional properties leased to Advance Auto. Primax also has similar relationships with operators of chain restaurant properties, national and regional supermarket and drug store chains, muffler and brake repair chain stores and preschool and elementary educational facilities. Primax has advised the Company that Advance Auto constitutes approximately 25% of its total business operations. The Company believes that Primax will provide the Company with opportunities to acquire additional Properties used by Advance, although the Company has no formal agreement with Primax with respect to future acquisitions.

     The Company believes that its relationship with Sonic Automotive will provide it with unique competitive advantages in acquiring Dealership Properties by providing the Company the opportunity to acquire Dealership Properties on which dealerships acquired by Sonic Automotive are operated. The Company has entered into the Strategic Alliance Agreement with Sonic Automotive the primary provisions of which are as follows: (i) Sonic Automotive will refer to the Company real estate acquisition opportunities that arise in connection with Sonic Automotive's dealership acquisitions, and (ii) the Company will refer to Sonic Automotive dealership acquisition opportunities that arise in connection with Property acquisitions (providing sellers the option to sell both the real estate and the operations associated with their dealerships), for which neither party will receive separate compensation for their respective referrals. The Company has also agreed to provide services within its areas of expertise to Sonic Automotive, such as (i) identifying sites for additional dealership locations, replacement locations and body shop locations, (ii) obtaining zoning changes that may be necessary for the appropriate use of the property, (iii) identifying, designing and constructing facilities on the property, (iv) advising Sonic Automotive with respect to maintenance items relating to properties Sonic Automotive is leasing from the Company, and (v) arranging property inspections and environmental reports. As consideration, Sonic Automotive will offer the Company and its lessees an opportunity to jointly purchase certain services from non-affiliated third parties to allow the Company and its lessees to benefit from any volume discounts or other similar savings such third party may offer due to the aggregate amount or quantity of services purchased by Sonic, Speedway Motorsports, the Company and the Company's lessees. Such services will include insurance, office equipment and supplies, telecommunications services and certain other business operations and related products and services. Neither the Company nor its lessees will be required to compensate Sonic Automotive for the opportunity to jointly purchase such services. The Strategic Alliance Agreement will expire on July 8, 2001, but will automatically renew for successive one year terms. The Strategic Alliance Agreement may be terminated upon 60 days notice prior to the expiration of the then existing term.

     All of the Company's Advance Properties will be leased to Advance Auto, an unaffiliated third party. Advance Auto is the second largest specialty retailer of automotive parts and accessories in the United States based on number of stores. On November 2, 1998, Advance Auto acquired all 652 Parts America and Western Auto stores from Sears. As a result of this transaction, Advance Auto operates over 1,500 stores in 37 states, Puerto Rico and the U.S. Virgin Islands. Sears currently owns approximately 40.6% of Advance Auto's parent holding company. For fiscal 1997, Advance Auto's net sales, net income and EBITDA were $848.1 million, $20.4 million and $65.4 million, respectively. Pro forma for the acquisition of the Parts America and Western Auto stores, Advance Auto, as of July 18, 1998, reported shareholders' equity of $222.4 million and long-term debt of $425.0 million.

     The Company will seek to maximize cash available for distribution to shareholders by investing in a diverse portfolio of Dealership and Related Business Properties, including Properties used by new and used motor vehicle dealerships, automobile parts retailers, automobile repair services, automobile rental outlets, fuel service stations and automobile auction businesses, among others. While substantially all of the Initial Properties will be leased to either Sonic Automotive's affiliates or Advance Auto, the Company intends to pursue acquisition opportunities from a diverse group of sellers.

     The Initial Dealership Properties and the Collision Repair Property will be leased to the Sonic Lessees pursuant to "triple-net" Leases, which require the Initial Lessees to pay all costs of operating the Initial Dealership Properties, as well as all taxes, utilities, insurance, repairs and maintenance and other property-related expenses. The Sonic Leases have initial terms of ten years and generally require the Sonic Lessees to maintain a minimum Net Worth. In addition, each of the Sonic Leases is guaranteed by Sonic Automotive. The Advance Properties are subject to existing modified triple-net Leases that require the Company to maintain certain portions of the facilities and systems at the Advance Properties.

     Mr. Smith, the Company's Chairman, Benjamin F. Bracy, the Company's President, Mark J. Iuppenlatz, the Company's Executive Vice President -- Acquisitions and Chief Operating Officer, and Virginia R. Dunn, the Company's Vice President and Chief Financial Officer, have significant collective business and professional experience that will enhance the Company's performance. Mr. Bracy has over 25 years of experience in the securities and finance industries; Mr. Iuppenlatz has over 15 years of experience in the acquisition, development, leasing and management of commercial real estate development and management industry; and Ms. Dunn has over 15 years of experience in the public accounting profession with a focus in the real estate industry. The Company believes that Mr. Smith's approximately 35 years of experience and informal business relationships with automobile dealers, manufacturers and parts retailers, which he has developed through his leadership of Sonic Automotive and Speedway Motorsports, will benefit the Company by providing it with access to acquisition opportunities and the expertise to evaluate such opportunities. None of the Company's Trustees or officers has experience operating a REIT.



Business Strategies and Objectives

     The Company's objectives are to maximize cash available for distribution to shareholders, to enhance shareholder value by investing in additional Properties that meet its investment criteria and to become one of the nation's leading owners and lessors of Dealership Properties and Related Business Properties.


Acquisition Strategy


     The Company will seek to capitalize on consolidation trends in the automotive retailing and aftermarket industries by acquiring the Properties associated with well-located, geographically diverse automobile dealerships, automotive parts stores and related automotive businesses and leasing it to the operators of such businesses or other qualified automobile dealers and business operators under long-term leases. While the Company's primary investment focus will be on Dealership Properties, the Company intends to seek portfolio diversification by investing in Related Business Properties whose operators are focused on the broader automobile industry, such as automobile parts retailers, automobile repair services, automobile rental businesses, fuel service stations, and automobile auction businesses, among others.

     The Company intends to acquire attractively priced Properties that meet one or more of the following investment criteria:

   o Properties that are associated with well managed and financially sound automobile dealerships, automotive parts stores and other automotive related businesses with demonstrated operating histories;

     o Properties that, because of their location and other characteristics, are suitable for alternative uses;

     o Well built Properties that have limited deferred maintenance;

   o Properties that are located in diverse geographic regions in order to minimize the potential adverse impacts of regional economic downturns; and



     o Dealership Properties that are part of large affiliated dealer groups.



Development Strategy

     The Company may pursue attractive real estate development opportunities from time to time. The Company currently anticipates that substantially all of its development activities will be associated with Lessees that are either (i) seeking to expand their operations in order to maximize performance and/or meet certain manufacturer requirements or (ii) constructing additional automobile dealership or related automotive business locations. The Company currently intends to limit its development risk exposure by undertaking development projects on behalf of a Lessee and leasing the project back to such Lessee upon completion based on its cost (including capitalized financing costs). The lease payment associated with such development projects will be calculated based on the rate associated with the existing lease payment on the original facility (in the case of an expansion) or a specified payment negotiated with the Lessee prior to the commencement of development.


Financing Strategy


     The Company intends to fund its growth strategy utilizing a selective blend of financing sources, including internally generated funds, secured and unsecured debt, and a variety of equity or equity-linked securities. Additionally, the Company will have the ability to offer sellers of Properties Units as acquisition currency. Units will provide holders with distributions that are identical to those paid on the Common Shares and will be redeemable for cash or Common Shares, on a one for one basis, at the option of the Company. The utilization of Units as acquisition currency will provide sellers with the ability to defer taxes, improve liquidity, facilitate estate planning and diversify their investment in Dealership and Related Business Properties by participating as an equity owner in the Company.

     MMR Holdings has utilized the proceeds of a $150.0 million secured line of credit from Ford Motor Credit to acquire certain Initial Properties. In connection with the Company's acquisition of MMR Holdings, the Compay will use a portion of the net proceeds of the Offering to repay all amounts outstanding under this line of credit and the line of credit will terminate. The Company intends to obtain a new bank line of credit, which will be used to finance the acquisition of additional Properties and for working capital following the completion of the Offering. The Company intends to maintain a conservative capital structure with a debt to total market capitalization ratio of not more than 50%. Following the completion of the Offering, the Company's ratio of debt to total market capitalization will be approximately 2%.


The Initial Properties


     Upon completion of the Formation Transactions the Company will own 67 Initial Properites located in 11 states. The Company will use the proceeds from the Offering, assume mortgage debt and issue Units to acquire interests in the Initial Properties. With limited exceptions, the Company will acquire all of the Initial Properties free of any material mortgages, liens or other encumbrances. The Company intends to acquire additional Properties with the balance of the net proceeds of the Offering after the Company acquires the Initial Properties. The Company will acquire Properties primarily for income purposes, but may sell Properties from time to time to take advantage of possible capital gains or losses.

     The valuation of the Initial Properties was based primarily upon a capitalization of pro forma cash flow from the Initial Leases, considering the credit worthiness of the Initial Lessees, purchase prices for similarly situated properties, the characteristics of the Initial Properties, the cost of capital used to acquire the Initial Properties and the return the Company could realize from alternative investments. Pro forma cash flow was based upon the rental revenue that the Initial Leases are anticipated to generate in the first year. The following table presents certain information regarding the Initial Properties.

                                                                                                            Land
                                                                     Initial           Initial Lease        Area
              Property                       Location               Base Rent         Term Expiration     in Acres
-----------------------------------   ----------------------   -------------------   -----------------   ---------
 Higginbotham Acura-Mercedes          Daytona Beach, FL            $  221,288        2008                     4.4
 Halifax Ford-Mercury                 New Smyrna Beach, FL            536,675(1)     2008                     4.8
 Halifax Ford Used Cars               Edgewater, FL                    72,875        2008                     1.8
 Higginbotham Chevy-Olds              New Smyrna Beach, FL            650,000(2)     2009                     4.9
 Infiniti of Charlotte                Charlotte, NC                   432,000        2008                     3.3
 Town & Country Ford (Parcel #1)      Charlotte, NC                   409,200(3)     2009(3)                 12.5
 Town & Country Ford (Parcel #2)      Charlotte, NC                   108,513        2008                     1.7
 Town & Country Toyota                Charlotte, NC                   600,000        2008                     5.7
 Lake Norman Chrysler-Plymouth        Cornelius, NC                   590,250(1)     2007                     8.4
 Lake Norman Dodge                    Cornelius, NC                   480,000(1)     2007                     6.0
 Westside Dodge                       Columbus, OH                    600,000        2009                     4.1
 Toyota West                          Columbus, OH                    480,000        2009                     7.6
 Hatfield Hyundai                     Columbus, OH                    480,000        2009                     1.5
 Hatfield Lincoln-Mercury             Columbus, OH                    300,000        2009                     4.9
 VW & Jeep-Eagle West                 Columbus, OH                    300,000        2009                     3.0
 Westside Chrysler-Plymouth           Columbus, OH                    300,000        2009                     7.8
 Fort Mill Ford                       Fort Mill, SC                   480,000        2008                    10.0
 Century BMW                          Greenville, SC                  420,000        2008                     4.1
 Heritage Lincoln-Mercury             Greenville, SC                  313,898        2008                     5.5
 Century BMW                          Spartanburg, SC                 112,805        2008                     1.7
 Saturn of Chattanooga                Chattanooga, TN                 324,648        2007                     5.0
 Infiniti of Chattanooga              Chattanooga, TN                 344,224(1)     2007                     3.8
 BMW/Volvo of Chattanooga             Chattanooga, TN                 279,840(1)     2007                    12.6
 KIA/Volkswagen of Chattanooga        Chattanooga, TN                 132,840        2007                     3.8
 Toyota of Cleveland                  Cleveland, TN                   252,000        2007                     3.4
 Town & Country Ford                  Cleveland, TN                   304,424(1)     2007                    13.0
 Cleveland Honda                      Cleveland, TN                   154,296        2007                     2.1
 Volkswagen of Nashville              Nashville, TN                   147,000        2008                     5.2
 Ron Craft Chrysler-Plymouth-Jeep     Baytown, TX                     262,500        2008                     6.2
 Lone Star Ford                       Houston, TX                     360,000(3)     2009(3)                 24.8
                                                                   ------------                             -----
 INITIAL DEALERSHIP PROPERTIES SUBTOTAL                            10,449,276                               183.6
                                                                   ------------                             -----
 Advance Auto                         Anniston, AL                     69,856               2004              1.0
 Advance Auto                         Bessemer, AL                     72,500               2006               .6
 Advance Auto                         Birmingham, AL                   77,621               2007              1.0
 Advance Auto                         Boaz, AL                         59,500               2003               .7
 Advance Auto                         Leeds, AL                        60,200               2004              1.2
 Advance Auto                         Montgomery, AL                   76,440               2005               .7
 Advance Auto                         Selma, AL                        58,619(4)            2004              1.0
 Advance Auto                         Tarrant City, AL                 72,000               2007               .7
 Advance Auto                         Troy, AL                         62,016               2004              1.0
 Advance Auto                         LaGrange, GA                     56,000               2003              1.3
 Advance Auto                         Monticello, KY                   63,000               2006               .7
 Advance Auto                         High Point, NC                   54,993(4)            2008              1.0
 Advance Auto                         Greenville, OH                   74,900               2007              1.0
 Advance Auto                         Lima, OH                         85,058               2007               .7
 Advance Auto                         Lima, OH                         85,000               2007               .8
 Advance Auto                         Piqua, OH                        66,862               2007              1.7
 Advance Auto                         Springfield, OH                  95,240               2007               .9
 Advance Auto                         Springfield, OH                  82,500               2007               .5
 Advance Auto                         Troy, OH                         70,445               2008               .7
 Advance Auto                         Belle Vernon, PA                 95,775               2006               .8
 Advance Auto                         Brownsville, PA                  73,000               2007               .5
 Advance Auto                         Chambersburg, PA                102,250               2007               .8
 Advance Auto                         Ebensburg, PA                    72,750               2007              1.0
 Advance Auto                         Greensburg, PA                   73,540(4)            2007              1.0
 Advance Auto                         Huntingdon, PA                   61,335(4)            2008               .9
 Advance Auto                         Indiana, PA                      84,000               2007               .8
 Advance Auto                         Jeanette, PA                     88,000               2007              1.0
 Advance Auto                         Leechburg, PA                    81,720               2006              1.0
 Advance Auto                         Murrysville, PA                  95,428               2006              1.4
 Advance Auto                         New Kensington, PA               99,950               2006              1.4
 Advance Auto                         North Huntingdon, PA             84,595(5)            2006              1.0

                                                                                                 Land
                                                           Initial          Initial Lease        Area
            Property                   Location           Base Rent        Term Expiration    in Acres
-------------------------------   -----------------   -----------------   -----------------   ---------
 Advance Auto                     Uniontown, PA          $   90,650       2006                      .9
 Advance Auto                     Washington, PA             73,500       2006                      .7
 Advance Auto                     Waynesburg, PA             84,510       2006                     1.3
 Advance Auto                     Dickson, TN                61,700       2005                      .9
 Advance Auto                     Lynchburg, VA              51,950(4)    2007                      .9
                                                         ------------                            -----
  ADVANCE PROPERTIES SUBTOTAL                             2,717,403                               33.5
                                                         ------------                            -----
 ABRA Auto Body & Glass           Chattanooga, TN           198,000       2007                     2.2
                                                         ------------                            -----
  INITIAL PROPERTIES TOTAL                               $13,364,679                             219.3
                                                         ============                            =====



---------
(1) Initial Base Rent indicated is the aggregate Base Rent payable on more than one property parcel utilized by the dealership.
(2) The Higginbotham Chevy-Olds dealership is presently under construction and is expected to be completed and available for leasing in January 1999. The Company will acquire this Property after the completion of construction, and the initial Base Rent indicated is an estimate.
(3) The existing Leases on these Properties will terminate by December 31, 1999. The Company and the Sonic Lessees have entered into new Leases that will take effect on January 1, 2000, which provide for initial Base Rent of $1,140,000 for each Property, and expire on December 31, 2009.
(4) These Advance Properties or portions of the interests therein are presently subject to ground leases, which will be assigned to the Company. The initial Base Rent figures shown are net of aggregate annual ground lease payments of $96,899.
(5) The Company will be assigned certain rights under an easement agreement pursuant to which the Company will receive all rents on the Property from Advance Auto and will make an annual payment of $5,400 to the easement grantor. The initial Base Rent figure shown is net of the required easement payment.



Ground Leases and Other Interests in Certain Advance Properties

     The Selma, Alabama Advance Property is subject to a ground lease with an unrelated third-party that expires on December 31, 2034, and is renewable at the Company's option for four successive five year terms. The rental rate is $8,000 per year, with ten percent increases every five years during the term of the lease. The lease also requires the Company to pay to the ground lessor 25% of any percentage rent paid by Advance Auto. The Company is not currently entitled to percentage rent on any of its Initial Properties.

     The High Point, North Carolina Advance Property is subject to a ground lease with an unrelated third-party that expires on December 31, 2004, with six renewal options of five years each. The rental rate payable under the ground lease is $26,484 per year. The rental rate increases by five percent during each of the first two renewal terms and by ten percent during the final four renewal terms.

     The Greensburg, Pennsylvania Advance Property is subject to a ground lease dated June 24, 1996 with an unrelated third-party that expires on December 31, 2016, with four renewal options of five years each. The present rental rate payable under the ground lease is $30,000 per year, which will be the rental rate through the end of 2000. Thereafter, rent increases by $5,000 every five years of the initial term. The ground lease provides for additional rental increases for each successive five-year term equal to the previous term's rent multiplied by 50% of the increase in the Consumer Price Index ("CPI") for the previous five-year period, and will, in no event, be less than a ten percent overall increase in the rent for the previous five-year period.

     The Huntingdon, Pennsylvania Advance Property is subject to an access easement agreement with an unrelated third party dated as of February 3, 1997. The easement agreement gives each party the right to use the property of the other to access its own property in perpetuity. No other compensation is required under the agreement, although the Company will be required to maintain the property subject to the easement.

     The North Huntingdon, Pennsylvania Advance Property is subject to an access easement agreement with an unrelated third-party dated March 20, 1984. The easement agreement provides for an initial term that expired on March 26, 1994, but contains provisions for three additional renewal terms of ten years each. The easement agreement provides for payments to the easement grantor during the first renewal terms of $5,400 per year. The payment increases to $8,100 per year during the second renewal term and $12,000 per year during the third renewal term.

     The Lynchburg, Virginia Advance Property is subject to a ground lease with an unrelated third party that expires on April 9, 2016. The lease also provides for four additional renewal terms of five years each. The base rental rate is $25,000 per year, and the tenant is obligated to pay the ground lessor one-half of any percentage rent paid by Advance Auto. The base rental rate is increased for the renewal terms as follows: $27,500 for the first renewal term; $28,875 for the second renewal term; $30,319 for the third renewal term; and $31,835 for the fourth renewal term.

     The Company does not believe the lack of a fee interest in Properties subject to the ground leases will be material to the Company because of the long term nature of the ground leases and the remaining useful life of the facilities located thereon.



Initial Lessees

     Twenty-eight of the Initial Dealership Properties will be Leased to the Sonic Lessees. All of the Sonic Lessees are subsidiaries of Sonic Automotive. Sonic Automotive is one of the leading automotive retailers in the United States, operating 44 dealerships and 15 collision repair centers in eight states of the southeastern and southwestern United States. Its business is geographically diverse, with dealership operations in the Charlotte, North Carolina, Chattanooga, Tennessee, Nashville, Tennessee, Tampa/Clearwater, Florida, Houston, Texas, Atlanta, Georgia, Columbus, Ohio and Montgomery, Alabama markets. In recent years, many of Sonic Automotive's dealerships have won awards measuring quality and customer satisfaction from various Manufacturers. These awards include the Five Star Award from Chrysler, the Chairman's Award from Ford and the President's Award from BMW. In addition, Sonic Automotive was named to Ford's Top 100 Club, which consists of Ford's top 100 retailers based on retail volume and customer satisfaction. Sonic Automotive had revenues of $1.8 billion, operating income of $54.1 and retail unit sales of 48,079 new and 34,278 used vehicles in 1997 (after giving pro forma effect to Sonic Automotive's acquisitions in 1997 and 1998).

     The Sonic Lessees and their affiliates operating on the Initial Dealership Properties (the "Sonic Dealers") sell domestic and imported luxury, family, economy and sport utility vehicles, trucks and vans, including Acura, BMW, Chevrolet, Chrysler, Dodge, Ford, Honda, Hyundai, Infiniti, Isuzu, Jeep, KIA, Lincoln, Mercedes, Mercury, Oldsmobile, Plymouth, Saturn, Subaru, Toyota, Volkswagen and Volvo. In addition to selling new vehicles, many of the Sonic Dealers lease new vehicles and sell used vehicles. They also provide service and parts primarily for the vehicle makes and models that they sell or lease, and perform both warranty and non-warranty service work. In general, parts departments support the sales and service divisions. The Sonic Dealers also sell factory-approved parts at retail to their customers or at wholesale to independent repair shops and arrange third-party financing for their customers, sell vehicle service contracts and arrange selected types of credit insurance for which they receive financing fees, subject to a charge-back against a portion of the finance fees if contracts are terminated prior to their scheduled maturity.


     The Company's Chairman of the Board, Mr. Smith, is the chief executive officer and chairman and a controlling shareholder of Sonic Automotive. In addition to Mr. Smith's automotive experience, each of Sonic Automotive's other executive officers, regional vice presidents and executive managers have an average of 18 years of automotive retailing experience.


     The Advance Properties will be acquired from Primax subject to existing leases with Advance Auto. Advance Auto is the second largest specialty retailer of automotive parts and accessories in the United States based on the number of stores. On November 2, 1998, Advance Auto acquired all 652 Parts America and Western Auto stores from Sears. As a result of this transaction, Advance Auto operates over 1,500 stores in 37 states, Puerto Rico and the U.S. Virgin Islands. Sears currently owns approximately 40.6% of Advance Auto's parent holding company. Since accelerating its store expansion plan in 1992, Advance Auto has grown from the eighth largest to the second largest U.S. specialty retailer of automotive parts, increasing its store count by 735%. From fiscal 1992 through fiscal 1997, Advance Auto, as disclosed in reports filed with the Commission by Advance Auto, increased sales, net income and pro forma EBITDA by a compounded annual growth rate of 29.3%, 15.5% and 28.4%, respectively. For fiscal 1997, Advance Auto's net sales, net income and EBITDA were $848.1 million, $20.4 million and $65.4 million, respectively. Pro forma for the acquisition of the Parts America and Western Auto stores, Advance Auto, as of July 18, 1998, reported shareholders' equity of $222.4 million and long-term debt of $425.0 million.



Dealership, Sonic and Bowers Leases

     General


     As the Company acquires Dealership Properties in the future, the Company intends to lease these Dealership Properties to the Lessees thereof (other than Sonic Automotive) pursuant to standardized dealer leases (the "Dealership Leases"). The Company may alter the substantive terms of the Dealership Leases from time to time from those discussed below in order to account for market conditions and varying circumstances concerning the subject Property. As discussed below, the terms of the Dealership Leases are expected to differ in certain respects from the Sonic Leases on 15 of the Initial Dealership Properties, the existing Leases on the Lake Norman Dodge and Lake Norman Chrysler-Plymouth Dealership Properties (the "Lake Norman Leases") and the Leases on the Bowers Properties, including the Collision Repair Property (the "Bowers Leases"), which are being assumed in connection with the acquisition of such Properties. The Dealership Leases are expected to have initial terms of ten years (each an "Initial Term") with two additional five year terms (each a "Renewal Term") at the option of the Lessee. All Dealership Leases and Sonic Leases will be triple-net leases requiring the Lessees to undertake and pay for any maintenance and repairs and will permit the Lessees to undertake additions, renovations and improvements to the Dealership Properties after receiving the consent of the Company.


     The Base Rent under each Dealership Lease and Sonic Lease will be negotiated by the Company to produce an appropriate yield to the Company based on the Company's determination of the appropriate return on the Company's investment considering (i) the purchase price for the Property, (ii) the credit worthiness of the Lessee, (iii) the rental rates for similarly situated properties in the geographic location in which the Property is situated, (iv) the characteristics of the Property, (v) the cost to the Company of the funds used to acquire the Property, and (vi) the return that the Company could realize from alternative investments on that Property's purchase price (including acquisition fees and expenses). The Base Rent thereafter will be adjusted upward either (i) annually or periodically based on a factor of the CPI, or (ii) periodically, based on a fair market evaluation. Such fair market evaluation is to be agreed upon by the Company and the relevant Lessee; otherwise, the determination of this amount will be made by independent arbitrators pursuant to the terms of the Dealership Lease. The CPI-based adjustments range from a minimum of 1% to a maximum of 3% of Base Rent.


     Typical Dealership Lease Terms

     In general, the Dealership Leases and, except as otherwise noted, the Sonic Leases (including the Lake Norman Leases) and the Bowers Leases will include the following lease terms. Certain of the Bowers Leases, namely the leases on the Collision Repair Property (the "CRP Lease"), a Saturn dealership (the "Saturn Lease") and a Toyota dealership (the "Toyota Lease"), differ from the remaining Bowers Leases on particular terms as noted below. With future Lessees other than Sonic Automotive, the Company will attempt to negotiate lease terms similar to those contained in the Dealership Leases, while future Leases with affiliates of Sonic Automotive are expected to contain terms similar to those contained in the Sonic Leases. No assurance can be given that the Company will be successful in instituting all the terms of the Dealership Leases as new Dealership Properties are acquired. Moreover, the Company may be required to assume existing leases on Properties it acquires in the future, which may have terms substantially different from those of the Dealership Lease.

     Use of the Properties. The Dealership Leases will require (a) the Dealership Property to be operated as an automobile dealership, and (b) that the Lessee or any permitted assignee operate the Dealership Properties in an efficient and professional manner in compliance with all laws and regulations. The Bowers Leases generally provide that the property may be used for any lawful purpose.


     Amounts Payable Under the Leases; Net Provisions. During the Initial Term and any Renewal Terms, each Lessee or any permitted assignee will pay the Base Rent, in monthly installments. The Base Rent will be adjusted upward on a periodic basis based on a factor of the CPI. At the beginning of each Renewal Term, Base Rent will be adjusted for such year on the basis of a fair market evaluation. Such evaluation will be agreed to by the Company and the applicable Lessee; otherwise, the evaluation will be made by independent arbitrators pursuant to the Lease terms. The Sonic Leases provide for CPI adjustments every five years based on the cumulative increase in CPI during the preceding five years. The Lake Norman Leases provide for annual CPI adjustments. The Bowers Leases only provide for a Base Rent adjustment upon the beginning of each Renewal Term on the basis of fair market value.


     Each Dealership Lease will be a triple-net lease, under which each Lessee will be required to pay rent and substantially all expenses associated with the operation of a particular Dealership Property. Such expenses include all taxes, assessments and levies, excises, fees and all other governmental charges with respect to such Dealership Property, all charges for insurance, utilities, service, repair and maintenance, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Dealership Property. Each Lessee will be obligated to comply with all laws, contracts, covenants and restrictions affecting a Dealership Property.

     Maintenance, Alterations, Capital Additions or Improvements. The Lessee or any permitted assignee shall be obligated, at its sole cost and expense, to maintain its Dealership Property in good order, repair and appearance and to make structural and non-structural, interior and exterior, and ordinary and extraordinary repairs and replacements, which may be necessary and appropriate to keep such Dealership Property in good order, repair and appearance or which may be required by any governmental authority. The Company will not be required to build or rebuild any improvements to any Dealership Property, or to make any repairs, replacements, alterations, restorations or renewals to any Dealership Property.


     The Lessee or any permitted assignee, at its sole cost and expense, may make alterations, additions, changes and/or improvements to each Dealership Property only with the prior written consent of the Company, in the Company's reasonable discretion. Typically, all improvements, additions, alterations and replacements constructed upon each Dealership Property by the Lessee during the Initial Term or a Renewal Term of a Dealership Lease will be the sole property of the Lessee until the expiration or early termination of such Dealership Lease, at which time all improvements, additions, alterations and replacements will become the property of the Company. All machinery, equipment, furniture, furnishings and other personal property installed at the expense of a Lessee on any Dealership Property will remain the property of such Lessee and may be removed by such Lessee at the expiration or earlier termination of the Dealership Lease. The Bowers Leases provide that any alteration, addition or improvement made by the Lessee and any fixtures installed as a part thereof, may at the Lessee's sole option remain the property of the Lessee. The Bowers Leases require the Lessee to pay for any legally mandated alterations, additions and improvements but the Lessee is liable for any such changes in the nature of a capital expenditure only up to $5,000 for any one item and $25,000 for all items during the Initial Term. Expenses in excess of these limitations are subject to mutual agreement of the parties. If the parties are unable to agree on the excess expenses, either party may terminate the lease upon 90 days notice.

     Insurance. Each Dealership Lease will provide that the Lessee will maintain insurance on its Dealership Property with coverages in such amounts as are customarily insured against with respect to properties similar to the Dealership Properties, including: (i) fire, and other hazards and perils generally included under extended coverage; (ii) sprinkler leakage; (iii) vandalism and malicious mischief; (iv) boiler and machinery; (v) other perils commonly covered by "All Risk" insurance, all in an amount which reasonably assures there will be sufficient proceeds to replace the improvements and personalty in the event of a loss against which such insurance is issued but in no event less than 100% of the full replacement value thereof (exclusive of foundations); (vi) broad form comprehensive general public liability and property damage insurance providing coverage against liability for personal injury, death and property damage; (vii) builder's risk insurance (prior to and during any construction); (viii) business interruption insurance (not required of the Sonic Lessees); (ix) flood (when the Dealership Property is located in whole or in material part in a designated flood plain area), (x) worker's compensation; and (xi) other insurance which at the time is commonly obtained in connection with business operations similar to those of the Initial Lessee. The Company believes that the amount of insurance required under the Leases is sufficient to protect each Property. The foregoing insurance policies are to name the Company and any holder of a mortgage deed of trust or other security agreement on such Dealership Property ("Company Mortgagee") as additional insureds. Each Dealership Lease shall specify the deductibles for insurance covering each class of risk. In addition, such insurance shall carry not less than "A-" or "VIII" ratings. Notwithstanding, there will be risks for which insurance will not be obtainable or will be prohibitively expensive. In such event, a Lessee's ability to restore the Dealership Property may be dependent on its internally generated funds or borrowing capacity. The Bowers Leases provide for comprehensive public liability coverage in the amount of not less than $5,000,000, and fire, casualty and extended coverage insurance naming the Lessee as the sole payee (but not naming the Company as additional insured).


     Damage to, or Condemnation of, a Property. In the event of any damage to any Dealership Property, the Lessee is required to submit complete and detailed plans and specifications to the Company, and will have the obligation to promptly repair or restore the damage at the Lessee's expense so as to make such Dealership Property at least equal in value and character to such Dealership Property immediately prior to such occurrence. Typically, the rent, real estate taxes and other impositions on the particular Dealership Property will not be abated during the time of restoration. If any Dealership Property is damaged during the Initial Term to an extent greater than 80% of the value of the improvements and personalty, or during a Renewal Term to an extent greater than 60% of the value of the improvements and personalty, then the Company may elect to terminate the relevant Dealership Lease upon notice to the Lessee. Upon such a termination of the Dealership Lease, the Lessee will have no obligation to repair such Dealership Property, and the entire insurance proceeds will belong to the Company. The Bowers Leases provide for abatement or a porportional reduction of rent for any fees or charges during the period of restoration. The Bowers Leases provide that if the Lessee determines, in its sole discretion, that such casualty or the repair and restoration of the premises substantially and materially affects the Lessee's business, then the Lessee may elect to terminate the lease. The Bowers Leases do not provide for termination of the lease by the Company in the event of damage.


     If at any time during the Initial Term or any Renewal Term, the Dealership Property is totally and permanently taken by right of eminent domain or by conveyance made in response to the threat of the exercise of such right ("Condemnation"), then the Dealership Lease will terminate as of the date the condemning authority takes possession of the Dealership Property being condemned. The Lessee will be required to pay all outstanding applicable rent and other charges through the date of termination.

     If a portion of a Dealership Property is taken by Condemnation, the Dealership Lease will remain in effect as to such Dealership Property if such Dealership Property is not thereby rendered unsuitable for use as the business contemplated by the Dealership Lease, in the Company's and the Lessee's mutual reasonable judgment. If the Dealership Lease is not terminated, then the Lessee will restore the Dealership Property. Any award made by the condemning authority will belong to the Company, except to the extent required by Lessee to restore the remaining portion of the Dealership Property. If the award is insufficient to pay for the restoration, the Lessee is responsible for the remaining cost and expense of such restoration. The Bowers Leases provide that if any substantial, material portion of a Dealership Property is taken by Condemnation, then the Company shall repair and restore the property to the best possible tenantable condition and the rent shall be equitably reduced or the Lessee may elect to terminate the lease in its good faith discretion.

     Financial Covenants. Each Lessee, will be required to maintain a ratio of net income before income taxes plus depreciation, amortization and rent expense to rent of at least 1.5 to 1.0 (the "Cash Flow Coverage Ratio"), computed as the aggregate of net income before taxes plus mortgage interest, plus rent expense, depreciation, plus the annual LIFO adjustment and other non-cash expenses, less recurring capital expenditures and gain (loss) on sale of real estate, dividends and/or profits taken out of the Lessees, divided by the aggregate of the Lessee's obligations under the Dealership Leases. The Company will monitor the Lessee's compliance with the Cash Flow Coverage Ratio and if the Lessee defaults in such obligation, the Lessee can cure such default by providing the Company with additional security, in the form of guaranties, letters of credit, security deposits or the cross collateralization of the subject Dealership Lease with other properties of the Lessee or an affiliate. The Sonic Leases and the Bowers Leases to affiliates of Sonic Automotive do not provide for any Cash Flow Coverage Ratio covenant and instead provide that all obligations of the Lessees under such Leases will be guaranteed by Sonic Automotive. Saturn Corporation guarantees the Saturn Lease. The CRP Lease and the Toyota Lease are not guaranteed.

     Net Worth Covenant. Each Lessee will be required to maintain a Net Worth equal to six months of the following year's Base Rent; however, during the first year of the term such measurement shall be based on the entire first years Base Rent divided by two. The Lake Norman Leases and the Bowers Leases contain no Net Worth covenant. The Bowers Leases that contain a guaranty provision provide that the guarantor shall be irrevocably released from the guaranty when the Lessee has a net worth of $20,000,000.

     Assignment and Subletting. The Dealership Leases provide that each Lessee may not, without the prior written consent of the Company, assign, or otherwise transfer any Dealership Lease or sublease any Initial Property or grant or permit any lien or encumbrance on or security interest in the Lessee's interest in the Dealership Lease, in whole or in part. An assignment of the Dealership Lease includes any change of control of the Lessee. The Bowers Leases provide that the Lessee may assign the lease without the Company's consent.

     If the Company consents to any assignment, transfer, subletting or encumbrance, the Lessee will continue to be primarily liable under the Dealership Lease. Any assignment or other transfer of all or any portion of the Lessee's interest in an Dealership Lease in violation of the restrictions on assignment or subletting will be voidable at the Company's option.

     The Lessee is not permitted to sublease the Dealership Property, assign the Dealership Lease or enter into another arrangement which would have the effect of causing any portion of the amount received by the Company under the Dealership Leases to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code.

     Indemnification. A Lessee will be required to defend, indemnify and save and hold the Company harmless from and against liabilities, obligations, losses, injunctions, suits, fines, actions, penalties, claims, demands, costs and expenses (including reasonable attorneys' fees and expenses) and actual or consequential damages incurred by, imposed upon or asserted against, indirectly or directly, the Company, its officers, trustees, employees, shareholders, agents or affiliates on account of, among other things: (a) any breach, violation, or nonperformance by the Lessee or any person claiming under the Lessee or the employees, agents, contractors, invitees, or visitors of the Lessee of any term, representation, warranty, covenant, or provision of the Dealership Lease or business of the Initial Lessee, its employees, agents, contractors, invitees, visitors or any other person or any law, ordinance, or governmental requirement of any kind; (b) any use, condition, operation or occupancy of the Dealership Properties; (c) any acts, omissions, or negligence of the Lessee; (d) any accident, injury, death or damage to the person or property on the Lessee's part to be performed occurring at any Dealership Property; (e) any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use or operation by any person of the Property or the operation of the business contemplated by the Dealership Lease to be conducted thereon; (f) any failure of the Lessee to comply with any laws, ordinances, requirements, orders, directions, rules or regulations of any governmental authority; (g) any contamination of the Dealership Property, or the ground waters thereof, arising on or after the date that the Lessee takes possession of the Dealership Property and occasioned by the use, transportation, storage, spillage or discharge thereon of any toxic or hazardous chemicals, compounds, materials or substances (the Bowers Leases, however, require indemnification for an acts or omissions by the Lessee that cause the release of hazardous materials); (h) any discharge of toxic or hazardous sewage or waste materials from the Dealership Property into any septic facility or sanitary sewer system serving the Dealership Property arising on or after the date the Lessee takes possession of the Property; (i) any brokers or agents fees and commissions; or (j) any other act or omission of the Lessee, its employees, agents, invitees, customers, licensees or contractors (the Bowers Leases do not provide indemnification for these types of acts or omissions).

     Pre-Existing Conditions. The Sonic Leases (other than the Lake Norman Leases and the Bowers Leases) contain a pre-existing condition clause, which provides with respect to any condition that existed prior to the Sonic Lessee's possession, the Sonic Lessee will have the option of either (i) remediating such condition at its own cost and expense, or (ii) requesting that the Company remediate at its cost and expense in which event the Base Rent will be increased by an amount equal to the cost of remediation multiplied by the capitalization rate of the applicable Sonic Lease. Pre-existing conditions covered by this clause include environmental conditions.

     Events of Default. The following events, among others, will constitute "Events of Default" under the Dealership Leases: (a) the Lessee fails to pay in full any installment of Base Rent, or any other monetary obligation payable by the Lessee to the Company under the Dealership Lease; (b) the Lessee fails to observe and perform any covenant in the Dealership Lease and such failure continues for a period of 30 days after receipt of written notice of such failure; or if, by reason of the nature of such default, the same cannot with due diligence be reasonably remedied within the 30-day period, the Lessee does not commence to remedy the failure and diligently completes the remedy thereof within a reasonable time; provided, however, such cure period will generally not extend beyond 90 days; (c) if the Lessee (i) becomes bankrupt or insolvent or admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency act, (iii) files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any other applicable law or statute of the United States of America or any state, or (iv) makes an assignment for the benefit of its creditors; (d) if the Lessee files a petition for the appointment of a receiver or trustee for all or substantially all of its assets and such petition or appointment shall not have been set aside within 60 days from the date of such petition or appointment; (e) if the estate or interest of the Lessee in a Dealership Property or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within 60 days after commencement; (f) termination or relinquishment of the franchise or license pursuant to which an Lessee conducts business on the Dealership Property, provided that such event does not constitute an Event of Default if
(i) no other Event of Default has occurred and is continuing, and (ii) at a date no later than 30 days following such date of the default, termination or relinquishment, the Lessee or an affiliate has cured such default or entered into written new or amended franchises or licenses for operation of the dealership at the Dealership Property satisfactory to the Company in its discretion applying commercially reasonable standards; provided that if Lessee is, in good faith, disputing an assertion of default by the franchisor or licensor or is proceeding diligently to cure such default, the 30-day period shall be extended so long as Lessee continues to dispute or cure such default in good faith and the Dealership Property is operated pursuant to a Franchise Agreement approved by the Company; (g) the Lessee shall fail to provide insurance coverage if the Lessee vacates, abandons or fails to continuously operate the business on the Dealership Property; (h) if, except as a result of damage, destruction or a partial or complete condemnation, the Lessee ceases operations on the Dealership Property for a period in excess of 30 days; (i) if a change of control occurs or the estate or interest of the Lessee in the Dealership Property is or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding, unless Lessee is contesting such lien or attachment in good faith; (j) Lessee's failure to provide the Company immediate notice of Lessee's receipt of notice of a default or potential default by Lessee under the Franchise Agreement or the Manufacturer's intent to terminate, suspend or not renew the Franchise Agreement; and (k) if Lessee or any of its affiliates defaults under any Dealership Lease with the Company or another landlord. The Bowers Leases do not provide a default for items (f), (g), (i), (j) or (k) above.

     The Company may exercise any one or more of the following rights and remedies upon the occurrence of an event of default: (i) the Company may, by written notice thereof to the Lessee, terminate the Dealership Lease and, peaceably or pursuant to appropriate legal proceedings, resume possession of the Dealership Property for the Company's own account and, for the Lessee's breach of and default under the Dealership Lease, recover immediately from the Lessee any and all rent and other sums and damages, including costs and expenses, due or in existence at the time of such termination; (ii) the Company may, by written notice thereof to the Lessee, terminate the Lessee's option to renew the Dealership Lease for any or all of the Renewal Terms; (iii) the Company may, pursuant to any prior notice required by law, and without terminating the Dealership Lease, peaceably or pursuant to appropriate legal proceedings, resume possession of the Dealership Property for the account of the Lessee, make such alterations of and repairs to the Dealership Property as may be reasonably necessary in order to relet the same or any part or parts thereof and relet or attempt to relet the Dealership Property or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term), at such rent and upon such other terms and provisions as the Company, in its reasonable discretion may deem advisable; (iv) the Company may, without resuming possession of the Dealership Property, sue for all rent and all other sums, charges, payments, costs and expenses due from the Lessee to the Company hereunder and incurred in connection with the Company's recovery of possession of the premises; (v) the Company may require the Lessee to immediately transfer to the Company all amounts held by the Lessee in the trust account established pursuant to the Dealership Lease and, thereafter, to deposit on the first day of each month together with and in addition to the regular installment of Base Rent, an amount equal to one-twelfth of the yearly taxes and assessments as estimated by the Company to be sufficient to enable the Company to pay, at least 30 days before they become delinquent, all taxes, assessments, and other similar charges and insurance premiums against the Dealership Property or any part thereof. In addition to the remedies hereinabove specified and enumerated, the Company shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of re-entry, unlawful detainer proceedings and other remedies were not herein provided. The Bowers Leases provide that the Lessee may terminate the Lease if the Company fails to perform its obligations under the Lease.

     Governing Law. Each Dealership Lease and each Sonic Lease will be governed by and construed in accordance with the law of the state of where the Dealership Property is located.


Advance Leases

General

     Concurrently with the Company's acquisition of the Advance Properties, the Company will assume the existing Advance Leases on the Advance Properties. The Advance Leases all have Initial Terms of ten years or more and may be extended for at least two additional five year Renewal Terms at the option of Advance Auto. The Advance Leases require Advance Auto to undertake and pay for most maintenance and repair obligations (excluding structural walls and foundations, roof, parking lot, sidewalks and certain major break downs in heating/air conditioning systems), and all insurance and tax obligations which relate to the Advance Properties. The Dealership Leases provide similiar terms except that Lessees under the Dealership Leases must bear all maintenance and repair obligations.

     The purchase price for the Advance Properties was negotiated by the Company based upon the yield to the Company considering (i) the leases on the Advance Properties, (ii) the creditworthiness of Advance Auto, (iii) the rental rates for similarly situated properties in the geographic location in which the Advance Properties are situated, (iv) the characteristics of the Advance Properties, (v) the cost to the Company of the funds used to acquire the Advance Properties, and (vi) the return that the Company could realize from alternative investments on that Advance Property's purchase price (including acquisition fees and expenses).

     The Base Rent at the inception of any Renewal Term, if exercised by Advance Auto, will be adjusted upward by pre-determined amounts averaging approximately 4.5% of the Base Rent paid during the previous term. Similar increases in Base Rent occur during subsequent Renewal Terms, if exercised by Advance Auto. In all cases, if 2.5% of Advance Auto's gross sales for the particular location in any year exceed its Base Rent, Advance Auto is required to pay additional percentage rent such that total rent received by the Company equals at least 2.5% of Advance Auto's gross sales for the particular location in any year.

Typical Advance Lease Terms

     The Advance Leases include the lease terms described below. The Company expects future Leases with Advance Auto will contain substantially similar terms as result of the Company's relationship with Primax.

     Use of the Properties. The Advance Leases require that the Advance Properties (a) be used only for the purpose of operating and conducting the sale of automobile parts and accessories and (b) that such use complies with all ordinances, laws, rules and regulations promulgated by any governmental body having jurisdiction over the Advance Properties.

     Amounts Payable Under the Leases; Net Provisions. During the Initial Term and any Renewal Terms, Advance Auto or any permitted assignee will pay the Base Rent, in monthly installments. The Base Rent will be adjusted upward during each of the Renewal Terms as set forth above. In addition, Advance Auto shall pay additional percentage rental, as set forth above, no later than 90 days following the end of each rental year. Advance Auto must provide the Company with an audit of its gross sales if requested by the Company, and the Company may inspect Advance Auto's sales records to determine the accurancy of the percentage rental calculation.

     Each Advance Lease is generally a "triple-net" lease, except that the Company will incur certain maintenance and repair obligations pursuant to the Advance Leases, as set forth below. Advance Auto is responsible for all real estate taxes, assessments or other governmental charges which may be levied or assessed by any lawful authority against the Advance Properties as well as all charges for utilities.

     Maintenance, Alterations, Capital Additions or Improvements. Advance Auto will also be responsible for all maintenance and repair costs related to each of the Advance Properties and will keep the Advance Properties in good order and repair, except that the Company is responsible for maintenance and repair of structural walls and foundations, roof, parking lot, sidewalks and in the event of a major breakdown in the heating/air conditioning system which results in generally a cost of more than $500, one half of the maintenance or repair costs related to such major breakdown. Primax has guaranteed all maintenance costs for a period of one year. Historically, such costs have not been material.

     Advance Auto may make alterations, improvements or may re-arrange interior partition walls as it deems necessary for the conduct of its business. Advance Auto may not alter, improve or re-arrange structural walls without first obtaining the Company's written consent, which the Company may not unreasonably withhold. All furnishings, fixtures, and equipment supplied and installed on the Advance shall remain the property of Advance Auto unless permanently attached to the Property. Any damage to the Property occasioned by the removal of any furnishings, fixtures and equipment must be repaired by Advance Auto at its sole cost and expense.

     Noncompetition Covenant. In each Advance Lease, the Company has covenanted not to lease to any third person any land or building within two miles of the applicable Advance Property for the purpose of conducting thereon a business similar to that being conducted by Advance Auto. Advance Auto's remedies for a breach of this covenant include termination of its lease or the payment of only percentage rents annually at the applicable Property.

     Insurance. The Advance Leases, with one exception, require Advance Auto to maintain hazard insurance in the amount of the full replacement value of each of the Advance Properties. In addition, Advance Auto must maintain public liability insurance in pre-determined amounts which were customary at the time of lease execution for properties similar to the Advance Properties. Notwithstanding the foregoing, there will be risks for which insurance is not required of Advance Auto. In such event, Advance Auto's or the Company's ability to restore the Advance Properties may be dependent on its internally generated funds or borrowing capacity.

     Damage to, or Condemnation of, a Property. In the event of any damage to any of the Advance Properties, the Company shall be obligated to rebuild or restore such property to a condition comparable to that existing prior to the occurrence of said destruction or damage. If, in Advance Auto's reasonable discretion, the damage or destruction prevents the operation of Advance Auto's business or makes it impractical to do so, rent shall abate during rebuilding or restoration to the extent that an Advance Property is unusable. Notwithstanding the foregoing, the Company shall not be obligated to rebuild or restore an Advance Property in the event that one year or less remains in the term of the applicable Advance Lease.

     If at any time during the Initial Term or any Renewal Term, any Advance Property is totally and permanently taken by Condemnation then the Advance Lease shall terminate automatically as of the date the condemning authority takes title to such Advance Property. Advance Auto will be required to pay all outstanding applicable rent and other charges through the date of termination.

     If a portion of an Advance Property is taken by Condemnation such that the portion not so taken is unsuitable for an automotive parts store, either the Company or Advance Auto may terminate the applicable Advance Lease. If a portion of an Advance Property is taken by Condemnation and the Advance Lease is not terminated, the Base Rent shall be reduced by the proportion of such taking. Upon receipt of any such Condemnation award, the Company shall restore the building to a complete architectural unit, and Advance Auto shall make all necessary repairs and alterations to its furnishings, fixtures, equipment and signs. All damages or compensation paid for any such Condemnation will belong to the Company. If the award is insufficient to pay for the restoration, the Company may be dependent on its internally generated funds or borrowing capacity to complete such restoration.

     Assignment and Subletting. The Advance Leases provide that Advance Auto may not, without the written prior consent of the Company, assign or sublet an Advance Property, which consent the Company may not unreasonably withhold. If the Company consents to any assignment or subletting, Advance Auto will remain liable for all of its obligations pursuant to the Advance Lease.

     Indemnification. Advance Auto will indemnify and save the Company harmless from and against any and all claims, actions, damage, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Advance Properties, or the occupancy or use by Advance Auto of the Advance

Properties, or occasioned wholly or in part by any act or omission of Advance Auto, its agents, contractors, employees, servants, lessees or concessionaires. Advance Auto will also indemnify and save and hold the Company harmless for certain environmental matters at set forth below.

     Environmental Matters. The Advance Leases provide for covenants by Advance Auto relating to environmental matters with respect to each Advance Property. Each Advance Lease also requires Advance Auto to indemnify and hold the Company harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the term of the Advance Leases and which arises as a result of Advance Auto's failure to comply with all environmental laws. See "Governmental Regulations Affecting the Properties--Environmental Laws."

     Events of Default. The following events constitute "Events of Default" under the Advance Leases: (a) Advance Auto fails to pay rent when due which remains unpaid for more than ten days after written notice from the Company;
(b) Advance Auto fails to perform any of the other terms, conditions or covenants contained in an Advance Lease for more than 30 days after written notice from the Company, provided that, the nature of the default is such that it cannot be reasonably be cured within 30 days and work thereon has commenced within said period and diligently prosecuted, no Event of Default shall have occurred; (c) Advance Auto shall become bankrupt or insolvent or file any debtor proceedings or take or have taken against it in any court pursuant to any statute, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of its property; (d) Advance Auto makes an assignment for the benefit of creditors or petitions for or enters into such an arrangement; and (e) Advance Auto abandons an Advance Property or suffers an Advance Property to be taken under any writ of execution.

     If any Event of Default had occurred, then the Company, without excluding other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the Advance Property and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Advance Auto, all without resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby (to the extent permitted by the law of the state in which the Advance Property is located). If the Company should elect to re-enter as herein provided, or should it take possession pursuant to legal proceedings, it may either terminate the Advance Lease or it may from time to time, without terminating the Advance Lease, make such alterations and repairs as may be necessary to relet the Advance Property, and relet said Property for such term and at such rentals and upon such other terms and conditions as the Company may deem advisable. In the event of such reletting, all rents received by the Company will be applied, first, to the payment of any indebtedness other than rent due from Advance Auto to the Company; second, to the payment of any costs and expenses of such reletting, including the expense of alterations and repairs; and, third, to the payment of rent due and unpaid, and the residue, if any, will be held by the Company and applied in payment of any future rent due and unpaid. If such reletting yields rentals insufficient for any month to pay the rent due by Advance Auto hereunder for that month, Advance Auto will be liable to the Company for the deficiency and same will be paid monthly. No such re-entry or taking possession of the leased premises by the Company will be construed as an election to terminate the Advance Lease unless a written notice of such intention be given by the Company to Advance Auto at the time of such re-entry. Notwithstanding any such re-entry and reletting without termination, the Company may at any time thereafter elect to terminate the Advance Lease for such previous breach, in which event it may recover from Advance Auto damages incurred by reason of such breach, including the cost of recovering the Advance Property and the difference in value between the rent due pursuant to the Advance Lease for the remainder of the term and its fair market rental value for the remainder of the term. In determining the rent payable by Advance Auto, subsequent to default, the Base Rent for each year of the unexpired term will be equal to the average Base Rent paid by Advance Auto from the commencement of the Term to the date of default.
     Governing Law. Each Advance Lease will be governed by and construed in accordance with the law of the state where the applicable Advance Property is located. In addition, each Advance Lessee will provide a certificate relating to certain federal income tax standards.


Governmental Regulations Affecting the Properties

     Environmental Laws. Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. The costs of such removal or remediation could be substantial. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous or toxic substances. The presence of such substances may adversely affect the owner's ability to sell or rent such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of investigation, removal and/or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person.


     Limited environmental assessments have been conducted or will be completed prior to the consummation of the Offering at the Initial Properties, with the results set out in the Reports prepared by consultants retained by or on behalf of the Company, Sonic Automotive, Primax and/or their respective affiliates. The Reports describe environmental conditions of concern at certain of the Initial Properties, including actual and potential releases of petroleum products from underground storage tanks and the presence of asbestos-containing materials. Based on the Reports, the Company estimates that the aggregate cost expected to remedy identified environmental conditions of concern will not be material to the Company. Although the Company is unaware of any environmental condition at any of the Initial Properties that the Company believes would have a material adverse effect on the Company's financial condition or results of operations, no assurance can be given that such an environmental condition does not exist. If such a condition exists or arises in the future, the Company may incur substantial costs for the investigation, removal and/or remediation of the condition.

     With the exception of the sellers of the Bowers Properties, the sellers of the Initial Properties have agreed to indemnify the Company for third party claims based on environmental conditions at least until such time as the relevant statutes of limitations have expired. The Company has agreed to purchase the Bowers Properties "as is," and has further agreed to release, discharge and indemnify the sellers of the Bowers Properties with respect to any liabilities that those sellers might have to the Company in any way related to the Bowers Properties and for third party claims based on environmental conditions. In addition, the Initial Lessees and their affiliates are obligated to comply with environmental laws and remediation requirements and hold harmless the Company and its officers, Trustees, employees, shareholders, agents and Affiliates from any failure to comply with those requirements. In the Bowers Leases, the Company has agreed to remediate and be responsible for, and indemnify the Lessees against, environmental costs associated with conditions not caused by the Lessees' acts or omissions. No assurance can be given, however, that all potential environmental liabilities have been identified, that no prior owner or operator or other person created any material environmental condition not known to the Company or that future uses, conditions or legal requirements (including, without limitation, those that may result from future acts or omissions or changes in applicable environmental laws and regulations) will not result in the imposition of environmental liabilities. The Initial Lessees have covenanted and the sellers of the Initial Properties have made certain representations in the Initial Leases and the contribution agreements (the "Contribution Agreements") and the purchase agreements (the "Purchase Agreements") for the Initial Properties, respectively, regarding environmental matters and, with the exception of the sellers of the Bowers Properties, will indemnify the Company for third party claims arising from breaches of such representations. There can be no assurance that such indemnification will be available or uncontested, however, or that any environmental conditions that are not remediated by the sellers of the Initial Properties or Initial Lessees and their affiliates will not impede the ability of the Company to sell, re-lease or finance the Initial Properties in the future or negatively impact future sales or rental proceeds.


     Americans With Disabilities Act of 1990. The Initial Properties and any subsequently acquired Properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction, or technically infeasible for alterations. Under the Leases, the Lessee is responsible for all costs associated with compliance with the ADA. However, noncompliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.


Dealership Franchise Agreements

     Each automobile dealer located on the Initial Dealership Properties operates its dealership pursuant to a written Franchise Agreement with a Manufacturer. The typical automotive Franchise Agreement specifies the locations at which the dealer has the right and the obligation to sell motor vehicles and related parts and products and to perform certain approved services in order to serve a specified market area. The designation of such areas and the allocation of new vehicles among dealerships are subject to the discretion of the Manufacturer, which generally does not guarantee exclusivity within a specified territory. A Franchise Agreement may impose requirements on the dealer concerning such matters as the showrooms, the facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital and the training of personnel. Compliance with these requirements is closely monitored by the Manufacturer. In addition, Manufacturers require the dealers to submit a financial statement of operations on a monthly basis. The Franchise Agreement also grants the dealers the non-exclusive right to use and display the Manufacturer's trademarks, service marks and designs in the form and manner approved by the Manufacturer.

     Each Franchise Agreement sets forth the name of the person approved by the Manufacturer to exercise full managerial authority over the operations of a dealership and the names and ownership percentages of the approved owners of the dealership and contains provisions requiring the Manufacturer's prior approval of changes in management or transfers of ownership of the dealership. Several Manufacturers include provisions in their Franchise Agreements that prohibit transfers of assets or real property considered necessary for the conduct of the dealership or similar restrictions that could prohibit or require the prior consent of a Manufacturer before a Seller can sell and the Company can purchase a Property.

     Most Franchise Agreements expire after a specified period of time, ranging from one to five years, and the Company is not aware of any Sonic Lessee that would be unable to renew any expiring agreements in the ordinary course of business. The typical Franchise Agreement provides for early termination or non-renewal by the Manufacturer under certain circumstances, such as change of management or ownership without Manufacturer approval, insolvency or bankruptcy of the dealership, death or incapacity of the dealer manager, conviction of a dealer manager or owner of certain crimes, misrepresentation of certain information by the dealer or owner to the Manufacturer, failure to adequately operate the dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the Franchise Agreement. The dealership is typically entitled to terminate the Franchise Agreement at any time without cause.

     The motor vehicle franchise relationship is also governed by various federal and state laws. The following discussion of state court and administrative holdings and various state laws is based on management's beliefs and may not be an accurate description of the state court and administrative holdings and various state laws. Under the laws of most states, despite the terms of contracts between the Manufacturers and the dealers, Manufacturers may not unreasonably withhold approval of a transfer of a dealership, or reject a prospective transferee of a dealership who is of good moral character and who otherwise meets the Manufacturer's written, reasonable and uniformly applied standards or qualifications relating to the prospective transferee's business experience and financial qualifications. In addition, under the laws of certain states, franchised dealerships may challenge Manufacturers' attempts to establish new franchises in the franchised dealers' markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the Manufacturer is adequately represented in the market. The laws of certain states also limit the ability of Manufacturers to terminate or fail to renew franchises.


Competition
     Several REITs and other competitors of the Company have either begun or announced intentions to begin acquiring properties used by automobile dealerships, automobile parts stores and other related automotive businesses. Other public or private entities also may target these types of properties for acquisition, and some of those companies may have greater financial resources or general real estate experience than the Company. Those entities will compete with the Company in seeking Properties for acquisition and re-leasing of Properties to automobile dealers or related automotive businesses as they become available. The Company believes that competition for Properties will be based primarily on the acquisition price and rental terms. Competition could have the effect of increasing acquisition prices and decreasing rents, which would have an adverse affect on the financial results of the Company and cash available for distribution to shareholders. See "Risk Factors--The Company will Compete with Other Companies with Similar Business Objectives and Strategies."


Employees

     As of December 14, 1998, the Company had five employees. None of the employees is represented by a collective bargaining unit. The Company believes that its relationship with its employees is good.



Legal Proceedings
     The Company is not a party to any legal proceedings. Pursuant to the Initial Leases, the Initial Lessees will indemnify the Company from and against all liabilities, costs and expenses imposed upon or asserted against the Company as owner of the Initial Properties on account of certain matters relating to the operation of the Initial Properties by Initial Lessee and, where appropriate, the ownership of the Initial Properties prior to their acquisition by the Company. See "--Dealership, Sonic and Bowers Leases--Indemnification."

         AUTOMOTIVE RETAILING AND MOTOR VEHICLE AFTERMARKET INDUSTRIES


Automotive Retailing Industry

     Automotive retailing, with approximately $625 billion in 1997 sales, is the largest consumer retail business in the United States, representing approximately 8% of the domestic gross product based on data published by NADA and the U.S. Department of Commerce. From 1992 to 1997, average dealership new vehicles sales grew at an annual compounded rate of 8.8%, while average dealership used vehicle sales grew at a rate of 12.2%. During this period, unit sales grew at rates of 3.3% for new vehicles and 4.8% for used vehicles.


     While the automotive manufacturing industry tends to be very sensitive to economic cycles, the automotive retailing industry has shown relatively low volatility. The chart set forth below shows the historical relationship between the profitability margins of the automotive retailing and automotive manufacturing industries:


                                    RETAILING VS. MANUFACTURING HISTORICAL PRETAX MARGINS

             1979  1980   1981  1982  1983  1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994  1995  1996  1997
             ----  ----   ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----

Retailing
Pretax       1.48   0.94  1.52  1.77  2     2.1   2.1   2.05  2     1.71  1     1     1     1.39  1.6   1.8   1.4   1.53  1.37
Margins


Big Three
Pretax       0.65  (8.48)(2.3) (0.2)  6.06  9.38  7.96  6.98  7.34  6.44  4.32  0.08 (3.54)(0.02) 4.89  7.94  5.85  6.35  6.49
Margin*


*Ford Motor Company, General Motors Corporation and Chrysler Corporation.
Sources: Publicly available documents and NADA



     Auto retailers' pre-tax profit margins have remained relatively stable from 1979 to 1997 even during recessionary periods. Conversely, average pre-tax profit margins of the three largest U.S. automotive manufacturers have fluctuated drastically during the comparable period. The Company believes that the relative insensitivity to recessionary markets that the automotive retailing industry has shown relative to the automotive manufacturing industry is due to a number of factors including, (i) approximately 90% of the automotive retailing sector's profits are derived from the sale of used cars, parts and service and finance and insurance; (ii) 60%-65% of the automotive retailing sector's costs are variable, relating to personnel, advertising and inventory finance costs; (iii) sales and service employees are typically compensated on production levels; (iv) manufacturers typically increase dealer incentives when sales slow, offsetting volume declines; and (v) the diversity in offering import and domestic brands tends to lessen the impact of a decline in one brand.

     Significant consolidation has taken place since the automotive retailing industry's inception. The industry today remains highly fragmented, with the largest 100 dealer groups generating less than 10% of total sales revenues and controlling less than 6% of all franchised dealerships. According to industry data, the number of franchised dealerships has declined from approximately 25,000 dealerships in 1990 to approximately 22,600 in 1997. The chart set forth below illustrates the consolidation of the automotive retail industry since 1990:


                  FRANCHISED DEALERSHIPS IN THE UNITED STATES

1990      1991      1992      1993      1994      1995      1996      1997
----      ----      ----      ----      ----      ----      ----      ----

24,825    24,200    23,500    22,950    22,850    22,800    22,750    22,600



     As the consolidation of dealerships has continued, dealers have been aggregating stores into large dealership groups. The following chart illustrates the decline in the number of smaller dealerships and the related increase in larger dealerships over the same period:


                 NUMBER OF DEALERSHIPS BY NEW UNIT SALES VOLUME

                                     1997       1987      1977
                                     ----       ----      ----

Annual New-Car
Sales Volume             0-149:     4,540     7,294     13,100
(Units)
                       150-399:     6,810     8,048      8,950

                       400-749:     5,562     4,653      3,615

                          750+:     5,789     5,156      3,435



     In addition to the consolidation of new car dealers, an increasing number of used vehicles are being sold by "super-store" outlets such as Carmax and Auto Nation.

     The Company believes that further consolidation is likely in the automotive retail industry due to economies of scale, increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners and the desire of certain Manufacturers to strengthen their brand identity by consolidating their franchised dealerships. The Company believes that these factors, together with the general illiquidity of real estate assets, will provide the Company with attractive investment opportunities. In the past, dealers had limited options for financing the real estate assets required to operate their businesses. The Company believes that due to the increasing demand for efficient development of capital by increasingly sophisticated dealers that significant demand for the Company's program exists.


Retail Automotive Aftermarket Industry


     The retail automotive aftermarket consists of products and services that are purchased for motor vehicles after the original sale of the vehicles, such as accessories, maintenance and repairs, replacement parts and chemicals. According to the APAA, the retail automotive aftermarket industry had 1997 sales of approximately $151 billion, up from approximately $143 billion in 1996. Retail sales in 1997 consisted of the following:




Products and Services              Retail Sales
--------------------------------- --------------
                                   (in billions)
  Do-It-Yourself Products:
  Parts and Accessories .........    $  25.1
  Lubricants ....................        0.9
  Motor Oil .....................        1.7
  Other Chemicals ...............        2.4
  Tires and Tubes ...............       18.3
  Service and Repair:
  Labor .........................       44.5
  Parts, Chemicals ..............       58.3
                                     -------
  Total .........................    $ 151.2
                                     =======

     The automobile aftermarket industry is highly fragmented, with approximately 520,000 outlets in the U.S. While the industry has undergone significant consolidation over the past decade, the top ten retailers currently control only 1% of the total number of outlets. The Company's expects that its acquisition efforts in the automotive aftermarket industry will be focused on auto parts outlets and specialty service centers.

     The Company believes that this fragmented ownership, combined with the increasing liquidity required by retailers to support large inventories and to invest in technological improvements related to the increased complexity and computerization of the vehicle fleet, create opportunities to acquire attractive Properties that can be leased back to national retail operators.

                                  MANAGEMENT

Trustees, Executive Officers and Key Employees


     The executive officers and Trustees of the Company, and their ages as of September 1, 1998, are as follows:




Name                           Age         Position(s) with the Company         Initial Term Expires
----------------------------- ----- ------------------------------------------ ---------------------
O. Bruton Smith .............  72   Chairman and Trustee                                2001
Benjamin F. Bracy ...........  55   President                                             --
Mark J. Iuppenlatz ..........  39   Executive Vice President -- Acquisitions              --
                                    and Chief Operating Officer
Virginia R. Dunn ............  42   Vice President and                                    --
                                    Chief Financial Officer
James W. Johnston ...........  52   Trustee                                             2000
Donald J. Carter ............  65   Trustee                                             1999


     O. Bruton Smith has been the Chairman and a Trustee of the Company since its organization in 1998. Since its formation in October 1998, he has served as the chief manager and owner of MMR Holdings. Mr. Smith has been the controlling shareholder, the chairman, chief executive officer and a director of Sonic Automotive since its formation in 1997. Mr. Smith is presently a director and president of each of the dealerships affiliated with Sonic Automotive. Mr. Smith has worked in the retail automobile industry since 1966. He is also the chairman and chief executive officer, a director and controlling shareholder, either directly or indirectly through Sonic Financial Corporation, of Speedway Motorsports, a NYSE traded company. Among other things, Speedway Motorsports owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Sears Point Raceway and Texas Motor Speedway.

     Benjamin F. Bracy has been the Company's President since its organization in 1998. Since its formation in October 1998, he has served as the president of MMR Holdings. Before joining the Company, Mr. Bracy was a senior vice president of NationsBanc Investments Inc. ("NBII"), a wholly owned subsidiary of NationsBank, N.A. He has held several management positions with NBII and its predecessor companies since 1988, each generally involving managing the retail brokerage sales efforts of NBII and promoting customer services between the parent entity and NBII. Mr. Bracy was a founder and from 1986 to 1988, an executive vice president of First Tryon Securities, an investment banking firm located in Charlotte that was acquired by the predecessor of NationsBank, N.A. in 1988, where he was responsible for the recruitment and management of a regional retail brokerage branch distribution system. From 1982 until 1986, Mr. Bracy was a senior vice president with Interstate Securities, now Interstate Johnson Lane, holding positions in branch management and regional development.

     Mark J. Iuppenlatz has been the Executive Vice President -- Acquisitions and Chief Operating Officer of the Company since September 1998. Since its formation in October 1998, he has served as the secretary of MMR Holdings. Mr. Iuppenlatz has worked in the commercial real estate industry for the past 15 years. From 1996 until he joined the Company, he was responsible for conducting the development operations of Brookdale Living Communities, Inc., a publicly traded company ("Brookdale"). At Brookdale, Mr. Iuppenlatz was responsible for the implementation of a $400.0 million development program, including developing strategy, locating sites and negotiating purchase contracts, awarding construction contracts and coordinating of debt financing. From 1994 to 1996, he was vice president of Schlotzsky's, Inc., a publicly traded company, where his responsibilities included the development of over 30 new restaurant locations in more than ten states. He also served in Spain from 1989 to 1991 as the director of marketing and assistant director of development for Kepro S.A., an affiliate of The Prime Group, where he had responsibilities for the marketing and development of a mixed use planned development comprised of 22 office buildings, a 2.0 million square foot shopping mall, apartments, cultural facilities and a major urban park. Mr. Iuppenlatz was also the director of leasing for The Prime Group from 1989 through 1991, and was responsible for marketing, negotiating and closing lease agreements for commercial space in a 1.0 million square foot office tower.

     Virginia R. Dunn has been the Vice President and Chief Financial Officer of the Company since September 1998. Since its formation in October 1998, she has served as the treasurer of MMR Holdings. Ms. Dunn has over 15 years of experience in the public accounting profession with a specialization in the real estate and financial services industries. Before joining the Company, she was a senior manager in the Charlotte office of Deloitte & Touche LLP where she had been employed since 1997. From 1978 to 1993, Ms. Dunn had worked in the Baltimore and Washington, D.C. offices of Deloitte & Touche LLP. Ms. Dunn served both public and private clients engaged in the development, construction and management of commercial, industrial and residential real estate as well as in mortgage banking. She was a vice president and director of accounting from 1993 to 1994 for The Bank of Baltimore, which was acquired by First Fidelity Bancorporation and subsequently by First Union Corporation. At The Bank of Baltimore, Ms. Dunn was responsible for managing and directing all corporate accounting operations, including financial and regulatory reporting. From 1994 to 1996, she served as the director of finance for Roland Park Country School, an independent school in Baltimore, Maryland. Ms. Dunn is a certified public accountant in Maryland.

     James W. Johnston has been a Trustee of the Company since July 1998. Mr. Johnston is president and chief executive officer of Stonemarker Enterprises, Inc., a consulting and investment company, and serves on the boards of directors of Wrap-it, the Sealy Corporation, the North Carolina Citizens for Business and Industry, and the Greater Winston-Salem Chamber of Commerce. He is a member of the Board of Visitors of the Bowman Gray/Baptist Hospital Medical Center and the North Carolina Business Council of Management and Development, Winston-Salem, Inc. Mr. Johnston also serves on the board of trustees of Wake Forest University and is a member of the marketing committee for the National Multiple Sclerosis Society. From 1995 to 1996, Mr. Johnston was vice chairman of RJR Nabisco, Inc. Mr. Johnston was chief executive officer of R.J. Reynolds Tobacco Company from 1989 to 1995, and chaired the board of directors of that company from 1989 to 1996. Mr. Johnston was responsible for R.J. Reynolds Tobacco Company's worldwide tobacco operations from 1994 to 1996.

     Donald J. Carter has been a Trustee of the Company since July 1998. Mr. Carter is a former chairman of the board, CEO and treasurer of Home Interiors & Gifts, Inc., a private Dallas, Texas corporation, and is a part owner of the Dallas Mavericks' National Basketball Association franchise. Mr. Carter founded Carter-Crowley Properties, Inc., a real estate firm located in Dallas, Texas that was purchased by Crescent Real Estate in 1997. In addition, he is the chairman of the board of Carter & Sons Freightways, Inc., a privately owned trucking company based in Carrollton, Texas.


Committees of the Board

     Audit Committee. Promptly following the closing of the Offering, the Board of the Company will establish an Audit Committee. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, to review with the independent accountants the plans and results of the audit engagement, to approve professional services provided by the independent public accountants, to review the independence of the independent public accountants, to consider the range of audit and non-audit fees and to review the adequacy of the Company's internal accounting controls. A majority of the members of the Audit Committee will be comprised of Independent Trustees.

     Executive Committee. Promptly following the closing of the Offering, the Board of the Company will establish an Executive Committee. Subject to the Company's conflicts of interest policies, the Executive Committee may be granted certain authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and, consistent with the Partnership Agreement, to cause the Operating Partnership to take such actions. The Executive Committee initially will be comprised of Mr. Smith and two Trustees to be appointed after the consummation of the Offering.

     Executive Compensation Committee. Promptly following the closing of the Offering, the Board of the Company will establish an Executive Compensation Committee to determine compensation for the Company's executive officers and to implement and administer the Company's Plan. The Executive Compensation Committee will be comprised of at least two Independent Trustees to be appointed after the consummation of the Offering.


Compensation of Trustees


     Each non-employee Trustee (other than Mr. Smith) will receive an annual grant of options to purchase 10,000 Common Shares under the Formula Plan. See "--1999 Formula Shares Option Plan." The Company does not intend to pay any other compensation to its Trustees.



Executive Compensation

     The Company was organized on April 14, 1998 and did not conduct any operations prior to that time. Accordingly, the Company did not pay any compensation to its executive officers for the year ended December 31, 1997. The following table below sets forth the annual base salary rates and other compensation expected to be paid in 1998 to the Company's executive officers. Executive officers are also eligible to receive discretionary annual incentive bonuses based upon a percentage of the base annual salary of each executive officer and dependent upon individual and corporate contribution to the achievement of specific Company goals as set forth annually by the Executive Compensation Committee.

                          Summary Compensation Table



                                              Annual Compensation
                                                                       Long-Term
                                                                      Compensation
                                                                         Awards
                                                                       Number of
                                                                         Shares
              Name and                                                 Underlying
        Principal Position(s)         Year   Salary (1)   Bonus (2)   Options (3)
------------------------------------ ------ ------------ ----------- -------------
      Benjamin F. Bracy
        President .................. 1998     $250,000        --        140,000
      Mark J. Iuppenlatz
        Executive Vice President, Chief
        Operating Officer and Director of
        Acquisitions ............... 1998     $250,000        --(4)     140,000
      Virginia R. Dunn
        Vice President and Chief Financial
        Officer .................... 1998     $144,000        --         70,000

---------
(1) Amounts given are annualized projections for the year ending December 31, 1998.

(2) The executive officers are eligible to receive bonuses based on performance at the discretion of the Executive Compensation Committee.

(3) All options will vest in 25% increments over a three-year period with the first increment vesting immediately upon the date of grant and the remaining 75% vesting in three equal installments on the first, second and third anniversaries of the date of grant. All such options will be exercisable at the Offering Price.

(4) Mr. Iuppenlatz may receive, in addition to discretionary bonuses that may be awarded, incentive compensation based on the dollar value of properties acquired by the Company annually.



1999 Shares Option Plan

     In January 1999, the Board and shareholders of the Company will adopt the Plan in order to attract and retain key personnel. The following discussion of the material features of the Plan is qualified by reference to the text of such Plan filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     Under the Plan, options to purchase up to an aggregate of 1,100,000 Common Shares may be granted to key employees of the Company, its subsidiaries and other affiliated entities and to officers, Trustees, consultants and other individuals providing services to the Company and subsidiaries and affiliated entities. Unless designated as "incentive stock options" ("ISOs") intended to qualify under Section 422 of the Code, options granted under the Plan are intended to be "nonstatutory stock options ("NSOs"). The Executive Compensation Committee of the Board will administer the Plan. Members of the Board who serve on the Executive Compensation Committee must qualify as "non-employee directors," as that term is defined in Rule 16b-3 promulgated under the Exchange Act.

     The Executive Compensation Committee will determine, among other things, the persons who are to receive options, the number of shares to be subject to each option, the exercise price of options and the vesting schedule of options; provided, that the Board will make such determinations with respect to the initial grants made under the Plan. The Board will determine the terms and conditions upon which the Company may make loans to enable an optionee to pay the exercise price of an option. In selecting individuals for options and determining the terms thereof, the Executive Compensation Committee may consider any factors it considers relevant, including present and potential contributions to the success of the Company. Option grants will be evidenced by an agreement in a form, established from time to time, by the Executive Compensation Committee.

     Options granted under the Plan must be exercised within a period fixed by the Executive Compensation Committee, which period may not exceed ten years from the date of grant of the option, or, in the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of shares of the Company, five years from the date of grant of the option. Options may expire earlier upon termination of employment or severance of the relationship with the Company. Options may be made exercisable in whole or in installments, as determined by the Executive Compensation Committee. The exercise price of ISOs may not be less than the fair market value of the Common Shares on the date of grant of the ISOs. In addition, in the case of ISOs granted to any holder on the date of grant of more than 10% of the total combined voting power of all classes of shares of the Company, the exercise price of such ISOs may not be less than 110% of the fair market value of the Common Shares on the date of grant of the ISOs. The exercise price of options that are not ISOs will be determined at the discretion of the Executive Compensation Committee. The exercise price of options may be paid in cash, in Common Shares owned by the optionee, or in any combination of cash, shares and NSOs.

     Options generally may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of an optionee, options may be exercised only by the optionee. Notwithstanding the foregoing, the Executive Compensation Committee, in its absolute discretion, may grant transferable NSOs, subject to the applicable limitations provided in the option agreement.

     Options granted under the Plan may include the right to acquire a "reload" option. In such a case, if a participant pays all or part of the exercise price of an option with Common Shares held by the optionee for at least six months, then, upon exercise of the option, the optionee is granted a second option to purchase, at the fair market value as of the date of exercise of the original option, the number of Common Shares transferred to the Company by the optionee in payment of the exercise price of the original option. A reload option is not exercisable until one year after the grant date of such reload option or the expiration date of the original option. If the exercise price of a reload option is paid for with Common Shares that have been held by the optionee for more than six months, then another reload option will be issued. Common Shares covered by a reload option will not reduce the number of Common Shares available under the Plan.

     The Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the shares of the Company, adjustments will automatically be made in the number and kind of shares available for issuance and in the number and kind of shares covered by outstanding options. It further provides that, in connection with any merger or consolidation in which the Company is not the surviving entity and which results in the holders of the outstanding voting securities of the Company owning less than a majority of the surviving entity or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then-outstanding voting securities of the Company, all outstanding options under the Plan will become exercisable in full on and after (i) the 15th day prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     The Board at any time may amend the Plan or the term of any option outstanding under the Plan, but no such amendment shall, without an optionee's consent, adversely affect that optionee's rights under an outstanding option. Shareholder approval of an amendment to the Plan will be required only to the extent necessary to comply with applicable self-regulatory organization rules or applicable federal or state laws or regulations.

     The Board, on or before the consummation of the Offering, intends to grant options to purchase an aggregate of 465,000 Common Shares under the Plan to Mr. Smith and executive officers of the Company. Messrs. Smith, Bracy and Iuppenlatz and Ms. Dunn are to be granted options to purchase 115,000 shares, 140,000 shares, 140,000 shares and 70,000 shares, respectively, at an exercise price equal to the public offering price of the Common Shares sold in the Offering. All of Mr. Smith's options will become exercisable upon their grant. Options granted to Messrs. Bracy and Iuppenlatz and Ms. Dunn vest and become exercisable as follows: 25% on the date of grant and the remaining 75% in three equal installments on the first, second and third anniversaries of the date of grant. All options will expire ten years after the date of grant.

     The following is a summary description of the federal income tax consequences of certain transactions that may occur under the Plan. This summary is not intended to be exhaustive and does not attempt to describe the federal income tax consequences of each possible transaction under the Plan.

     The issuance and exercise of ISOs have no federal income tax consequences to the Company. While the issuance and exercise of ISOs generally have no ordinary income tax consequences to the holder, upon the exercise of an ISO, the holder will treat the excess of the fair market value of the Common Shares on the date of exercise over the exercise price as an item of tax adjustment for alternative minimum tax purposes. If the holder of Common Shares acquired upon the exercise of an ISO holds such Common Shares until a date that is more than two years following the grant of the ISO and one year following the exercise of the ISO, the disposition of such Common Shares will ordinarily result in capital gain or loss to the holder for federal income tax purposes equal to the difference between the amount realized on disposition of the Common Stock and the option exercise price. If the holding period requirements described above are not met, the holder will recognize ordinary income for federal income tax purposes upon disposition of the Common Shares in an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares on the date of exercise over the option exercise price, and (ii) the excess of the amount realized on disposition of the Common Shares over the option exercise price. Any additional gain upon the disposition will be treated as capital gain. The Company will be entitled to a federal income tax deduction for the Company's taxable year in which the disposition of the Common Shares occurs equal to the amount of ordinary income recognized by the holder.

     The issuance of NSOs has no federal income tax consequences to the Company or the holder. Upon the exercise of an NSO, NSO holders generally will recognize ordinary income for federal income tax purposes at the time of option exercise equal to the amount by which the fair market value of the underlying shares on the date of exercise exceeds the exercise price. The Company generally will be allowed a federal income tax deduction in the same amount. The holder's tax basis in the shares will be the exercise price plus the amount of income recognized upon exercise of the NSO and the holding period will begin on the date the NSO is exercised. In the event of the disposition of the Common Shares acquired by exercise of a NSO, any appreciation or depreciation after the exercise date generally will be treated as capital gain or loss.

     If the option exercise price under any NSO is paid for by surrendering Common Shares previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the NSO in excess of the number of shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee's basis in the surrendered shares and their current fair market value. For federal income tax purposes, the number of newly acquired shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly acquired shares in excess of the number of shares surrendered will have a tax basis equal to the amount of ordinary income recognized on such exercise (i.e., fair market value at exercise) and a holding period which begins on the date the optionee recognizes ordinary income for tax purposes.


     The Company intends to register the Common Shares underlying the Plan as required by the federal securities laws. If such registration is not required, such shares may be issued upon option exercise in reliance upon the private offering exemption codified in Section 4(2) of the Securities Act. Resale of such shares may be permitted subject to the limitations of Rule 144 under the Securities Act.


1999 Formula Shares Option Plan

     The Formula Plan will be adopted by the Board and the shareholders of the Company in January 1999. The Formula Plan is intended to be a "formula plan" under Note (3) to Rule 16b-3 under the Exchange Act. The Formula Plan is intended to promote the interests of the Company and its shareholders by providing the Trustees of the Company who are not affiliated with the Company's management ("Independent Trustees"), who are responsible in part for the Company's growth and financial success, with the incentives inherent in ownership of Common Shares and encouraging them to continue as Trustees. A committee of the Board consisting of all Trustees other than the Independent Trustees (the "Committee") serves as the committee to administer and interpret the terms of the Formula Plan on behalf of the Company.


     Under the Formula Plan, on January 31 of each year during the term of the Formula Plan, each person who is then an Independent Trustee shall be awarded a nonstatutory option to purchase 10,000 shares of Common Shares up to a total of 200,000 shares reserved under the Formula Plan (subject to further adjustment in certain events). No options to purchase Common Shares have been issued under the Plan.

     An option granted under the Formula Plan (evidenced by an agreement in a form established, from time to time, by the Committee) entitles the participant to purchase Common Shares at an option exercise price equal to the closing sales price of a Common Share on the last business day immediately preceding the date of such award for which a closing price is available from the principal trading market for the Common Shares (the "Fair Market Value").

     In the event the optionee's status as an Independent Trustee terminates incidental to conduct that, in the judgment of the Committee, involves a breach of fiduciary duty by such Independent Trustee or other conduct detrimental to the Company, then his or her options shall terminate immediately and thereafter be of no force or effect. Options granted under the Formula Plan are non-transferable and non-assignable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employment Retirement Income Security Act and the rules thereunder. No option may be exercised after the expiration of its term. The option exercise price is payable in full upon exercise of an option in cash or in Common Shares owned by the optionee or a combination of cash and Common Shares. No exercise of options shall be for less than 100 Common Shares unless the number purchased is the total number of shares in respect of which the option is then exercisable.

     Upon the occurrence of certain events involving the recapitalization or reorganization of the Company, the Committee will make proportionate adjustments to the number of shares covered by each outstanding option and the per share exercise price thereof for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares or the payment of a share dividend on the Common Shares.

     The Committee may from time to time amend, suspend or discontinue the Formula Plan or revise it in any respect whatsoever. Shareholder approval of an amendment will be required only to the extent necessary to comply with applicable self-regulatory organization rules or applicable federal or state laws or regulations. No amendment shall, without an Independent Trustee's consent, adversely affect that Independent Trustee's rights under our outstanding option.

     The following summary description of the federal income tax consequences of transactions that may occur under the Formula Plan is not intended to be exhaustive. No federal taxable income is recognized by plan participants upon the grant of an option under this Formula Plan. The Independent Trustees are subject to liability under Section 16(b) of the Exchange Act ("16(b) Optionees") and may not be deemed to recognize the ordinary income attributable to exercise until the occurrence of both (i) an exercise and (ii) the earlier of (a) the expiration of six months after the date of grant of the option and
(b) the first day on which the sale of the Common Shares at a profit will not subject the Trustee to Section 16 liability (the "Recognition Date"). The amount of ordinary income to be recognized by 16(b) Optionees will equal the excess of the Fair Market Value on the Recognition Date of the Common Shares so purchased over the option exercise price, unless (if the Recognition Date is later than the exercise date) the 16(b) Optionee files a written election with both the Internal Revenue Service and the Company pursuant to Section 83(b) of the Code within thirty days after exercise to have the ordinary income attributable to exercise realized as of the exercise date, in which case the Independent Trustee will recognize ordinary income equal to the amount by which the Fair Market Value of the purchased shares on the date of exercise exceeds the option exercise price.

     The option exercise price plus the amount of income recognized on the date of exercise (or, if the Recognition Date is later than the exercise date, in the case of 16(b) Optionees who do not make an 83(b) election, on the Recognition Date) will constitute the tax basis thereof for computing capital gain or loss on any subsequent sale, and the holding period for an Independent Trustee will generally be measured from the date the option is exercised (or, if the Recognition Date is later than the exercise date, in the case of 16(b) Optionees who do not make an 83(b) election, from the Recognition Date). The Company will be entitled to a federal income tax deduction for the Company's taxable year during which the 16(b) Optionee recognizes income as the result of the exercise of the option equal to the amount of ordinary income recognized by the 16(b) Optionee, provided that the Company timely complies with applicable Form W-2 or 1099 reporting requirements with respect to such income. Additional gain or loss recognized by the optionee upon the subsequent disposition of the Common Shares will be treated as capital gain or loss.

     If the option exercise price under any option is paid for by surrendering Common Shares previously acquired, then the optionee will recognize ordinary income on the exercise as described above with respect to any shares acquired under the option in excess of the number of Common Shares surrendered (such shares being treated as having been acquired without consideration), but will not recognize any taxable gain or loss on the difference between the optionee's basis in the surrendered shares and their current Fair Market Value. For federal income tax purposes, that number of newly acquired Common Shares equal to the number of shares surrendered will have the same basis and holding period as the surrendered shares. Any newly acquired Common Shares in excess of the number of shares surrendered will have a basis equal to their Fair Market Value at exercise and their holding period will begin when the optionee recognizes ordinary income for tax purposes, as described above.


Limitation of Liability and Indemnification of Trustees and Officers

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty material to the cause of action as established by a final judgment. The Company's Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust provides that the Company, to the fullest extent permitted by Maryland law, may indemnify each Trustee, officer, employee and agent in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was a Trustee, officer, employee or agent of the Company or is or was serving at the request of the Company as a trustee, director, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee, officer, employee or agent in connection with any such action, suit or proceeding.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL and the Bylaws permit a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of such person's good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and
(b) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The Declaration of Trust permits indemnification of the Company's Trustees, officers, employees and agents to the fullest extent permitted by Maryland law. Insofar as indemnification for liability arising under the Securities Act may be permitted to Trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


          POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

Investment Policies

     The Company will invest in Dealership Properties and Related Business Properties. The Company has established no limit on the amount that may be invested in any one Property. The Company currently does not intend to acquire Properties used by businesses other than automobile dealerships, retail automotive parts stores and other automotive related businesses. Pending investment in real estate, a portion of the proceeds of this Offering will be invested in various short-term investments. See "Use of Proceeds." The Company currently does not intend to invest in mortgages (including participating and convertible mortgages), the securities of other issuers, except in connection with acquisitions of indirect interests in Properties (generally through partnership interests in special purpose partnerships owning Properties) and does not intend to make loans to third parties. The Company does not intend to underwrite the securities of other issuers. The Company currently has no plans to repurchase or otherwise reacquire its Shares. The Company may change its policies with respect to investment activities without the approval of its shareholders. In any event, any activities of the Company with respect to investments in securities of other issuers will be subject to the asset and gross income tests necessary for REIT qualification for federal income tax purposes.


Conflicts of Interest Policies

     In order to mitigate any potential conflicts of interest, the Company's Declaration of Trust contains a requirement that any transaction involving the Company and a Trustee or an affiliate of any Trustee requires the approval of a majority of the Independent Trustees of the Company not otherwise interested in such transaction. However, there can be no assurance that such policies will be successful in all cases in eliminating the influence of interested Trustees, and if they are not successful, decisions could be made that might fail to reflect fully the best interests of the shareholders. See "Risk Factors-- Conflicts of Interest Between the Company and Mr. Smith."


Financing Policy


     The Company intends to maintain a ratio of debt-to-total market capitalization of not more than 50%. Following completion of the Offering and the use of the net proceeds therefrom, the Company will have approximately $3.3 million of indebtedness, which will constitute approximately 2% of its total market capitalization.

     The Company has no self-imposed limitation on the amount or number of mortgages that may be placed on one piece of Property, and there is no limitation on the percentage of the Company's assets that may be invested in any specific piece of Property. The Company does not intend to invest in real estate mortgages or securities of, or interests in, persons primarily engaged in real estate other than on a short-term basis as an investment of idle funds.



     To ensure that the Company has sufficient liquidity to conduct its operations, including making investments in additional Properties, the Company intends to obtain a lending or credit arrangement before completion of the Offering. Either the Operating Partnership or the Company may borrow money. Indebtedness may be in the form of purchase money obligations to sellers of Properties, publicly or privately placed debt instruments or financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or secured by mortgages or other interests in Property owned by the Company. In addition, such indebtedness may be recourse to all or any part of Property of the Company or may be limited to the particular Property to which the indebtedness relates. The proceeds from any borrowings may be used to make distributions, to refinance existing indebtedness or to finance acquisitions, expansions, additions, renovations or development of Properties, and for working capital.


     In the event that the Board determines to raise additional equity capital, the Board will have the authority, without shareholder approval, to issue additional Common Shares or Preferred Shares in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for Property. Existing shareholders have no preemptive right to purchase shares issued in any such offering, and any such offering might cause a dilution of a shareholder's investment in the Company.


Distributions Policy
     The Company plans to pay regular quarterly distributions to its shareholders of at least 95% of its taxable income (as defined in Section 857(b)(2) of the Code) each year so as to qualify as a REIT under the Code. The Board may vary the distributions to holders of the Common Shares based upon the actual results of operations of the Company, including (i) the timing of the investment of the net proceeds of the Offering, (ii) the rent received from the Lessees, (iii) the ability of the Lessees to meet their obligations under the Leases, and (iv) the operating expenses of the Company. See "Description of Shares of Beneficial Interest" and "Partnership Agreement."



                          THE FORMATION TRANSACTIONS

     The following Formation Transactions have been or will be undertaken in organizing the Company and the Operating Partnership.

   o Messrs. Smith and Bracy organized the Company as a REIT under Maryland law and capitalized the Company with $10,000 in cash in exchange for 463 Class B Common Shares and 6,557 Common Shares, respectively.

   o In connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable in the amount of $999,340. The Company is the Operating Partnership's sole general partner.

   o MMR Holdings was formed by Mr. Smith to acquire certain of the Initial Properties before the Offering and entered into a secured line of credit with Ford Motor Credit to finance the acquisition of such properties.

     o MMR Holdings has acquired or will acquire the following Properties:

       o MMR Holdings acquired two Initial Dealership Properties from Mr. Smith and his affiliates in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% ownership interest in MMR Holdings (which will be exchanged for 377,802 Class A Units and 982,634 Class C Units), $425,000 in cash and repayment of $1.4 million of mortgage debt secured by these Properties.

       o MMR Holdings acquired two Initial Dealership Properties from subsidiaries of Sonic Automotive for $10.3 million in cash.

       o MMR Holdings acquired eight Initial Dealership Properties from Chartown for $17.9 million in cash.

       o By the closing of the Offering, MMR Holdings will have acquired 19 Initial Dealership Properties and the Collision Repair Property from unaffiliated third parties for $63.7 million in cash.

   o The Company will sell 10,000,000 Common Shares in the Offering and will contribute the net proceeds thereof and the proceeds from the initial capitalization of the Company to the Operating Partnership in exchange for 10,007,020 Class A Units.

   o Concurrently with the closing of the Offering, the Operating Partnership will acquire all of the ownership interests in MMR Holdings from Mr. Smith and his affiliates in exchange for 377,802 Class A Units and 982,634 Class C Units and the assumption and simultaneous repayment of the $109.5 million of MMR Holdings' indebtedness incurred in connection with the acquisition of the Initial Dealership Properties and the Collision Repair Property.

   o The Company will acquire from Primax 36 Advance Properties for an aggregate purchase price of approximately $26.3 million, consisting of approximately $600,000 in cash, 492,585 Class A Units and the assumption of approximately $18.3 million of mortgage debt secured by such Properties, of which $15.0 million will be repaid with the proceeds from the Offering.

     o The Company will lease the Initial Properties to the Initial Lessees pursuant to the Initial Leases.



Benefits to Related Parties

     The Company's executive officers and Trustees and certain of their affiliates will receive the following benefits from the Formation Transactions:




Mr. Smith and Affiliates

   o In connection with the formation of the Company, the Company issued to Mr. Smith 463 Class B Common Shares in exchange for $660 in cash. The Class B Voting Percentage (6.6% immediately after the closing of the Offering) will be diluted proportionately by any additional issuances of Common Shares after the closing of the Offering. The Class B Common Shares are entitled to receive per share distributions equal to those paid on Common Shares and are convertible, at the option of Mr. Smith, for Common Shares, on a one-for-one basis. Any such conversion will dilute the Class B Voting Percentage on a proportionate basis.

   o In connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable of $999,340, which Units will have a value of $10.5 million based on the Offering Price. The Class B Voting Percentage was derived in a manner to reflect the approximate voting percentage Mr. Smith would have had if his initial equity in the Company had been in Common Shares rather than in Class B Units. The Class B Units are redeemable, at the option of Mr. Smith, beginning one year after completion of the Offering, for an equal number of Class B Common Shares (or cash, at the Company's option), which, in turn, are convertible into an equal number of Common Shares. Upon any such conversion into Common Shares, the Class B Voting Percentage will be diluted proportionately.

   o Mr. Smith formed MMR Holdings to acquire certain of the Initial Properties before the Offering. Concurrent with the completion of the Offering, MMR Holdings will become a wholly-owned subsidiary of the Operating Partnership. Mr. Smith and his affiliates transferred two Initial Dealership Properties to MMR Holdings in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% ownership interest in MMR Holdings (which will be exchanged for 377,802 Class A Units and 982,634 Class C Units), $425,000 in cash and repayment of $1.4 million of mortgage debt secured by these Properties. The number of Class A Units to be received by Mr. Smith for these Properties was determined based upon the rent under the existing Leases. The rents under these Leases are below current market levels. Such existing Leases will terminate by December 31, 1999, and the Company and the relevant Sonic Lessees have entered into new Leases at higher rent rates effective January 1, 2000. The number of Class C Units was determined on the basis of such higher rent rates. The Class C Units have no rights with respect to voting, allocations or distributions until the effective date of the new Leases (at which time they will attain rights identical to those of the Class A Units). For purposes of the Company's pro forma financial statements, the Class C Units have a deemed value of approximately $13.0 million. The Class A Units to be received by Mr. Smith and his affiliates will have a value of approximately $5.7 million based on the Offering Price, are redeemable beginning one year after the Offering, at the option of Mr. Smith and his affiliates, for an equal number of Common Shares (or cash, at the Company's option) and will be more liquid than such affiliates' interests in such Initial Dealership Properties.

   o In order to accomodate unaffiliated third party sellers who desired to close the sale of their properties before consummation of the Offering, Chartown acquired eight Initial Dealership Properties. Chartown has sold these eight Initial Dealership Properties to MMR Holdings for approximately $17.9 million in cash, which represents Chartown's approximate cost of acquiring such properties from unaffiliated third parties and maintaining such properties prior to their acquisition by MMR Holdings.

   o Upon consummation of the Offering, the Company will repay with net proceeds from the Offering approximately $109.5 million of indebtedness incurred by MMR Holdings in connection with the acquisition of the Initial Dealership Properties and the Collision Repair Property, which debt is secured by, among other things, a pledge of certain securities owned by Mr. Smith.


Sonic Automotive and Affiliates

   o Subsidiaries of Sonic Automotive sold two Initial Dealership Properties to MMR Holdings in exchange for approximately $10.3 million in cash. The Company will repay debt incurred to finance these acquisitions upon its acquisition of MMR Holdings at the closing of the Offering.

   o The Sonic Lessees will lease 28 Initial Dealership Properties from the Company and will continue to control the operations of the automobile dealerships located on such properties.


Management

   o In connection with the formation of the Company, the Company issued to Mr. Bracy 6,557 Common Shares in exchange for $9,340 in cash, which shares will have a value of $98,355 based on the Offering Price.

   o The Company's Trustees and executive officers will receive options under the Company's Plan to acquire an aggregate of 465,000 Common Shares at the Offering Price.



Acquisition of the Initial Properties from the Sellers


     The Company will acquire the Initial Properties pursuant to agreement negotiated on an arms' length basis with each seller unaffiliated with the Company or Mr. Smith. Company officials believe that the purchase prices with sellers affiliated with Mr. Smith or Sonic Automotive represent fair values for the Initial Dealership Properties acquired because such prices were based primarily on a capitalization of pro forma cash flow from the Initial Leases on such Properties. The Company also considered the creditworthiness of the Initial Lessees of such Properties, the quality, age and condition of the structures located on the Properties, the Properties' locations, the value of the Properties for alternative uses, the availability of similar properties in the same locality, recent sales prices for comparable commercial properties in the same locality and the cost of capital used to acquire the Properties. The obligations of Primax to transfer the Advance Properties is conditioned upon the completion of the Offering, the closing of the other Formation Transactions, and normal and customary conditions to the closing of real estate transactions, including the consents of lenders. The Contribution Agreement and Purchase Agreements also contain representations and warranties by the sellers concerning the ownership and operation of the Initial Properties and environmental matters and certain other covenants, representations and warranties. Claims for indemnification for any breach under the Contribution Agreement may be made by the Company for approximately one year from the completion of the Offering. Moreover, the Leases will generally contain a net worth covenant and indemnification obligations, but the Lessee of any particular Property may not be the seller of the same Property.

     In connection with the acquisition of two of the Initial Dealership Properties and all of the Advance Properties, the Company has agreed (the "Lock-Out Agreement") to restrictions on its ability to sell, transfer, exchange or otherwise dispose of such Properties for a period of ten years, subject to certain exceptions including either a like-kind exchange of such Properties under Section 1031 of the Code or any other disposition or transfer that does not result in a taxable gain under the Code. The prohibition against the sale, transfer, exchange or other disposition of such Properties will automatically terminate in the event that Mr. Smith and his affiliates or Primax, in one or more transactions, exchange for Common Shares, sell or otherwise dispose of 95% or more of their individual Units in a taxable transaction.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Formation of the Company


     Mr. Smith, the Chairman of the Company's Board, and Mr. Bracy, the Company's President, formed the Company and provided initial capital of $10,000 in exchange for 463 Class B Common Shares and 6,557 Common Shares, respectively, pursuant to subscription agreements between Messrs. Smith and Bracy and the Company.

     In connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable of $999,340, which Units will have a value of $10.5 million based on the Offering Price. The Class B Voting Percentage was derived in a manner to reflect the approximate voting percentage of Mr. Smith would have had if his initial equity in the Company had been in Common Shares rather than in Class B Units. The Class B Units are redeemable, at the option of Mr. Smith, beginning one year after completion of the Offering, for an equal number of Class B Common Shares (or cash, at the Company's option), which, in turn, are convertible into an equal number of Common Shares. Upon any such conversion into Common Shares, the Class B Voting Percentage will be diluted proportionately.



Strategic Alliance with Sonic Automotive


     The Company has entered into the Strategic Alliance Agreement with Sonic Automotive pursuant to which Sonic Automotive has agreed to refer to the Company real estate acquisition opportunities that arise in connection with Sonic Automotive's dealership acquisitions. The Company has agreed to provide or make available to Sonic Automotive such real estate development, maintenance, survey and inspection services as Sonic Automotive may reasonably request from time to time. Sonic Automotive and the Company have also agreed to permit an affiliate of the Company to offer future Lessees volume discounts, through participation with Sonic Automotive and Speedway Motorsports, on insurance, office equipment and supplies, telecommunications services and certain other products and services. The Strategic Alliance Agreement will expire on July 8, 2001, but will automatically renew for successive one year terms unless terminated by either party upon 60 days notice prior to the expiration of the then existing term. In return, the Company has agreed to refer to Sonic Automotive dealership acquisition opportunities that arise in connection with Property acquisitions, thereby providing sellers of dealerships the option to sell both the real estate and the operations associated with their dealerships. The Company believes that this alliance will provide it with unique competitive advantages in acquiring Dealership Properties. Mr. Smith is the chairman of the board, chief executive officer and controlling stockholder of Sonic Automotive.



Acquisition of Certain Initial Dealership Properties


     MMR Holdings acquired in November 1998 from Mr. Smith and his affiliates all of the interests in the Town & Country Ford (Parcel #1) and Lone Star Ford Initial Dealership Properties, in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% interest in MMR Holdings, $425,000 in cash and repayment of $1.4 million of mortgage debt secured by these Properties. Simultaneously with the closing of the Offering, the Company will acquire all of Mr. Smith's and his affiliates' interests in MMR Holdings in exchange for 377,802 Class A Units, with an aggregate value of $5.7 million based on the Offering Price, 982,634 Class C Units, and assumption and repayment of $109.5 million of indebtedness incurred by MMR Holdings to finance additional Property acquisitions. The Class A Units are redeemable at the option of the holder for cash or, at the option of the Company, Common Shares on a one-for-one basis, beginning one year after the consummation of the Offering. The Class C Units were issued to account for below market rental rates in the existing Leases on the Town & Country Ford (Parcel #1) and Lone Star Food Properties acquired from Mr. Smith and his affiliates, which will terminate by December 31, 1999. The Company has entered into new Leases on such Properties, which will become effective on January 1, 2000 and provide for higher rental rates. The Class C Units will attain rights identical to those of the Class A Units at the time the new Leases become effective. Until such time, the Class C Units have no voting, allocation or distribution rights. The Class C Units have a deemed value of $13.0 million for purposes of the Company's Pro Forma Consolidated Financial Statements.

     MMR Holdings acquired eight Initial Dealership Properties from Chartown, a North Carolina general partnership controlled by Mr. Smith. Chartown acquired or will acquire such Properties through arms' length negotiations with the sellers, which are unaffiliated with the Company, in order to facilitate the Company's acquisition of such Properties. The Company will acquire such Properties for approximately $17.9 million in cash, which represents Chartown's approximate cost of purchasing and maintaining such Properties prior to their acquisition by MMR Holdings.

     The Company will acquire from sellers who are unaffiliated with the Company, Sonic Automotive or Mr. Smith six Initial Dealership Properties pursuant to purchase options acquired from Sonic Automotive for nominal consideration. The

Company negotiated the $20.5 million purchase price for such Properties through arms-length negotiations with the sellers. In addition, MMR Holdings acquired two Initial Dealership Properties directly from Sonic Automotive for $10.3 million in cash.



Sonic Leases


     Twenty-eight of the Initial Dealership Properties will be leased to the Sonic Lessees, which are direct or indirect, wholly-owned subsidiaries of Sonic Automotive for initial Base Rent of $9.9 million in the aggregate, representing approximately 74% of the Company's annual rent revenue. With the exception of the two Intial Dealership Properties acquired from Mr. Smith and his affiliates and the Lake Norman Properties, the Sonic Lessees have agreed to enter into Sonic Leases that provide for Initial Terms of ten years, two optional five-year Renewal Terms and fair market rent, and, other than Sonic Leases on certain of the Bowers Properties, are subject to upward CPI adjustments every five years. For further discussion of the terms of the Sonic Leases, see "Business of the Company and Its Properties -- Initial Properties," " -- Initial Lessees" and "--Dealership, Sonic and Bowers Leases." For the initial annual Base Rent to be paid under each of the Sonic Leases, see the table appearing under "Business of the Company and Its Properties -- Initial Properties."


     The Company will assume the existing Leases on the two Initial Dealership Properties to be purchased from Mr. Smith and affiliates of Mr. Smith. The existing Leases currently provide for rent of $409,200 and $360,000, respectively, and provide for their termination by December 31, 1999. The Company and the Lessees of such Properties have entered into new Leases that are scheduled to take effect on January 1, 2000. The new Leases have terms substantially similar to those of the Sonic Leases, provide for initial Base Rent of $1,140,000 for each Property, and expire on December 31, 2009.


Lock-Out Agreement


     Pursuant to a Lock-Out Agreement among Sonic Financial Corporation and Town and Country Ford, Inc., each an affiliate of Mr. Smith, Mr. Smith and the Operating Partnership, the Company has agreed to certain restrictions on its ability to sell, transfer, exchange or otherwise dispose of the two Initial Dealership Properties acquired by the Company from Mr. Smith and affiliates of Mr. Smith for a period of ten years.

     The restriction on the Company's ability to sell or otherwise dispose of such Properties is subject to certain exceptions including either a like-kind exchange of any Property under Section 1031 of the Code or any other disposition or transfer that does not result in a taxable gain under the Code. The prohibition against the sale, transfer, exchange or other disposition of such Properties shall automatically terminate in the event that Mr. Smith and his affiliates, in one or more transactions, exchange for Common Shares, sell or otherwise dispose of 95% or more of their Units in a taxable transaction. The restrictions on the Company's ability to prepay or refinance certain mortgage debt do not limit the Company's ability to change the amount or characteristic of its liabilities so long as the changes do not result in taxable gains to Mr. Smith and his affiliates.



Registration Rights


     The Company has entered into a Registration Rights and Lock-Up Agreement (the "Registration Rights Agreement") with, among others, Mr. Smith and his affiliates, the holders of 2,061,973 Units. Mr. Smith and his affiliates have agreed that their Units are not redeemable by the Company until one year after the date of the consummation of the Offering. Subject to certain limitations, the Company has agreed to use its best efforts to file a registration statement under the Securities Act one year after the date of the consummation of the Offering, at its expense, that would allow the sale of any and all Common Shares issued in connection with the redemption of Units held by Mr. Smith and his affiliates. For further discussion of the Registration Rights Agreement, see "Common Shares Eligible for Future Sale--Registration Rights and Lock-Up Agreement."


                             PARTNERSHIP AGREEMENT

     The Initial Properties will be owned by the Operating Partnership. The sellers of Initial Properties that are contributing such Initial Properties to the Operating Partnership in exchange for Units, including Mr. Smith and his affiliates, will, among other things, be permitted to defer until a later date a portion of the tax liabilities that they otherwise would incur if they received cash or Common Shares. Because the Operating Partnership will receive below market rents from the Initial Properties being contributed by Mr. Smith until January 1, 2000, Mr. Smith will receive 377,802 Class A Units and 982,634 Class C Units. In connection with the formation of the Operating Partnership, the Company issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable in the amount of $999,340. Prior to the effectiveness of the new

Leases entered into with respect to such Properties, the Class C Units will have no rights with respect to voting, allocations or distributions. Upon the effectiveness of such new Leases, a Class C Unit will attain the same rights as a Class A Unit. In addition, through the Operating Partnership the Company may acquire interests in additional properties in transactions that may defer such tax consequences for the contributors.

     Following the closing of the Offering, substantially all of the Company's assets (including the Company's interest in the Initial Properties) will be held by, and its operations will be conducted through, the Operating Partnership. The Company will initially hold 10,007,020 Class A Units and will control the Operating Partnership in its capacity as the sole general partner. The Company's interest in the Operating Partnership will entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the Company's percentage ownership of the Operating Partnership (apart from tax allocations of profits and losses to take into account pre-contribution property appreciation). Other holders of Units (the "Limited Partners") will own 870,387 Class A Units, 701,537 Class B Units and 982,634 Class C Units. For a period of one year following the closing of the Offering, the holders of Units will not be permitted to offer, pledge, sell, contract to sell, grant any options for the sale of or otherwise dispose of any such Units without the permission of the Company except (i) in the case of a holder that is a natural person, to certain family members of such holder or upon the death of such holder, to such holder's estate, personal representative or beneficiaries, (ii) in the case of a business entity, to another entity wholly owned thereby or as a distribution to the equity owners thereof, (iii) as a bona fide gift, or (iv) pursuant to a pledge, grant of a security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated pledgee. After the first anniversary of the closing of the Offering, Units may be transferred by a Limited Partner without restriction, unless such transfer would (i) violate any securities laws, (ii) result in the Operating Partnership being treated as an association taxable as a corporation, (iii) be effectuated through an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code, or (iv) be to a lender to the Operating Partnership or related person holding nonrecourse liability, the transferee will only be admitted as a Limited Partner subject to furnishing certain specified or requested instruments or documents to the Company in its capacity as general partner. Also, after the first anniversary after the closing of the Offering (or earlier with the consent of the Company in its capacity as general partner), each Limited Partner may tender to the Operating Partnership for redemption its Units. The Class A Units and Class C Units may be redeemed by the Company or the Operating Partnership for Common Shares on a one-for-one basis, subject to the Company's right to pay cash in lieu of issuing Common Shares. The Class B Units may be redeemed by the Company or the Operating Partnership for Class B Common Shares on a one-for-one basis, subject to the Company's right to pay cash in lieu of issuing Class B Common Shares. With each redemption of Units, the Company's interest in the Operating Partnership will increase.

     The Company will hold one Class A Unit in the Operating Partnership for each Share that it has issued. The net proceeds of any future issuance of Shares of the Company will be contributed to the Operating Partnership in exchange for an equivalent number of Units.


     As general partner of the Operating Partnership, the Company will have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership. The Board will manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership will be responsible for, and pay when due, its share of all administrative and operating expenses of the Properties.

     The following summary of the Partnership Agreement, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which the Prospectus is a part.


Management

     The Operating Partnership has been organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. The Company, as the sole general partner of the Operating Partnership, generally will have full, exclusive and complete discretion in managing and controlling the Operating Partnership. The Limited Partners will have no authority to transact business for, or to participate in the management activities or decisions of, the Operating Partnership, except as provided in the Partnership Agreement and as provided by applicable law. However, the consent of all the Limited Partners will be required to (i) take any action that would make it impossible to carry on the ordinary business of the Operating Partnership, except as otherwise provided in the Partnership Agreement; (ii) possess Operating Partnership property, or assign any rights to specific Operating Partnership property for other than an Operating Partnership purpose, except as otherwise provided in the Partnership Agreement; (iii) admit a person as a partner, except as otherwise provided in the Partnership Agreement and (iv) perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided in the Partnership Agreement or under the laws of the State of Delaware.

In addition, the Company has agreed pursuant to the Partnership Agreement that it will not take any of the following actions prior to the first anniversary of the Closing Date without the consent of Limited Partners holding a majority of the outstanding Units: (i) a merger, consolidation or share exchange of the Company requiring the approval of the Company's shareholders or any merger, consolidation or partnership interest exchange of the Operating Partnership,
(ii) a sale, lease, transfer or other disposition of all or substantially all of the Company's assets requiring the approval of the Company's shareholders, a sale, lease, transfer or other disposition of all or substantially all of the operating assets, or any election to dissolve the Company requiring the approval of the Company's shareholders, or (iii) an amendment to the Declaration of Trust requiring the approval of the Company's shareholders.


Indemnification

     The Partnership Agreement provides that each individual made a party to a proceeding by reason of his status as a general partner or an officer of the Operating Partnership or a trustee or officer of the Company or any other person as the Company may designate from time to time in its sole and absolute discretion (each, an "Indemnitee") will be indemnified and held harmless by the Operating Partnership for any act relating to the operation of the Operating Partnership unless it is established that (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of material active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit of money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The Partnership Agreement provides that the termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth above. The termination of any proceeding by conviction or upon a plea of nolo contendre or its equivalent, or an entry of an order of probation prior to judgment, would, under the Partnership Agreement, create a rebuttable presumption that the individual acted in a manner contrary to that specified above. Any indemnification so made shall be made only out of the assets of the Operating Partnership.


Capital Contributions

     When the Company contributes additional capital to the Operating Partnership from the proceeds of issuance of Common Shares (or preferred shares of beneficial interest) of the Company, the Company's interest in the Operating Partnership will be increased on a proportionate basis based upon the number of Common Shares (or preferred shares of beneficial interest) issued.


Tax Matters
     Pursuant to the Partnership Agreement, the Company will be the tax matters partner of the Operating Partnership and, as such, will have the authority to make certain tax related decisions and tax elections under the Code on behalf of the Operating Partnership.


Operations
     The Partnership Agreement allows the Company to operate the Operating Partnership in a manner that will enable the Company to satisfy the requirements for being classified as a REIT. The Partnership Agreement also requires the distribution of cash available for distribution by the Operating Partnership quarterly in accordance with the Partnership Agreement.


Duties and Conflicts
     The Partnership Agreement provides that the Company shall not enter into or conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests in the Operating Partnership and the management of the business and incidental activities of the Operating Partnership. Therefore, all activities pertaining to the acquisition, development, management and operation of any properties, must be conducted through the Operating Partnership.


Term

     The Operating Partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved upon (i) the withdrawal of the Company as a general partner (unless all of the Limited Partners elect to continue the Operating Partnership), or (ii) by the election of the Company, with the consent of a majority in interest of Limited Partners, (iii) in connection with a merger or other combination of the Operating Partnership, or
(iv) by the sale or other disposition of all or substantially all of the assets of the Operating Partnership, or (v) entry of a decree of judicial dissolution of the Operating Partnership, or (vi) bankruptcy or insolvency of the Company.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY


     The following table sets forth certain information regarding the beneficial ownership of the Shares by (a) each person known by the Company to be the beneficial owner of more than 5% of the Shares immediately following the completion of the Offering, (b) each Trustee of the Company, (c) each executive officer of the Company and (d) all Trustees and executive officers of the Company as a group (excluding exercise of the Underwriters' over-allotment option). Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of shares represents the number of Shares the person holds or the number of Common Shares issuable upon exercise of vested options to acquire Common Shares. The executive officers and Trustees of the Company have agreed not to sell Shares (including Shares issued on redemption of Units) without the consent of the Underwriter, for a period of two years following completion of the Offering.





                                                                      Number            Percentage of All
                                                                     of Shares             Outstanding
                                                                     Owned (1)               Shares
                                                               --------------------- -----------------------
                                                                 Before      After     Before       After
Name                                                            Offering   Offering   Offering   Offering(2)
-------------------------------------------------------------- ---------- ---------- ---------- ------------
   O. Bruton Smith (3) .......................................      463    115,463        6.6%       1.1%
   Benjamin F. Bracy (4) .....................................    6,557     41,557       93.4          *
   Mark J. Iuppenlatz (4) ....................................       --     35,000         --          *
   Virginia R. Dunn (4) ......................................       --     17,500         --          *
   All Trustees and executive officers as a group (6 persons)     7,020    209,520      100.0%       2.1%


---------
     * Less than one percent.


(1) Numbers and percentages set forth in this table exclude all outstanding Units since the Units are not redeemable for Shares before the first anniversary of the Offering.

(2) The stated percentage represents Mr. Smith's ownership interest in Common Shares with both voting and economic participation rights, including allocations and distributions. The percentages of total voting power, based on Mr. Smith's ownership of all Class B Common Shares, would be as follows: Mr. Smith, 7.7%; Messrs. Bracy and Iuppenlatz and Ms. Dunn, less than 1%; and all Trustees and executive officers as a group, 8.5%.

(3) Mr. Smith owns directly 463 Class B Common Shares and, upon completion of the Offering, will own options issued under the Plan to purchase 115,000 Common Shares. Such options will be exercisable immediately upon grant at the Offering Price. In addition, Mr. Smith has sole voting and investment control over Class A Units, Class B Units and Class C Units that are held by him directly or through his affiliates, although none of such Units will be redeemable, directly or indirectly for Common Shares until the first anniversary of the Offering.

(4) Common Shares shown underlie options that will be issued under the Plan upon completion of the Offering, which options will be immediately exercisable at the Offering Price. Messrs. Bracy and Iuppenlatz and Ms. Dunn will also hold unvested options for 105,000, 105,000 and 52,500 Common Shares, respectively, after the Offering.



                 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


General


     The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares, which may be designated as any class or series of Shares as the Board may determine. See "--Classification or Reclassification of Preferred Shares." Upon the closing of the Offering and the consummation of the Formation Transactions, 10,006,557 Common Shares will be issued and outstanding (11,507,020 shares if the Underwriters' over allotment option is exercised in full) and 463 Class B Common Shares will be issued and outstanding and no other Shares will be issued and outstanding. As permitted by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law"), the Declaration of Trust contains a provision permitting the Board, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of Shares or the number of Shares of any class of shares of beneficial interest that the Trust has authority to issue. The Company believes that the power of the Board to issue additional shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional shares of beneficial interest, including possibly Common Shares, will be available for issuance without further action by the Company's shareholders, unless action by the shareholders is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board currently has no intention of doing so, it could authorize the Company to issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares and might otherwise be in the best interests of the shareholders.


     Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of such shareholder's status as a shareholder of the Company. The Company's Declaration of Trust further provides that, with certain limited exceptions, the Company will indemnify and hold each shareholder harmless against any claim or liability to which the shareholder may become subject by reason of such shareholder's being or having been a shareholder or former shareholder, subject to such shareholder providing prompt notice to the Company and provided that no indemnification will be provided if the claim or liability is finally adjudged to have arisen out of the shareholder's bad faith, willful misconduct or gross negligence. The Company must also pay or reimburse each shareholder for all legal and other expenses reasonably incurred by such shareholder in connection with any claim or liability unless it is established by a court that such claim or liability arose out of such shareholder's bad faith, willful misconduct or gross negligence.



The Common Shares


     Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the Company's Declaration of Trust regarding the restriction on transfer of Common Shares, holders of Common Shares and Class B Common Shares are entitled to receive dividends on an equal basis on such shares if, as and when authorized and declared by the Board of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The holders of outstanding Common Shares are entitled to one vote, for each share held of record on all matters submitted to a vote of shareholders, including the election of Trustees and, except as provided with respect to any other class or series of the Shares, the holders of such Common Shares possess the exclusive voting power. Initially, the holder of the outstanding Class B Common Shares is entitled, in the aggregate, to the Class B Voting Percentage, which is the right to cast 6.6% of the total votes entitled to be cast on any matter submitted to a vote of shareholders. Based on the 463 Class B Common Shares initially outstanding, each Class B Common Share is entitled to cast 1,527 votes on each such matter based on the number of Class A Common Shares and Class B Common Shares to be outstanding immediately following the Offering. As an additional Class B Common Share is issued upon conversion of a Class B Unit or as a Class B Unit is redeemed for cash, the number of votes to which a Class B Common Share is entitled to cast is proportionately reduced so that, in the aggregate, the holder of the Class B Common Shares remains entitled to the Class B Voting Percentage. This means that if all of the Class B Units are converted into Class B Common Shares (an aggregate of 702,000 Class B Common Shares outstanding), each Class B Common Share would be entitled to cast one vote on each matter submitted to a vote of shareholders. Each Class B Common Share can be converted, at the option of the holder, into a Class A Common Share on a one-for-one basis. As a Class A Common Share is issued upon the conversion of a Class B Common Share, the Class B Voting Percentage will be proportionately reduced based on a fraction the numerator of which is the number of Class B Common Shares converted and the denominator of which is 702,000, the total number of Class B Common Shares and Class B Units initially issued. In addition, as the Company issues additional Class A Common Shares in the future, the Class B Voting Percentage will be proportionately reduced based on a fraction the numerator of which is the number of additional Class A Common Shares issued and the denominator of which is the total number of Class A Common Shares outstanding immediately after the issuance. The holders of Class A Common Shares and Class B Common Shares will vote together as a single class on all matters submitted to a vote of shareholders. The Class B Common Shares automatically convert, except in certain limited circumstances, into Common Shares upon transfer by Mr. Smith. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election and the holders of the remaining shares will not be able to elect any Trustees.

     Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of Common Shares, Common Shares have equal dividend, distribution, liquidation and other rights.


     Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust or Bylaws provide for approval by a majority of the votes cast by holders of Shares voting as a single class entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present), (ii) the removal of Trustees (which requires the affirmative vote of two-thirds of the votes entitled to be cast in the election of Trustees or the affirmative vote of two-thirds of the Trustees, which action can only be taken by vote at a shareholder or Trustees' meeting), (iii) the merger of the Company into a new entity, consolidation or sale (or other disposition) of all or substantially all of the assets of the Company (which requires the affirmative vote of the holders of two-thirds of the outstanding votes entitled to be cast on the matter, which action can only be taken by vote at a shareholder meeting), (iv) the amendment of the Declaration of Trust by shareholders, including the amendment or repeal of the Independent Trustee provision (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and (v) the termination of the Company (which requires the affirmative vote of two-thirds of the outstanding votes entitled to be cast on the matter). The Company has agreed pursuant to the Partnership Agreement that Limited Partners also have voting rights with respect to certain of the foregoing actions for a limited period. See "Partnership Agreement of Operating Partnership--Management." As allowed under the Maryland REIT Law, the Company's Declaration of Trust permits the Trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law without the approval of the shareholders. As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Company has authority to issue.



Classification or Reclassification of Preferred Shares


     The Declaration of Trust authorizes the Board to classify any unissued Shares and to reclassify any previously classified but unissued Shares of any class or series from time to time in one or more classes or series, as authorized by the Board. Prior to issuance of shares of each class or series, the Board is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such class or series, subject to the provisions of the Company's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise might be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any Preferred Shares.




Restrictions on Transfer; Excess Shares

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year the election to be a REIT has been made), and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year the election to be a REIT has been made). See "Federal Income Tax Consequences--Taxation of the Company."

     For this reason, among others, the Declaration of Trust, subject to certain exceptions described below and to possible limited exceptions regarding certain contributing investors, provides that no person may own, or be deemed to own by virtue of the ownership provisions of Section 13(d) of the Exchange Act, more than (i) 9.8% of the Company's issued and outstanding Shares or (ii) 9.8% of the total value of such Shares (the "Ownership Limit"). While direct or indirect ownership will be determined in accordance with the beneficial ownership rules promulgated under Section 13(d) of the Exchange Act, beneficial ownership for REIT qualification purposes also will be determined in accordance with the constructive ownership rules of Sections 318 and 544 of the Code. Any transfer of Common or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of its real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Shares.

     Subject to certain exceptions described below, if any purported transfer of Shares is not null and void and would (i) result in any person owning, directly or indirectly, Shares in excess of the Ownership Limit, (ii) result in the Shares being owned by fewer than 100 persons (determined without reference to corporate attribution), (iii) result in the Company being "closely held" within the meaning of 856(h) of the Code or (iv) cause the Company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of its real property, within the meaning of Section 856(d)(2)(B) of the Code, the Shares will be designated as excess shares (the "Excess Shares") and transferred automatically to a trust (the "Excess Share Trust") effective as of the close of business on the business day before the purported transfer of such Shares. The record holder of the Shares that are designated as Excess Shares (the "Purported Transferee") will have no rights in such shares except as described below. The trustee of the Excess Share Trust (the "Share Trustee") will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Excess Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Board.

     Excess Shares will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Excess Share Trust will receive all dividends and distributions on the Excess Shares and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Excess Shares. The Purported Transferee may designate a beneficiary of an interest in such Excess Shares held in the Excess Share Trust, if such Excess Shares would not be Excess Shares in the hands of such beneficiary, and the Purported Transferee does not receive a price for designating such beneficiary in excess of the price paid by the Purported Transferee for the Shares which were transferred to the Excess Share Trust. Upon such a designation, the Excess Shares Trust shall terminate as to such Shares, such Shares shall no longer be designated Excess Shares, and such Shares shall be transferred of record to such beneficiary.

     The Excess Shares will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Excess Shares and (ii) the date the Company determines in good faith that a transfer resulting in such Excess Shares occurred.

     "Market Price" means the last reported sales price, regular way, reported on the NYSE for a particular class of Shares on the trading day immediately preceding the relevant date, or if not then traded on the NYSE, the last reported sales price for such class of Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such class of Shares may be traded, or if not then traded over or through any exchange or quotation system, then the market price of such class of Shares on the relevant date as determined in good faith by the Board.

     Any person who acquires or attempts to acquire Shares in violation of the foregoing restrictions, or any person who owned Shares that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event or, in the event of a proposed or attempted transfer, to give at least 30 days prior written notice to the Company of such event, and
(ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the number or value of the outstanding Shares, within 30 days after January 1 of each year, to provide to the Company a written statement stating the name and address of such direct or indirect owner, the number of Shares owned directly or indirectly, and a description of how such shares are held. In addition, each such direct or indirect shareholder shall provide to the Company such additional information as the Company may


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

request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.


     The Ownership Limit generally will not apply to the acquisition of Shares by an underwriter that participates in a public offering of such shares in the event that such shares are timely distributed by the underwriter. In addition, the Board, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board may direct, may exempt a person from the Ownership Limit under certain circumstances. Mr. Bracy has been granted a waiver from the Ownership Limit through the closing of the Offering. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. The foregoing restrictions will continue to apply until the Board determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     The Company must also satisfy certain gross income tests to maintain its status as a REIT. See "Federal Income Tax Consequences--Taxation of Company--Gross Income Tests." Rents received from "related party tenants" do not constitute qualifying income. In general, for rents to qualify as qualifying income for purposes of such gross income tests, among other things, the Company must not own, directly or constructively, 10% or more of any Initial Lessee or any other Lessee of the Properties. See "Federal Income Tax Consequences--Taxation of the Company--Gross Income Tests--Rents from Real Property." To reduce the risk that any Lessee will be treated as a related party tenant, the Declaration of Trust generally provides that if there is a purported sale or transfer of Shares which would cause any Related Tenant Owner to constructively own shares in excess of 9.8% of the value of the outstanding Shares of the Company (the "Related Tenant Limit"), any Shares purportedly owned by the Related Tenant Owner which would cause such Related Tenant Owner to constructively own shares in excess of the Related Tenant Limit shall be automatically designated as Excess Shares and transferred to the Excess Share Trust. For purposes of the preceding sentence, attribution rules under Section 318 of the Code (modified for purposes of the REIT rules) are applicable in determining whether any Related Tenant Owner constructively owns Shares in excess of the "Related Tenant Limit." Under Section 318(a)(3)(C) of the Code (modified for purposes of the REIT rules), if 10% or more in value of the shares of beneficial interest in a REIT is owned, directly or indirectly, by or for any person, such REIT shall be considered as owning the stock owned, directly or indirectly, by or for such person. Under Section 318(a)(4) of the Code, if any person has an option to acquire stock (such as the Shares in the Company), such stock shall be considered as owned by such person. After the first anniversary after the closing of the Offering (or earlier with the consent of the Company in its capacity as general partner), any holder of Units may exchange one Unit for one Common Share subject to the Company's right to pay cash in lieu of issuing Common Shares. Separately, the Declaration of Trust provides, subject to certain exceptions, that no person may own, or be deemed to own by virtue of ownership provisions of Section 13(d) of the Exchange Act, more than 9.8% of the number or value of the Company's issued and outstanding Shares. See "Description of Shares of Beneficial Interest--Restriction on Transfer; Excess Shares." Further, the Partnership Agreement provides that no conversion of Units into Shares is permitted, and no Company right to pay cash in lieu of conversion applies, if the Declaration of Trust would thereby be violated. To the extent the Company's right (i) to pay cash in lieu of issuing Common Shares to a holder of Units and (ii) to restrict ownership of Shares, prevents a holder of Units from converting its Units into Shares, such Units should not be counted as options for purposes of Section 318(a)(4) of the Code. Accordingly, a person's ownership of Units that would be redeemable (absent such restrictions) for Shares should not be taken into account in determining what stock is constructively owned by the Company. The Declaration of Trust defines a Related Tenant Owner to mean any person who owns, directly or constructively, within the meaning of Section 318 of the Code, an interest in a tenant, which interest is equal to or greater than (i) 9.8% of the combined voting power of all classes of stock of such tenant, (ii) 9.8% of the total number of shares of all classes of stock of such tenant, or (iii) if such tenant is not a corporation, 9.8% of the assets or net profits of such tenant, in each case only if such ownership would cause the Company to fail the 95% gross income test set forth in Section 856(c)(2) of the Code or the 75% gross income test set forth in Section 856(c)(3) of the Code.


     Section 318 of the Code (modified for purposes of the REIT rules) provides that partnerships are deemed to own any stock owned, directly or indirectly, by or for a 25% or more partner in a partnership. To reduce the risk that any Lessee will be treated as a related party tenant because of such rule, (i) the Declaration of Trust provides that no direct or indirect partner or member of an Excluded Holder (as defined in the Declaration of Trust) may beneficially or constructively own Shares and (ii) the Partnership Agreement provides that no partner (other than the General Partner) shall be permitted to own (actually or constructively, through the application of Section 318 of the Code, modified for purposes of the REIT rules) a 25% or greater percentage interest in the Partnership. No assurance can be given that these restrictions will be complied with.


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

     The Ownership Limit and restrictions on transfer could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

   All certificates representing Common or Preferred Shares will bear a legend referring to the restrictions described above.


                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company does not purport to be complete, although the Company believes all material provisions thereof are described, and is qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."


Classification of the Board

     The Company's Declaration of Trust provides that the number of Trustees of the Company cannot be less than three nor more than 15. At the closing of the Offering, there will be five Trustees. The Trustees are divided into three classes, with terms of three years each and with one class to be elected at each annual meeting of shareholders. The classified Board could have the effect of making the removal of incumbent Trustees time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to effect a change in control of the Company that a majority of shareholders may believe to be beneficial to the Company and its shareholders.


Vacancies

     Any vacancy on the Board arising for any cause may be filled (i) by the Trustees then in office, (ii) at the next annual meeting of shareholders or
(iii) at a special meeting of shareholders called for such purpose. Any Trustee elected by the Trustees to fill a vacancy will hold office until the next annual meeting of shareholders.


Removal of Trustees

     The Declaration of Trust provides that, subject to the rights of holders of one or more classes or series of Shares to elect or remove Trustees, a Trustee may be removed with or without cause by the shareholders upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees. This provision has the effect of limiting shareholders' power to remove incumbent Trustees.


Business Combinations

     Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including mergers, consolidations, share exchanges and asset transfers and certain issuances or reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of such trust and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the Interested Shareholder, voting together as a single group, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. As permitted by the MGCL, the Declaration of Trust exempts any "Business Combinations" involving the Company and Mr. Smith or any of his affiliates. In addition, the Board has adopted a resolution exempting a business combination with Mr. Smith or any of his affiliates from the applicable provisions of the MGCL.


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

Control Share Acquisitions

     The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" (as defined below) of a Maryland real estate investment trust acquired in a "control share acquisition" (as defined below) have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of the trust to call a special meeting of shareholders to be held within 50 days of the Company's receipt of the demand and undertaking to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If an acquiring person statement has been delivered within ten days after the control shares acquisition, and voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) at their fair value, determined without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The Control Share Acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust prior to such acquisition. The Declaration of Trust provides that the Control Shares Acquisition statute does not apply to Shares owned or acquired by Mr. Smith or any affiliate of Mr. Smith (but the statute shall apply to Shares acquired by such person after Mr. Smith or any of his affiliates no longer directly holds any equity interest in such person).


Shareholders' Meetings

     The Declaration of Trust and Bylaws provide for an annual meeting of Shareholders to be held upon proper notice and within a reasonable period following delivery of the Company's annual report. Special meetings of Shareholders may be called by a majority of the Trustees or by the Chairman of the Board or the President of the Company and must be called upon the written request of Shareholders holding in the aggregate not less than 25% of the voting power of the outstanding Shares of the Company entitled to vote. Written notice stating the place, date and time of the Shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, is required to be delivered not less than 10 nor more than 60 days before the day of the meeting to each holder of record entitled to vote at such meeting.


Annual Report

     Under the Maryland REIT Law, the Company is required to deliver to shareholders an annual report concerning its operations for the preceding fiscal year containing financial statements which are certified by independent certified public accountants. The report must include a balance sheet, an income statement and a surplus statement. Annual reports must be submitted to the shareholders at or before the annual meeting and must be placed on file at the principal office of the Company within the time prescribed by the Maryland REIT Law.


Amendment

     The Trustees, by a two-thirds vote, may amend the provisions of the Company's Declaration of Trust, without shareholder approval, to qualify the Company as a REIT under the Code or under the Maryland REIT Law. The Board may also amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of Shares that the Company has the authority to issue. Otherwise, the Company's Declaration of Trust may be amended only by the affirmative vote or written consent of the holders of not less than a majority of the votes entitled to be cast thereon. The Company's Bylaws may be amended by the Board or by the Shareholders at any annual or special meeting of the Shareholders.


Limitation of Liability and Indemnification

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty material to the cause of action as established by a final judgment. The Company's Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by the Maryland REIT Law.

     The Declaration of Trust provides that the Company, to the fullest extent permitted by Maryland law, may indemnify each Trustee, officer, employee and agent in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was a Trustee, officer, employee or agent of the Company or is or was serving at the request of the Company as a trustee, director, officer, partner, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in that capacity and to pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee, officer, employee or agent in connection with any such action, suit or proceeding.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of such person's good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The Declaration of Trust permits indemnification of the Company's Trustees, officers, employees and agents to the fullest extent permitted by Maryland law. Insofar as indemnification for liability arising under the Securities Act may be permitted to Trustees, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Operations; Maryland Asset Requirements
     The Company is generally prohibited from acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a real estate investment trust. To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agriculture, horticulture or similar purposes.


Terminations of the Trust and REIT Status
     The Company's Declaration of Trust permits (i) the termination of the Company and the discontinuation of the operations of the Company at any meeting of the Shareholders by the affirmative vote of the holders of two-thirds of the votes entitled to be cast thereon after approval by a majority of the entire Board, and (ii) the termination of the Company's qualification as a REIT by the Board.


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

Advance Notice of Trustee Nominations and New Business
     For nominations of persons for election to the Board or other business to be properly brought before an annual meeting of shareholders, the Company's Bylaws require such shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting setting forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of trustees pursuant to Regulation 14A of the Exchange Act; (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business proposed to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder as it appears on the Company's books and of such beneficial owner and (y) the number of Shares which are owned beneficially and of record by such shareholder and such beneficial owner, if any. For nominations of persons for election to the Board at special meetings of shareholders (provided the Board has determined that Trustees shall be elected at such meeting), the information described above must also be delivered to the secretary of the Company not less than 60 days nor more than 90 days before the date of any special meeting of shareholders or not later than the tenth day following the day on which public announcement is first made of the date of such meeting and of the nominees for election of Trustees. In the event of an advancement of 30 days or more or in a postponement of 60 days or more of an annual meeting of shareholders, the notice requirements are similar to those for a special meeting. As a result, the advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of the Common Shares might receive a premium over the then-prevailing market price for such Common Shares.



Possible Antitakeover Effect of Certain Provisions of the Declaration of Trust and Bylaws

     The provisions of the Declaration of Trust on classification of the Board, the removal of Trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws, among others, could have the affect of delaying, deferring or preventing a transaction or change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be considered by shareholders to be in their best interest.


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

                    COMMON SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the date of this Prospectus, there has been no public market for the Common Shares. The Company has applied for trading of the Common Shares on the NYSE. No prediction can be made as to the effect, if any, that future sales of Common Shares (including sales pursuant to Rule 144) or the availability of Common Shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares (including Common Shares issued upon the exercise of options or the exchange of Units), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares and impair the Company's ability to obtain additional capital through the sale of equity securities. See "Risk Factors--Common Shares Eligible for Future Sale May Cause Share Prices to Decline." For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Underwriting" and "Description of Shares of Beneficial Interest."

     The executive officers and Trustees of the Company have agreed not, directly or indirectly, to offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any Units or Common Shares or other shares of beneficial interest of the Company, or any securities convertible into, or exercisable or exchangeable for, any Units or Common Shares or other shares of beneficial interest of the Company (other than pursuant to the Plan and the Formula Plan, including the exercise of options granted thereunder, and pursuant to the redemption of Units) for a period of two years from the completion of the Offering without the prior written consent of the Underwriters. The Underwriters, at any time and without notice, may release all or any portion of the Common Shares subject to the foregoing lock-up agreements.

     The Common Shares owned by Mr. Smith and the Common Shares issuable upon redemption of Units will be "restricted securities" under Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with them in accordance with Rule 144) who has beneficially owned "restricted securities" (defined generally as securities acquired from the issuer or an affiliate of the issuer in a transaction not involving a public offering) for at least one year, including the holding period of any seller of such securities, unless such seller is an affiliate, in which case the affiliate must have held the restricted securities for at least two years, would be entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the then-outstanding number of Common Shares or 1% of the average weekly trading volume of the Common Shares on the NYSE during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated with them in accordance with Rule 144) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements. An "affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Company. Mr. Smith would be deemed to be an affiliate of the Company.

     The Company has established the Plan and the Formula Plan for the purpose of attracting and retaining executive officers, Trustees and other key employees. See "Management--1998 Shares Option Plan." Contemporaneously with the completion of the Offering, the Company will issue options to purchase an aggregate of 465,000 Common Shares to Mr. Smith and the Company's executive officers and will reserve an additional 635,000 and 200,000 Common Shares on a fully diluted basis for future issuance under the Plan and the Formula Plan, respectively. The Company intends to file a registration statement under the Securities Act registering the Common Shares reserved for issuance upon the exercise of options granted under the Plan and the Formula Plan. See "Management--1998 Shares Option Plan." This registration statement is expected to be filed shortly after the completion of the Offering.


     Pursuant to the Contribution Agreement, the Company has entered into the Registration Rights Agreement with the holders of 2,554,558 Units. Under the terms of the Registration Rights Agreement, holders of such Units have agreed that such Units are not redeemable by the Company for Common Shares or cash until one year after the date of the consummation of the Offering. The Registration Rights Agreement also prohibits Unit holders from offering, pledging, selling or otherwise disposing of any Units or Shares for a period of one year. Certain exceptions include certain transactions among related parties, bona fide gifts and customary estate planning transactions. Subject to certain limitations, the Company has agreed to use its best efforts to file a registration statement under the Securities Act one year after the consummation of the

Offering, at its expense, which would allow the sale of any and all Common Shares issued in connection with the redemption of Units held by such holders. These registration rights are limited or restricted to the extent an underwriter of the offering determines that the amount of Common Shares to be registered by such holders exceeds the number of Common Shares that can be sold without adversely affecting the market for the Common Shares.


                        FEDERAL INCOME TAX CONSEQUENCES

     The Company intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a summary of the federal income tax consequences for the Company and its shareholders with respect to the treatment of the Company as a REIT. The information set forth below, to the extent that it constitutes matters of law or legal conclusions, is based on the opinion of Mayer, Brown & Platt, special tax counsel to the Company.


     Based upon the matters described below, in the opinion of Mayer, Brown & Platt, counsel to the Company, the Company has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1999, and its proposed method of operation as represented by the Company to Mayer, Brown & Platt and as described in this Prospectus will enable it to satisfy the requirements for such qualification. This opinion is based on certain assumptions relating to the organization and operation of the Company and the Operating Partnership, including that the Formation Transactions have been and will be consummated in accordance with the operative documents and such documents accurately reflect the material facts of such transactions, and that the Company and the Operating Partnership will each be operated in the manner described in their applicable organizational documents and in this Prospectus, and that all terms and provisions of such documents and other documents to which the Company or Operating Partnership is a party, will be complied with by all parties thereto. This opinion is also conditioned upon certain representations made by the Company as to certain factual matters relating to the Company's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof, and the Company's qualification and taxation as a REIT will depend on compliance with such law existing and in effect on the date hereof and as the same may hereafter be amended. The Company's qualification and taxation as a REIT will further depend upon the Company's ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Code discussed below. Counsel will not review compliance with these tests on a continuing basis, and thus no assurance can be given that the Company will satisfy such tests on a continuing basis.


     In brief, a corporation that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such a corporation generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from an investment in a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders. See "--Taxation of the Company--General" and "--Taxation of the Company--Failure to Qualify."


     The Board of the Company currently expects that the Company will operate in a manner that permits it to elect, and that it will timely and effectively elect, REIT status for its taxable year ending December 31, 1999, and in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled since qualification as a REIT depends on the Company continuing to satisfy the numerous asset, income and distribution tests described below, which in turn will be dependent on the Company's operating results.


     The following summary is based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, financial institutions and broker-dealers, and, except as discussed below, foreign corporations and persons who are not the citizens or residents of the United States) subject to special treatment under the federal income taxation laws.

Taxation of the Company

     General

     In any year in which the Company qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. Under recently enacted legislation, to the extent that the Company elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of the Company's undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by the Company.

     Notwithstanding its qualification as a REIT, the Company also may be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintain its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the Company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that the Company elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. The Company also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. The Company will use the calendar year both for federal income tax purposes, as is required of a newly organized REIT, and for financial reporting purposes.

     In order to qualify as a REIT, the Company must meet, among others, the following requirements:


     Share Ownership Tests

     The Company's shares of beneficial interest (which term, in the case of the Company, currently means the Common Shares) must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly and including the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

     In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the ownership and transfer of its shares of beneficial interest to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury regulations require the Company to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of the Company's shares of beneficial interest and certain other information. In addition, the Company's Declaration of Trust provides restrictions regarding the ownership and transfer of its shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer; Excess Shares."


     Asset Tests

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets (the "Value Test") or (ii) 10% of the outstanding voting securities of any one such issuer (the "Voting Stock Test"). Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets and the partnership interest does not constitute a security for purposes of these tests. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Properties through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.


     Gross Income Tests

     There are two separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The two tests are separately described below:

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sales or other disposition of interests in real property and real estate mortgages, other than gain from property bought primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% gross income test.

     The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income from its other activities will not result in the Company failing to satisfy either the 75% or 95% gross income test.


     Characterization of Rent

     Rents under the Leases (the "Rent") will not constitute "rents from real property" if the Leases are characterized as service contracts, joint ventures, financing arrangements or some other type of arrangement other than true leases for federal income tax purposes. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the business conducted on the property); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the business conducted on the property (e.g., whether the lessee bears the risk of increases in operating expenses and decreases in operating revenues); and
(v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Mayer, Brown & Platt is of the opinion that, subject to the receipt of certain documentation with respect to the Advance Leases, each Initial Lease will be treated as a true lease for federal income tax purposes. Such opinion is not binding on the IRS and is based, in part, on the following facts: (i) the Operating Partnership and each Lessee intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) each Lessee will have the right to exclusive possession and use and quiet enjoyment of the Properties during the term of the Lease; (iii) each Lessee will bear the costs of, and be responsible for, day-to-day maintenance and repair of the Property, and will control how the business conducted on the Property is operated; (iv) each Lessee will bear all of the costs and expenses of operating the Property during the term of the Lease; (v) each Lessee will benefit from any savings in expenses and costs of operating the Property during the term of the Lease; (vi) the Lessee will generally indemnify the Operating Partnership against all liabilities imposed on the Operating Partnership during the term of the Lease by reason of (a) injury to persons or damage to property occurring at the Property, or (b) the Lessee's use, management, maintenance or repair of the Property; (vii) the


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

Lessee is obligated to pay material fixed rent for the period of use of the Properties; (viii) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the business conducted on the Property; (ix) the useful life of each Property is significantly longer than the term of the Lease to which it relates; and (x) the Operating Partnership will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Property during the term of each Lease.


     If the IRS were to challenge successfully the characterization of the Initial Leases as true leases, the Operating Partnership would not be treated as the owner of the Property for federal income tax purposes, would lose tax depreciation deductions with respect to such Property and could have non-qualified interest income, which in turn could cause the Company to fail to qualify as a REIT.


     Prospective investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as financing or partnership arrangements, rather than true leases, part or all of the payments that the Operating Partnership receives from the Lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% of 95% gross income tests and, as a result, would lose its REIT status.


     Although the Operating Partnership intends to structure any leasing transaction for Properties acquired in the future such that the Lease will be characterized as a "true lease" and the Operating Partnership will be treated as the owner of the Property in question for federal income tax purposes, the Operating Partnership will not seek an advance ruling from the IRS and may not seek an opinion of counsel (except with respect to the Initial Leases) that the Operating Partnership will be treated as the owner of any leased Properties for federal income tax purposes, and thus there can be no assurances that future leases will be treated as true leases for federal income tax purposes.


     Rents from Real Property

     Rents received by the Company will qualify as "rents from real property" for purposes of the gross income tests only if several requirements are satisfied. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from the property being leased. However, an amount received or accrued generally will not be excluded from the terms "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company will structure the Leases so that Rent paid by the Lessees for the Properties will be a fixed amount, and will not be based in whole or in part on the net income of any person with respect to the Properties.

     Second, for Rents to qualify as "rents from real property," the Company must not own, actually or constructively, 10% of more of any Initial Lessee or any other Lessee of the Properties (a "Related Party Tenant"). The constructive ownership rules generally provide that if 10% or more in value of the Shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are complex and difficult to apply on account of factual uncertainty and other reasons, and the Company may enter into leases with Lessees who, through application of such rules, constitute Related Party Tenants. In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. To reduce the risk that any Lessee will be treated as a related party tenant, the Company's Declaration of Trust prohibits transfers of Shares that could cause a Lessee to be a related party tenant of the Company. In addition, the Sonic Leases prohibit Lessees from owning, directly or indirectly, 10% or more in value of the Shares of the Company and the Company will obtain certain documentation from Advance Auto which will provide for similar restrictions. In addition, to reduce the risk that any Lessee will be treated as a related party tenant (i) the Declaration of Trust provides that no direct or indirect partner or member of an Excluded Holder (as defined in the Declaration of Trust) may beneficially or constructively own Shares and (ii) the Partnership Agreement provides that no partner (other than the General Partner) shall be permitted to own (actually or constructively, through the application of Section 318 of the Code, modified for purposes of the REIT rules) a 25% or greater percentage interest in the Partnership. No assurance can be given that these restrictions will be complied with. See "Description of Shares of Beneficial Interest--Restrictions on Transfer--Excess Shares."

     Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." The Rent attributable to the personal property associated with a property is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the property at


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

the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the property at the beginning and at the end of such taxable year.

     Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the Company generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience" or the amounts received with respect to such services do not exceed 1% of all amounts received or accrued, directly or indirectly, by the Company during the taxable year with respect to such property. The Operating Partnership will provide certain services at the Properties that it owns and possibly at any newly acquired Properties of the Operating Partnership. The Company believes that any services provided at such Properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such Properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupant for his convenience. The Company intends that services that cannot be provided directly by the Operating Partnership or other agents will be performed by independent contractors.


     Foreclosure Property Rules and Certain Other Rules

     REITs generally are subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would generally be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness owed to the REIT that such property secured, (ii) as to which the related lease or loan was made or acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat such property as foreclosure property. Except as provided in the following paragraph, property shall cease to be foreclosure property with respect to the Company as of the close of the third taxable year following the taxable year in which the Company acquired such property in foreclosure. If property is not eligible for the election to be treated as foreclosure property ("ineligible property") because, for example, the related lease was acquired by the REIT at a time when default was imminent or anticipated, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

     Any foreclosure property shall cease to be foreclosure property on the first day (occurring on or after the day on which the Company acquired the property in foreclosure) on which: (x) a lease is entered into with respect to such property which, by its terms, will not give rise to qualifying income for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day which does not generate qualifying income for purposes of the 75% gross income test; (y) any construction takes place on such property (other than completion of a building, or completion of any other improvement, where more than 10 percent of the construction of such building or other improvement was completed before default became imminent); or (z) if such day is more than 90 days after the day on which such property was acquired by the Company and the property is used in a trade or business which is conducted by the Company (other than through an independent contractor (within the meaning of Section 856(d)(3) of the Code) from whom the Company itself does not derive or receive any income). For example, if the Company were to acquire a Dealership as foreclosure property and operate the Dealership for more than 90 days, the Company would be required to operate the Dealership through an independent contractor (within the meaning of the Code) from whom the Company itself did not derive or receive any income (which might include income from the Dealership). Otherwise, after such 90th day, the property would cease to be foreclosure property.

     In the event that a foreclosure with respect to any of the Company's investments were to occur (or were anticipated to occur), the Company intends to manage the actual or anticipated foreclosure with the intent of assuring qualification under the REIT asset and gross income tests including, if appropriate, the election to treat a foreclosed upon property as foreclosure property and to pursue the continued treatment of such property under the foreclosure property rules.

     For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held by the Company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax


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

bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "Tax Aspects of the Company's Investments in Partnerships--Sale of the Properties."

     The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the Properties through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Properties, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.


     Even if the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply is due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.


     Annual Distribution Requirements

     In order to quality as a REIT, the Company is required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement authorizes the Company in its capacity as general partner to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet the distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expense in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which its does not have decision making control; or for other reasons. The Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.


     Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.


Tax Aspects of the Company's Investments in Partnerships

     General

     The Company will hold a partnership interest in the Operating Partnership. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partnership received a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

     Each partner's share of a partnership's tax attributes is determined in accordance with the partnership agreement, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Code Section 704(b) and the regulations thereunder. The Operating Partnership's allocations of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, the Company will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the Partnership based on its capital interest in the Operating Partnership.

     Accordingly, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership) will increase its distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership.


     Entity Classification

     Based on the representations of the Company that the Operating Partnership will be operated in accordance with its organizational documents and satisfies certain conditions relating to "publicly traded partnership" status under the Code, in the opinion of Mayer, Brown & Platt, under existing federal income tax law and regulations, the Operating Partnership will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. Such opinion, however, is not binding on the Service.


     Tax Allocations with Respect to the Properties

     Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties or interests therein) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital amounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain of the Properties or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, certain of the sellers of the Initial Properties as contributors of certain of the Properties or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of such Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale, and accordingly variations from normal Section 704(c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

     Treasury regulations under Section 704(c) provide partnerships with a choice of several methods of accounting for Book-Tax Differences. The Operating Partnership and the Company have not yet determined which of the alternative methods of accounting for Book-Tax Differences will be elected, and accordingly, such determination could have differing timing and other effects on the Company.

     Certain of the Properties acquired in taxable transactions will in general have a tax basis equal to their fair market value. Section 704(c) of the Code will not apply in such cases.

 Sale of the Properties

     The Company's share of any gain realized by the Operating Partnership on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "--Taxation of the Company--General" and "Gross Income Tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold (and, to the extent within its control, to have any joint venture to which the Operating Partnership is a partner so hold) the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Properties and other industrial properties, and to make such occasional sales of the Properties and other properties acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall, the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.


Taxation of Domestic Shareholders

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) generally will be taxed to such shareholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain designated by the Company as capital gain dividends will be taxed to such shareholders as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the fiscal year) without regard to the period for which the shareholder has held its shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the Common Shares are held by the shareholder as a capital asset). See "Distribution Policy." In addition, any dividend declared by the Company in October, November or December of any year that is payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

     The Company is permitted under the Code to elect to retain and pay income tax on its net capital gain for any taxable year. Under the Taxpayer Relief Act of 1997 (the "1997 Act"), however, if the Company so elects, a shareholder must include in income such shareholder's proportionate share of the Company's undistributed capital gain for the taxable year, and will be deemed to have paid such shareholder's proportionate share of the income tax paid by the Company with respect to such undistributed capital gain. Such tax would be credited against the shareholder's tax liability and subject to normal refund procedures. In addition, each shareholder's basis in such shareholder's shares of Common Shares would be increased by the amount of undistributed capital gain (less the tax paid by the Company) included in the shareholder's income.


     The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act") alters the holding period for capital gain income for individuals (and for certain trusts and estates). Pursuant to the 1997 Act, gain from the sale or exchange of Common Shares held for more than 18 months was taxed at a maximum capital gain rate of 20%. Gain from the sale or exchange of Common Shares held for more than one year, but not more than 18 months was taxed at a maximum capital gain rate of 28%. The 1997 Act also provided a maximum rate of 25% for "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets held for more than 18 months. Pursuant to the 1998 Act, property held for more than one year (rather than for more than 18 months) will be eligible for the 20% and 25% capital gains rates discussed above. The 1998 Act applies to amounts taken into account on or after January 1, 1998. On November 10, 1997, the Service issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividends and deemed distributions of retained capital gains as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that the Company must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the Company were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to holding period requirements under the 1998 Act.

     In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such shareholders as long-term capital gains.


     Backup Withholding

     The Company will report to its domestic shareholders and to the IRS the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes with certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Certain United States Tax Considerations for Non-U.S. Shareholders" below.


     Taxation of Tax-Exempt Shareholders

     The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Code.

     If any pension or other retirement trust that qualifies under Section 401(a) of the Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT
(i) which would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of shares of the REIT and (ii) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

     The Company does not expect to constitute a "pension-held REIT" immediately after the closing of the Offering and Formation Transaction. However, no assurance can be given that the Company will not become a "pension-held REIT" in the future.


Other Tax Considerations

     Tax Legislation and Other Law Changes

     The 1997 Act modifies many of the provisions relating to the requirements for qualification as, and the taxation of, a REIT. Among other things, the 1997 Act (i) replaces the rule that disqualifies a REIT for any year in which the REIT fails to comply with United States Treasury regulations that are intended to enable a REIT to ascertain its ownership, with an intermediate penalty for failing to do so; (ii) permits a REIT to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents from real property; (iii) permits a REIT to elect to retain and pay income tax on net long term capital gains; (iv) repeals a rule that required that less than 30% of a REIT's gross income be derived from gain from the sale or other disposition of stock or securities held for less than one year, certain real property held for less than four years, and property that is sold or disposed of in a prohibited transaction; (v) lengthens the original grace period for foreclosure property from two years after the REIT acquired the property to a period ending on the last day of the third full taxable year following the taxable year in which the property was acquired; (vi) treats income from all hedges that reduce the interest rate risk


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

of REIT liabilities, not just interest rate swaps and caps, as qualifying income under the 95% gross income test; and (vii) permits any corporation wholly owned by a REIT to be treated as a qualified subsidiary, regardless of whether the corporation has always been owned by a REIT.

     Prospective shareholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Service and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of an investment in the Company.


State and Local Taxes

     The Company and its shareholders may be subject to state or local taxation and the Company and the Operating Partnership may be subject to state or local tax withholding requirements in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Common Shares.


      CERTAIN UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. SHAREHOLDERS

     The following is a discussion of certain anticipated U.S. federal income and U. S. federal estate tax consequences of the ownership and disposition of shares by a beneficial owner of shares of beneficial interest who is not a U.S. person (a "Non-U.S. Shareholder"). For purposes of this discussion, a "U.S. person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or under the law of the United States or of any State or political subdivision of the foregoing (except that the 1997 Act provides the IRS with the authority to issue regulations to classify a foreign partnership as a domestic or foreign partnership where such treatment is more appropriate without regard to where the partnership is created or organized), any estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or a "United States Trust". A United States Trust is any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF BENEFICIAL INTEREST.


Distributions From The Company

     Ordinary Dividends

     The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company will be subject to U.S. withholding tax at the rate of 30% unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnerships or foreign estates or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of beneficial interest. In cases where the dividend income from a Non-U.S. shareholder's investment in shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. shareholder), the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be


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

subject to the 30% branch profits tax (unless reduced or eliminated by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

     Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. However, under recently finalized Treasury Regulations effective for dividends paid after December 31, 1999 (the "New Regulations"), a Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy applicable certification requirements on Internal Revenue Service Form W-8. The New Regulations will also permit a reduced rate of withholding on payments of dividends to foreign partnerships whose partners are entitled to a reduced rate of withholding if the partners and the foreign partnership supply the appropriate Internal Revenue Service certifications or if the foreign partnership elects to be treated as a "qualified intermediary" for withholding tax purposes. Under the New Regulations, Non-U.S. Shareholders who claim that the dividends are effectively connected with the conduct of a U.S. trade or business will have to supply Form W-8A in lieu of Form 4224 (Form W-8A to date has only been issued in proposed form and is subject to change).


     Capital Gain Dividends

     Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced or eliminated by treaty) in the case of a Non-U.S. shareholder that is a foreign corporation.


     Non-Dividend Distributions

     Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. However, under current law, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of over-withholding from the Internal Revenue Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. Under the New Regulations, the Company will be entitled to make a reasonable estimate of the portion of the distribution that is not a dividend.


Dispositions of Shares of Beneficial Interest

     Unless the shares of beneficial interest constitute USRPIs, a sale or exchange of shares of beneficial interest by a Non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares of beneficial interest will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of beneficial interest is held directly or indirectly by Non-U.S. shareholders. Because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT.

     If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's shares of beneficial interest are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Shares are listed) and (ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding shares of beneficial interest at all times during a specified testing period.

     If gain on the sale or exchange of shares of beneficial interest were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations (subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service. The branch profits tax would not apply to such sales or exchanges.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. shareholder in two cases: (i) if the Non-U.S. Shareholder's investment in shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States or an office or other fixed place of business in the United States to which such gain is attributable, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).


Federal Estate Tax

     Shares of beneficial interest owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.


Information Reporting and Backup Withholding

     The Company must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. However, under the New Regulations, a Non-U.S. Shareholder may be required to provide a certification on Form W-8 to be exempt from backup withholding.

     The payment of the proceeds from the disposition of shares of beneficial interest to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares of beneficial interest to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares of beneficial interest to or though a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. A payment of the proceeds from the disposition of shares of beneficial interest to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

     These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to shares of beneficial interest is subject to change.

IT IS STRONGLY ADVISED THAT EACH PROSPECTIVE PURCHASER CONSULT WITH SUCH PURCHASER'S TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for which Wheat First Union, a division of Wheat First Securities, Inc., and NationsBanc Montgomery Securities LLC, are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of Common Shares set forth opposite each Underwriter's name below:



Underwriter                                          Number of Shares
-------------------------------------------------   -----------------
 Wheat First Securities, Inc. ...................
 NationsBanc Montgomery Securities LLC ..........

                                                    ----------
 Total ..........................................      10,000,000
                                                       ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Common Shares are subject to approval of certain legal matters by counsel and to certain other conditions. The nature of the Underwriters' obligation is such that they are committed to purchase and pay for all of the Common Shares if any Common Shares are purchased.

     The Underwriters propose to offer the Common Shares directly to the public at the Offering Price set forth on the cover page of the Prospectus and to certain securities dealers at such price less a concession not in excess of $
 per share. The Underwriters may allow, and such selected dealers may reallow,
a concession not in excess of $    per share to certain brokers and dealers.
After the Offering, the Offering Price, concession, allowance and reallowance may be changed by the Representatives. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,500,000 additional Common Shares at the Offering Price. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional Common Shares in approximately the same proportion as set forth in the table above. The Underwriters may purchase such Common Shares only to cover over-allotments, if any, made in connection with this Offering. If purchased, the Underwriter will offer such additional Common Shares on the same terms as those on which the initial 10,000,000 Common Shares are being offered.

     The Company and its Trustees and executive officers have agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition), directly or indirectly, any Units or Common Shares or other shares of beneficial interest of the Company, or any securities convertible into, or exercisable or exchangeable for, any Units or Common Shares or other shares of beneficial interest of the Company, for a period of two years from completion of the Offering without the prior written consent of the Underwriters, other than, in the case of the Company, in connection with the acquisition of Properties, pursuant to the Plan and the Formula Plan or pursuant to the redemption of Units. The Underwriters, at any time and without notice, may release all or any portion of the Units, Common Shares or other shares of beneficial interest subject to the foregoing lock-up agreements. See "Shares Eligible for Future Sale."

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Shares, which might be higher than the price that otherwise might prevail in the open market. The Underwriters may over allot in connection with the Offering, creating a short position in the Common Shares for their own account. In addition, to cover over allotments, syndicate short positions or to stabilize the price of the Common Shares, the Underwriters may bid for, and purchase, Common Shares in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Shares in the Offering, if the syndicate repurchases previously distributed Common Shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Prior to the Offering, there has been no public market for the Common Shares. The Offering Price, therefore, will be determined through negotiations between the Company and the Representative. Among the factors to be considered in such negotiations will be the prevailing market conditions, the expected results of operations of the Company, evaluation of the Initial Properties, estimates of the business potential and earnings prospects of the Company, the current state of the Company's industry and the economy as a whole.

     The Company intends to apply to list the Common Shares on the NYSE. In order to meet one of the requirements for listing the Common Shares on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Common Shares to a minimum of 2,000 beneficial holders.


                                 LEGAL MATTERS


     Certain legal matters in connection with the Offering will be passed upon for the Company by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, and Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, with regard to certain matters of Maryland law, and for the Underwriters by Hunton & Williams, Richmond, Virginia. In addition, the description of federal income tax consequences contained in this Prospectus under "Federal Income Tax Consequences" is based on, to the extent that it constitutes matters of law or legal conclusions, the opinion of Mayer, Brown & Platt, special tax counsel for the Company.



                                    EXPERTS

     The balance sheet of Mar Mar Realty Trust as of April 14, 1998 (date of formation) included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-11 under the Securities Act, with respect to the Common Shares offered hereby (the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits filed therewith. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits, and financial schedules, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company, and the address is http://www.sec.gov. Moreover, the Company intends to apply to have its Common Shares approved for listing on the New York Stock Exchange ("NYSE"). Accordingly, upon issuance and such approval by the NYSE, periodic reports, proxy statements, and other information concerning the Company when filed, may be inspected at the offices of the NYSE, Operations, 20 Broad Street, New York, New York 10005.

     Following the closing of the Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will, therefore, be required to file reports, proxy and information statements and other information with the Commission pursuant to the reporting requirements of Section 13(a) thereof, in addition to any other legal or NYSE requirements. Such reports, statements and information can also be inspected and copied at the Commission's offices and web site listed above.

     Sonic Automotive is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission that can be obtained from the Commission as described above.

     The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                                   GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

     "ADA" means the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated under the authority conferred thereby.

     "Advance Auto" means Advance Stores Company, Incorporated.

     "Advance Lease" means a lease agreement between an Advance Lessee and the Company.

     "Advance Lessee" means Advance Auto in its capacity as Lessee of the Advance Properties.

     "Advance Properties" means the Properties acquired from Advance Auto Parts Stores.

     "APAA" means the Automotive Parts and Accessories Association.

     "Automotive Aftermarket" means the market for products and services purchased for motor vehicles after the original sale of the vehicles.

     "Bankruptcy Code" means the Bankruptcy Code of 1978.

     "Base Rent" means the annual base rent each Lessee or its assigns is obligated to the Lessor each Lease year.

     "Board" means the Board of Trustees of the Company.

     "Business Combination" means a merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, recapitalization or change of outstanding Common Shares.

     "Bylaws" means the bylaws of the Company, as amended.

     "Cash Available for Distribution" means net earnings plus depreciation and amortization and minus capital expenditures and principal payments on indebtedness.

     "Cash Flow Coverage Ratio" means the ratio of net income of a Lessee before income taxes plus depreciation, amortization and rent expense to rent of at least 1.5 to 1.0, computed as the aggregate of net income before taxes plus mortgage interest, plus rent expense and depreciation, plus the annual LIFO adjustment and other non-cash expenses, less recurring capital expenditures and gain (loss) on the sale of real estate, dividends and/or profit taken out of the Initial Lessees, divided by the aggregate of the Initial Lessee's obligations under the Initial Leases.


     "Class A Unit" means a limited partnership interest in the Operating Partnership redeemable on a one-for-one basis for Common Shares or cash at the Company's option.

     "Class B Common Shares" means the Class B common shares of beneficial interest, par value $1.00 per share, of the Company that are convertible into Common Shares on a one-for-one basis.

     "Class B Units" means a limited partnership interest in the Operating Partnership redeemable on a one-for-one basis for Class B Common Shares or cash at the Company's option.

     "Class C Unit" means a limited partnership interest in the Operating Partnership initially having no rights regarding voting, allocations or distributions and subsequently attaining rights identical to the Class A Units at the effective time of the new Leases for the two Properties acquired from Mr. Smith and his affiliates.


     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collision Repair Property" means the real estate occupied by ABRA Auto Body & Class, an operator of a collision repair facility.

     "Commission" or "SEC" means the United States Securities and Exchange Commission.


     "Common Shares" means the Class A common shares of beneficial interest, par value $1.00 per share, of the Company.


     "Company" means Mar Mar Realty Trust, a Maryland REIT, and its subsidiaries, including the Operating Partnership.


     "Condemnation" means the acquisition of property by the government or a subdivision thereof whether through the exercise of its power of eminent domain or otherwise.

     "Contribution Agreement" means the contribution agreement pursuant to which the Company will acquire certain of the Initial Properties or interests therein owned by the sellers thereof, including the ownership interests in MMR Holdings.


     "Control Shares" means voting shares of beneficial interest of a Maryland REIT, which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy) would entitle the acquiror to exercise voting power in electing Trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained shareholder approval.

     "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     "CPI" means the Consumer Price Index, the economic index issued by the U.S. Department of Labor indicating price increases or decreases for the U.S. economy.

     "Dealership Leases" means the agreements pursuant to which the Company will lease Dealership Properties in the future.

     "Dealership Properties" means real estate occupied by a motor vehicle retail dealer.

     "Declaration of Trust" means the Company's Amended and Restated Declaration of Trust.

     "EBITDA" means earnings before interest, taxes, depreciation and amortization.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excess Shares" means Shares that upon their sale or other disposition would (i) result in any person owning, directly or indirectly, Shares in excess of the Ownership Limit, (ii) result in the Shares being owned by fewer than 100 persons (determined without reference to corporate attribution), (iii) result in the Company being "closely held" within the meaning of 856(h) of the Code or
(iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property, within the meaning of
Section 856(d)(2)(B) of the Code, and that are transferred automatically to the Excess Shares Trust effective as of the close of business on the business day before the purported transfer of such Shares.

     "Excess Share Trust" means a trust that holds Common Shares or Preferred Shares that have been designated as Excess Shares.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Executive Committee" means the executive committee of the Board.

     "Executive Compensation Committee" means the executive compensation committee of the Board.

     "Formation Transactions" means those transactions described in "The Formation Transactions" in this Prospectus.

     "Formula Plan" means the Company's 1998 Formula Shares Option Plan.

     "Franchise Agreements" means dealer sales and service agreements and related agreements, and the standard terms and conditions incorporated by reference in such agreements, entered into between Manufacturers and automobile dealers.

     "GAAP" means generally accepted accounting principles in the United
States.

     "Improvement" means all improvements, additions, alterations and replacements constructed upon Dealership Properties.

     "Independent Trustee" means Trustees who are not affiliated with the Company, any seller of Properties, any Lessee or the Underwriters.

     "Initial Dealership Properties" means the Dealership Properties acquired in the Formation Transactions.


     "Initial Leases" means the Leases pursuant to which the Company will lease the Initial Properties to the Initial Lessees.

     "Initial Lessees" means the Lessees of the Initial Properties.


     "Initial Term" means the initial term of the Initial Leases.


     "Initial Properties" means the 67 Properties that the Company will acquire in the Formation Transactions.

     "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of a Maryland corporation's voting shares or an affiliate of the REIT which, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting common shares of beneficial interest.

     "IRS" means the United States Internal Revenue Service.

   "Lake Norman Properties" means the Properties associated with Lake Norman Dodge and Lake Norman Chrysler-Plymouth.

     "Lake Norman Leases" means the Sonic Leases relating to the Lake Norman Properties.

     "Lease" means any Lease pursuant to which the Company will lease Properties to a Lessee.


     "Lessee" means any owner or operator of a business to whom the Company leases a Property.


     "Manufacturers" means motor vehicle manufacturers (or authorized distributors thereof).

     "Maryland REIT Law" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.


     "MGCL" means the Maryland General Corporation Law, as amended.

     "MMR Holdings" means MMR Holdings, L.L.C., a North Carolina limited liability company, which will become a wholly-owned subsidiary of the Operating Partnership upon completion of the Offering.


     "NADA" means the National Automobile Dealers Association.

     "Net Worth" means the excess of a Lessee's tangible assets over its liabilities.

     "Non-U.S. Shareholder" means a holder of Common Shares who is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or estate or other foreign shareholder.

     "NYSE" means The New York Stock Exchange, Inc.

     "Offering" means the offering of Common Shares of the Company pursuant to and as described in this Prospectus.

     "Offering Price" means the price at which shares are offered for sale in the Offering.


     "Operating Partnership" means Mar Mar Realty, L. P., a Delaware limited partnership having its principal offices at the same location as the Company, and its subsidiaries.


     "Ownership Limit" means the prohibition in the Declaration of Trust limiting any person to direct or indirect ownership of no more than (i) 9.8% of the number or value of outstanding Common Shares, or (ii) 9.8% of the number or value of outstanding Preferred Shares or any series of Preferred Shares.

     "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of the Operating Partnership.

     "Primax" means Primax Properties, L.L.C.

     "Plan" means the Company's 1998 Shares Option Plan.

     "Preferred Shares" means the preferred shares of beneficial interest of the Company.

     "Prohibited Owner" means any purported owner of Common Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

     "Prohibited Transferee" means any purported transferee of Common Shares who would otherwise violate the Ownership Limit or such other limit as provided in the Declaration of Trust.

     "Properties" means any real property and improvements acquired, or to be acquired, from time to time, by the Company.

     "Prospectus" means the prospectus used in connection with the Offering.


     "Purchase Agreements" means the respective purchase agreements between the Company and the sellers of certain Initial Properties pursuant to which the Company is acquiring certain Initial Dealership Properties.

     Qualified REIT Subsidiary means MMR QRS, Inc., a North Carolina Corporation and wholly-owned subsidiary of the Company.

     "REIT" means a real estate investment trust as defined by the Code and the applicable Treasury Regulations.

     "Related Business Properties" means Properties associated with motor vehicle related businesses.

     "Related Party Tenant" means any Initial Lessee or any other Lessee of the Properties in which the Company owns a 10% or greater interest.

     "Related Tenant Limit" means 9.8% of the value of the outstanding Shares of the Company.

     "Renewal Term" means the term by which an initial term may be extended.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" means a common share of beneficial interest or other beneficial interest in the Company.

     "Share Trustee" means a trustee of the Excess Share Trust.

     "Sonic Automotive" means Sonic Automotive, Inc.

     "Sonic Dealers" means the Sonic Lessees and their affilates operating on the Initial Dealership Properties.

     "Sonic Leases" means Leases relating to Initial Dealership Properties leased to the Sonic Lessees.

     "Sonic Lessees" means affiliates of Sonic Automotive that will lease the Initial Dealership Properties under the Sonic Leases.

     "Special Tax Counsel" means the law firm of Mayer, Brown & Platt, which has acted as a special tax counsel to the Company in connection with the Offering and the preparation of the Prospectus.

     "Speedway Motorsports" means Speedway Motorsports, Inc.

     "Treasury Regulations" means the rules and regulations promulgated by the United States Department of the Treasury under the Code, as such rules and regulations are amended from time to time.

     "Trustees" means the members of the Company's Board.

     "Units" means units of limited partnership interest in the Operating Partnership.

                         INDEX TO FINANCIAL STATEMENTS



INTRODUCTION TO FINANCIAL STATEMENTS .....................................................  F-2
MAR MAR REALTY TRUST:
  Independent Auditors' Report ...........................................................  F-3
  Consolidated Balance Sheets as of April 14, 1998 (Date of Formation) and unaudited as of August 31, 1998....................................................................  F-4
  Notes to Balance Sheets ................................................................  F-5
  Introduction to Pro Forma Consolidated Financial Statements ............................  F-10
  Pro Forma Consolidated Balance Sheet as of August 31, 1998 (Unaudited) .................  F-11
  Pro Forma Consolidated Statement of Operations for the Year ended December 31, 1997
    (Unaudited)...........................................................................  F-12
  Pro Forma Consolidated Statement of Operations for the Eight Months ended August 31,
    1998 (Unaudited)......................................................................  F-13
  Notes to Pro Forma Consolidated Financial Statements (Unaudited) .......................  F-14
SONIC AUTOMOTIVE, INC:
  Summary Historical and Pro Forma Financial Information .................................  F-16

                             MAR MAR REALTY TRUST

                     INTRODUCTION TO FINANCIAL STATEMENTS


     The following pages present the historical balance sheets of the Company as well as summary historical and pro forma financial information for Sonic Automotive. Sonic Automotive is the parent company of the Sonic Lessees and guarantor of the Sonic Leases. The Sonic Lessees will lease Properties with purchase prices representing more than 20% of the expected proceeds of the Offering, or more than 20% of the total assets of the Company upon consummation of the Offering and, therefore, are considered significant. Sonic Automotive files periodic reports with the Securities and Exchange Commission and only summary historical financial information with respect to Sonic Automotive has been provided herein. See "Additional Information" for a description of publicly available information with respect to Sonic Automotive.


     Financial statements of the Operating Partnership have not been presented, as it has not had any significant activity since its inception in July 1998. The Operating Partnership will commence activity concurrent with the closing of the Offering. However, Unaudited Pro Forma Consolidated Financial Statements are presented which give effect to the completion of the Offering and the acquisition of the Initial Properties.

                         INDEPENDENT AUDITORS' REPORT



Board of Trustees
Mar Mar Realty Trust
Charlotte, North Carolina

     We have audited the accompanying balance sheet of Mar Mar Realty Trust (the "Company") as of April 14, 1998 (date of formation). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of April 14, 1998 (date of formation), in conformity with generally accepted accounting principles.





/s/ Deloitte & Touche LLP
Charlotte, North Carolina
December 18, 1998

                             MAR MAR REALTY TRUST


                          CONSOLIDATED BALANCE SHEETS


                            (dollars in thousands)




                                                                                           APRIL 14, 1998     AUGUST 31,
                                                                                        (DATE OF FORMATION)      1998
                                                                                       --------------------- ------------
                                                                                                              (UNAUDITED)
 ASSETS
 Deferred offering costs .............................................................       $     --          $    684
 Property acquisition costs ..........................................................             --               156
                                                                                             --------          --------
  Total assets .......................................................................       $     --          $    840
                                                                                             ========          ========
 LIABILITIES AND SHAREHOLDER'S EQUITY
 Liabilities:
  Accounts payable ...................................................................       $     --          $    683
  Due to affiliate ...................................................................             --               157
                                                                                             --------          --------
  Total liabilities ..................................................................             --               840
                                                                                             --------          --------
 Shareholder's equity:
  Common shares, par value $1; 2,000,000 shares authorized; 1,000,000 shares issued
   and outstanding ...................................................................          1,000             1,000
  Less: share subscription receivable ................................................         (1,000)           (1,000)
                                                                                             --------          --------
  Total shareholder's equity .........................................................             --                --
                                                                                             --------          --------
 Total liabilities and shareholder's equity ..........................................       $     --          $    840
                                                                                             ========          ========

The accompanying notes are an integral part of these consolidated balance sheets.

                             MAR MAR REALTY TRUST


                     NOTES TO CONSOLIDATED BALANCE SHEETS


1. THE COMPANY


     Mar Mar Realty Trust (the "Company") was formed as a self-managed Maryland real estate investment trust on April 14, 1998 and was initially capitalized on such date through the sale of up to 1,000,000 common shares of beneficial interest for a $1,000,000 share subscription receivable from the Company's Chairman ("Mr. Smith"). Such share subscription was subsequently amended (See
Note 3). Through its ownership interest in Mar Mar Realty L.P. (the "Operating Partnership"), which was formed on July 8, 1998, the Company intends to focus primarily on investing in real estate associated with high quality, franchised motor vehicle dealerships and, to a lesser extent, properties associated with other motor vehicle related businesses, including stand alone auto parts and services stores, auto rental facilities and fuel service stations located throughout North America. The Company consolidates the Operating Partnership due to its control as sole general partner and majority owner. The accompanying consolidated balance sheets include all accounts of the Company and the Operating Partnership.

     The Company has filed a registration statement for 10,000,000 common shares of beneficial interest, par value $1.00 per share (the "Common Shares"), at an estimated price per share between $14.00 and $16.00, (the "Offering"). The Company will contribute the proceeds from the Offering to the Operating Partnership in exchange for 10,000,000 Class A units of limited partnership interest in the Operating Partnership (the "Class A Units" and together with the Operating Partnership's Class B and C units of limited partnership interest, (the "Class B Units" and the "Class C Units", respectively), the "Units"). See Note 3.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PROPERTY -- Subsequent to completion of its pending acquisitions (see Note
4), the Company will capitalize land, buildings and improvements at cost based upon the purchase prices paid in cash, debt assumed and the value of Units issued to certain sellers. Building and improvements will be depreciated over their estimated useful lives using the straight-line method, while maintenance and repairs will be charged to operating expenses when incurred.

     INCOME TAXES -- The Company has elected to be taxed as an S Corporation. As such, the Company is not subject to federal income taxes. Upon completion of the Offering, the Company intends to make an election to be taxed as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). As a real estate investment trust, the Company generally will not be subject to federal and state income taxation to the extent it distributes annually at least 95% of its taxable income, as defined in the Code, to its shareholders and satisfies certain other requirements.


     FOUNDERS SHARES -- The number of founders shares and units issued is subject to adjustment based on the number of shares sold by the Company in the Offering. No compensation expense has been recorded as the issuances were made during the period that the Company was still in formation and earliest stages of development, prior to the commencement of operations.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CONCENTRATION OF RISK -- As a newly formed entity, the Company is subject to certain risk factors, including the following:

     o The lack of operating history of the Company and management's lack of experience in operating a REIT;

     o Dependence on the ability of the initial lessees for substantially all of the Company's income;

     o Taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust;

     o The Company's dependence on key officers and trustees of the Company;

     o Ownership of the properties is subject to risks inherent in operating automobile dealerships, retail automotive parts stores and other related automotive businesses;

     o The general risks related to commercial real estate ownership and investment; and

     o Conflicts of interest between the Company and Mr. Smith who is an affiliate of certain lessees.


3. RELATED PARTY TRANSACTIONS -- FORMATION

     In addition to the initial capitalization transactions described in Note 1, the following formation transactions have occurred or will occur:

     o In connection with the formation of the Company, and effective October 10, 1998, the Company issued 6,557 Common Shares to the Company's President in exchange for $9,340 in cash. In addition, the Company issued to Mr. Smith 463 Class B common shares of beneficial interest, par value $1.00 per share ("Class B Common Shares" and together with the Common Shares, the "Shares"), in exchange for $600 in cash. The Class B Common Shares are entitled to voting rights representing 6.6% of the combined voting power of the Shares outstanding immediately after the closing of the Offering (the "Class B Voting Percentage"). The Class B Voting Percentage will be diluted proportionately by any additional issuances of Common Shares after the closing of the Offering. The Class B Common Shares are entitled to receive per share distributions equal to those paid on Common Shares and are convertible, at the option of Mr. Smith, for Common Shares, on a one-for-one basis. Any such conversion will dilute the Class B Voting Percentage on a proportionate basis.

     o In connection with the formation of the Operating Partnership, and effective October 10, 1998, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable of $999,340, which Units will have a value of $10.5 million based on an assumed initial offering price per Common Share of $15.00. The Class B Units along with the 6,557 Common Shares and 463 Class B Commmon Shares replace the 1,000,000 Common Shares originally issued to Mr. Smith on April 14, 1998. The Class B Voting Percentage was derived in a manner to reflect the approximate voting percentage Mr. Smith would have had if his initial equity in the Company had been in Common Shares rather than in Class B Units. The Class B Units are redeemable, at the option of Mr. Smith, beginning one year after completion of the Offering, for an equal number of Class B Common Shares (or cash, at the Company's option), which, in turn, are convertible into an equal number of Common Shares. Upon any such conversion into Common Shares, the Class B Voting Percentage will be diluted proportionately.

     o Mr. Smith formed MMR Holdings, L.L.C. ("MMR Holdings") to acquire certain properties before the Offering. Concurrent with the completion of the Offering, MMR Holdings will become a wholly-owned subsidiary of the Operating Partnership. Mr. Smith and his affiliates transferred two automobile dealership properties to MMR Holdings in exchange for an aggregate purchase price of $20.5 million, consisting of a 100% ownership interest in MMR Holdings, $425,000 in cash and repayment of $1.4 million of mortgage debt secured by these properties. Concurrent with the Offering, Mr. Smith and his affiliates will exchange their interests in MMR Holdings for 377,802 Class A Units (valued at $15.00 per unit) and 982,634 Class C Units (valued at $13.21 per unit) assuming an initial offering price of $15.00 per share. The number of Class A Units to be received by Mr. Smith for these properties was determined based upon the rent under the existing leases. The rents under these leases are below current market levels. Such existing leases will terminate by December 31, 1999, and the Company and the relevant lessees have entered into new leases at higher rent rates effective January 1, 2000. The number of Class C Units was determined on the basis of such higher rent rates. The Class C Units have no rights with respect to voting, allocations or distributions until the effective date of the new leases (at which time they will attain rights identical to those of the Class A Units). The Class A Units to be received by Mr. Smith and his affiliates are redeemable beginning one year after the Offering, at the option of Mr. Smith and his affiliates, for an equal number of Common Shares (or cash, at the Company's option).

     o Upon consummation of the Offering, the Company will repay with net proceeds from the Offering the then outstanding indebtedness incurred by MMR Holdings in connection with the acquisition of properties.


4. ACQUISITIONS AND RENTAL INCOME

     ACQUISITIONS -- In November 1998, MMR Holdings acquired, in addition to the two automobile dealership properties contributed by Mr. Smith and his affiliates for an aggregate purchase price of $20.5 million (see Note 3), 15 auto dealership properties and one collision repair facility for an aggregate purchase price of approximately $46.4 million (excluding closing costs of $600,000) which was financed from borrowings on MMR Holdings' secured line of credit. In addition to the properties described above, MMR Holdings has committed to acquire an additional 13 auto dealership properties for an aggregate purchase price of approximately $45.4 million (excluding closing costs of approximately $200,000). Two of such properties will be acquired from Sonic Automotive, Inc. ("Sonic Automotive") for $10.3 million in cash. Mr. Smith is the Chairman of the Board and Chief Executive Officer of Sonic Automotive. Concurrent with the Offering, the Company, through the Operating Partnership, will acquire 36 auto parts stores for an aggregate purchase price of approximately $25.9 million (excluding closing costs of approximately $400,000) consisting of approximately $600,000 in cash, 492,585 Class A Units and the assumption of approximately $18.3 million of mortgage debt secured by such Properties, of which $15.0 million will be repaid with the proceeds from the Offering.

     RENTAL INCOME -- As part of the acquisitions described above, the Company will enter into new leases or assume existing lease agreements on the acquired properties primarily with certain wholly owned subsidiaries of Sonic Automotive and with Advance Stores Company, Incorporated ("Advance Auto"). The leases with the Sonic Automotive subsidiaries generally will have initial terms of ten years and generally may be extended for up to two additional five- or ten-year terms, at the option of the lessee. The leases will be triple-net leases and require the lessees to pay substantially all expenses associated with operations, including taxes, insurance, utilities, service, maintenance and ground lease payments. Under certain of such leases, base rent will be increased at certain points during the term of the lease (generally at five-year intervals) by a factor based on the consumer price index, from 1% to 3%, compounded annually. The leases with Advance Auto will have initial terms of ten years with two additional five-year extension terms, at the option of the lessee. The Advance Auto leases will be net leases as discussed above, except that the Company will be responsible for the repair of structural walls and foundations, parking lot and roof maintenance and one-half of HVAC repairs or replacements that exceed $500. As part of the purchase agreement between the Company and the seller of the Advance Auto properties, the seller will be responsible for the above repair and maintenance costs for a period of one year subsequent to the purchase date. Base rent on the leases with Advance Auto will be fixed during the initial term and will increase by approximately 4 1/2 percent at the start of each extension term.

     Future minimum rental payments will be received by the Company as follows (in thousands):





 FOR THE YEAR ENDING DECEMBER 31,
       1999 (A) ..................  $ 12,251
       2000 ......................    14,875
       2001 ......................    14,875
       2002 ......................    14,875
       2003 ......................    14,896
       Thereafter ................    70,682
                                    --------
                                    $142,454
                                    ========


---------

(A) Assumes the date of the Offering is February 1, 1999.

     The increase in minimum rents from 1999 to 2000 relates to two automobile dealership leases. On January 1, 2000, the annual lease payments on these properties are scheduled to increase to an aggregate rental of $2,280,000 as compared to their initial aggregate rental of $769,200 (see Note 3).


     The Company's properties to be leased to Sonic Automotive and Advance Auto are summarized as follows (in thousands, except number of properties):




                                 SONIC AUTOMOTIVE   ADVANCE AUTO
                                ------------------ -------------
Number of properties ..........        28               36
Purchase price ................      $104,608         $25,880
Initial base rent .............      $  9,873         $ 2,717



     The Company has agreed with the sellers to restrictions on its ability to sell all 36 of the Advance Auto properties for a period of ten years following their purchase. There are separate loan agreement restrictions on repayment of $3.3 million of the debt to be assumed in connection with seven of the Advance Auto properties.

     Sonic Automotive represents a significant lessee based upon the combined cost of the related properties representing more than 20% of the Company's initial assets (or amounts expected to be raised in the Offering) and, as such, the financial statements of Sonic Automotive are considered to be more meaningful than the financial statements of the properties given the net lease arrangement. Sonic Automotive files periodic reports with the Securities and Exchange Commission. Summarized financial information for Sonic Automotive, for each of the three years ended December 31, 1997 and as of December 31, 1996 and 1997 (derived from audited consolidated financial statements) and for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 (derived from unaudited consolidated financial statements), is as follows (in thousands):


                                                         DECEMBER 31,       SEPTEMBER 30,
                                                    ----------------------  --------------
                                                       1996        1997         1998
                                                    ---------- ----------- --------------
BALANCE SHEETS
Current assets ....................................  $ 91,388   $197,372      $295,988
Property and equipment, net .......................    12,467     19,081        24,444
Other assets ......................................     7,121     74,997       169,906
                                                     --------   --------      --------
 Total assets .....................................  $110,976   $291,450      $490,338
                                                     ========   ========      ========
Current liabilities ...............................  $ 71,608   $152,696      $208,936
Long-term debt ....................................     5,286     38,640       131,213
Other liabilities .................................     7,787     15,749        18,520
Stockholders' equity ..............................    26,295     84,365       131,669
                                                     --------   --------      --------
 Total liabilities and stockholders' equity .......  $110,976   $291,450      $490,338
                                                     ========   ========      ========




                                                           YEAR ENDED                               NINE MONTHS ENDED
                                                          DECEMBER 31,               PRO FORMA        SEPTEMBER 30,
                                               -----------------------------------     1997     -------------------------
                                                   1995        1996        1997     (UNAUDITED)     1997         1998
                                               ----------- ----------- ----------- ------------ ----------- -------------
STATEMENTS OF OPERATIONS
Revenues .....................................  $311,323    $376,604    $536,001    $1,806,453   $340,241    $1,158,505
Cost of sales ................................   272,130     331,047     471,253     1,584,691    301,855     1,012,432
                                                --------    --------    --------    ----------   --------    ----------
Gross profit .................................    39,193      45,557      64,748       221,762     38,386       146,073
Selling, general and administrative expense ..    28,091      33,678      48,520       161,038     28,442       105,511
Other expense, net ...........................     5,666       6,858      10,230        39,727      5,915        20,782
                                                --------    --------    --------    ----------   --------    ----------
Income before income taxes and minority
 interest ....................................     5,436       5,021       5,998        20,997      4,029        19,780
Provision for income taxes ...................     2,176       1,924       2,249         8,319      1,531         7,550
                                                --------    --------    --------    ----------   --------    ----------
Income before minority interest ..............     3,260       3,097       3,749        12,678      2,498        12,230
Minority interest ............................       (22)       (114)        (47)           --         47            --
                                                --------    --------    --------    ----------   --------    ----------
Net income ...................................  $  3,238    $  2,983    $  3,702    $   12,678   $  2,451    $   12,230
                                                ========    ========    ========    ==========   ========    ==========



     The unaudited pro forma statement of operations for the year ended December 31, 1997, includes adjustments to reflect certain acquisitions, an IPO and a reorganization and prior offering as if such transactions had occurred as of January 1, 1997.

     1999 SHARES OPTION PLAN -- Prior to the consummation of the Offering, the Board and the shareholders of the Company are expected to adopt the Company's 1999 Shares Option Plan (the "Plan") in order to attract and retain key personnel. Under the Plan, options to purchase up to 1,100,000 of Common Shares may be granted to key employees of the Company and its subsidiaries and to officers, trustees, consultants and other individuals providing services to the Company.


     The Compensation Committee of the Board will administer the Plan and will determine, among other things, the persons who are to receive options, the number of shares to be subject to each option and the vesting schedule of options. Options granted under the Plan must be exercised within a period fixed by the Compensation Committee, which period may not exceed ten years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee.

     The Board, on or before the consummation of the Offering, intends to grant nonstatutory share options to purchase an aggregate of 465,000 Common Shares under the Plan at an offering price equal to the public offering price of the Common Shares sold in the offering to trustees and executive officers of the Company. Options for 115,000 shares to be issued to the Company's Chairman will become exercisable upon their grant. The remaining options to be granted will vest and become exercisable as follows: 25% on the date of grant and the remaining 75% in three equal installments on the first, second and third anniversaries of the date of grant. All options will expire ten years after the date of grant.


     1999 FORMULA SHARES OPTION PLAN -- Prior to the consummation of the Offering, the Company's 1999 Formula Shares Option Plan (the "Formula Plan") is expected to be adopted by the Board and the shareholders of the Company. The Formula Plan is intended to be a "formula plan" under Note (3) to Rule 16b-3 of the Securities and Exchange Commission. The Formula Plan is intended to promote the interest of the Company and its shareholders by providing the trustees of the Company who are not affiliated with the Company's management ("the Independent Trustees"), but who are responsible in part for the Company's growth and financial success, with the incentives inherent in Common Share ownership and encouraging them to continue as trustees.

     Under the Formula Plan, on January 31 of each year during the term of the Formula Plan, each person who is then an Independent Trustee shall be awarded an option to purchase 10,000 shares of Common Shares up to 200,000 shares to be reserved under the Formula Plan (subject to further adjustment in certain events). No options to purchase Common Shares have been issued under the Formula Plan. An option granted under the Formula Plan entitles the participant to purchase Common Shares at an option exercise price equal to the closing sales price per Common Share on the last business day immediately preceding the date of such award for which a closing price is available from the principal trading market for the Common Shares.

                             MAR MAR REALTY TRUST


          PRO FORMA CONSOLIDATED BALANCE SHEET AS OF AUGUST 31, 1998
                                      AND
                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                  AND THE EIGHT MONTHS ENDED AUGUST 31, 1998


     The following unaudited pro forma consolidated balance sheet gives effect to: (i) the completion of the Offering, (ii) the acquisition of the Initial Properties, (iii) the commencement of the Initial Leases, and (iv) certain other transactions described in the notes hereto as though such transactions occurred on August 31, 1998.

     The following unaudited pro forma consolidated statements of operations give effect to (i) the completion of the Offering, (ii) the acquisition of the Initial Properties, (iii) the commencement of the Initial Leases, and (iv) certain other transactions described in the notes hereto as though such transactions occurred at the beginning of the presented period.


     The following unaudited pro forma data is not necessarily indicative of what the actual financial position or results of operations of the Company would have been as of the date or for the period indicated, nor does it purport to represent the financial position or results of operations for the Company for future periods.

                             MAR MAR REALTY TRUST



                     PRO FORMA CONSOLIDATED BALANCE SHEET


                             AS OF AUGUST 31, 1998
                           (Unaudited, In Thousands)





                                                    HISTORICAL       ADJUSTMENTS        PRO FORMA (A)
                                                   ------------ ---------------------  --------------
ASSETS
Cash .............................................   $     --       $  139,625(b)         $ 29,513
                                                                          (600)(c)
                                                                      (109,512)(c)
Property:
  Land ...........................................         --           68,491(c)           68,491
  Buildings and improvements .....................         --           70,913(c)           70,913
                                                     --------                             --------
   Total property ................................         --                              139,404
Deferred offering costs and other assets .........        840             (840)(e)              --
                                                     --------                             --------
  Total assets ...................................   $    840                             $168,917
                                                     ========                             ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable .................................   $    683             (683)(e)        $     --
Due to affiliate .................................        157             (157)(e)              --
Mortgages and other notes payable ................         --          112,771(c)            3,259
                                                                      (109,512)(c)
  Total liabilities ..............................        840                                3,259
Minority interest ................................         --           26,033(c)(d)        33,629
                                                                         7,596(d)
Shareholders' equity:
  Common shares ..................................      1,000           10,000(b)           10,007
                                                                          (993)(f)
  Additional paid-in capital .....................         --          129,625(b)          122,032
                                                                        (7,596)(d)
                                                                             3(f)
  Less: share subscription receivable ............     (1,000)             990(f)              (10)
                                                     --------                             --------
   Total shareholders' equity ....................         --                              132,029
                                                     --------                             --------
  Total liabilities and shareholders' equity .....   $    840                             $168,917
                                                     ========                             ========


The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

                             MAR MAR REALTY TRUST



                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
               (Unaudited, In Thousands, Except Per Share Data)





                                                                      HISTORICAL      ADJUSTMENTS     PRO FORMA (A)
                                                                     ------------ ------------------ --------------
Lease revenue ......................................................      $--        $   14,978(g)     $ 14,978
Expenses:
  Depreciation .....................................................       --             3,546(c)        3,546
  General and administrative .......................................       --             2,000(h)        2,000
  Interest .........................................................       --               280(c)          280
                                                                          ---                          --------
  Total expenses ...................................................       --                             5,826
                                                                          ---                          --------
Income before minority interest ....................................       --                             9,152
Minority interest ..................................................       --            (1,352)(d)      (1,352)
                                                                          ---                          --------
Net income .........................................................      $--                          $  7,800
                                                                          ===                          ========
Earnings per share -- basic and diluted ............................      $--                          $    .99
                                                                          ===                          ========
Weighted average common shares outstanding -- basic and diluted ....       --                             7,893(i)
                                                                          ===                          ========


The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

                             MAR MAR REALTY TRUST



                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE EIGHT MONTHS ENDED AUGUST 31, 1998
               (Unaudited, In Thousands, Except Per Share Data)





                                                                     HISTORICAL    ADJUSTMENTS    PRO FORMA (A)
                                                                    ------------ --------------- --------------
Lease revenue .....................................................      $--        $  9,986(g)    $  9,986
Expenses:
 Depreciation .....................................................       --           2,364(c)       2,364
 General and administrative .......................................       --           1,333(h)       1,333
 Interest .........................................................       --             187(c)         187
                                                                         ---                       --------
 Total expenses ...................................................       --                          3,884
                                                                         ---                       --------
Income before minority interest ...................................       --                          6,102
Minority interest .................................................       --            (901)(d)       (901)
                                                                         ---                       --------
Net income ........................................................      $--                       $  5,201
                                                                         ===                       ========
Earnings per share -- basic and diluted ...........................      $--                       $    .66
                                                                         ===                       ========
Weighted average common shares outstanding -- basic and diluted ...       --                          7,893(i)
                                                                         ===                       ========


The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

                             MAR MAR REALTY TRUST
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(a) The Company, as sole general partner and majority owner of the Operating Partnership, will have, subject to certain rights of the Limited Partners, full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership. Such responsibilities permit the Company to enter into certain major transactions including acquisitions, dispositions, and refinancings, and to cause changes in the Operating Partnership's line of business and distribution policies. Further, the Company may not be replaced as general partner by the Limited Partners, except in certain limited circumstances. Accordingly, for accounting purposes, the Company is considered to control the Operating Partnership and the accompanying unaudited pro forma financial statements consolidate the accounts of the Company and the Operating Partnership.

(b) Represents 10,000,000 Common Shares assumed to be issued in the Offering, at an assumed offering price of $15.00 per share with a par value of $1.00 per share. Adjustments consist of the following (in thousands):


  Proceeds of the Offering ...........  $ 150,000
  Underwriters' discount .............     (9,375)
  Offering expenses ..................     (1,000)
                                        ---------
  Net proceeds .......................  $ 139,625
                                        =========
  Common shares ......................  $  10,000
  Additional paid-in capital .........    129,625
                                        ---------
  Net proceeds .......................  $ 139,625
                                        =========


(c) Represents the acquisition of the Initial Properties in exchange for Units, the assumption of mortgage debt and cash. In the opinion of management, the purchase price of the real property acquired is equal to the estimated fair value of such property as of the date of commitment to acquire. For purposes of the unaudited pro forma consolidated financial statements, the purchase price of the Initial Dealership Properties has been preliminarily allocated 55 percent / 45 percent between land and buildings, respectively, and 30 percent / 70 percent, respectively, for the Advance Properties and the Collision Repair Property. Final allocations will be calculated and recorded by the Operating Partnership upon closing. Depreciation is computed using the straight-line method assuming estimated useful lives of 20 years for the building and improvements. Adjustments are comprised of the following (in thousands):





                                                  TOTAL       LAND     BUILDING
                                               ----------- ---------- ---------
  Initial Dealership Properties ..............  $111,149    $61,132    $50,017
  Advance Properties .........................    26,240      6,754     19,486
  Collision Repair Property ..................     2,015        605      1,410
                                                --------    -------    -------
                                                $139,404    $68,491    $70,913
                                                ========    =======    =======
  Units issued -- minority interest ..........  $ 26,033
  Cash paid ..................................       600
  Debt assumed ...............................   112,771
                                                --------
                                                $139,404
                                                ========



   Of the total mortgage debt of $112.8 million, $109.5 million is assumed to be repaid with proceeds of the Offering. The remaining $3.3 million in assumed debt bears interest at approximately 8.6 percent per annum and is payable in monthly installments through 2006.

(d) Represents the calculation of minority interest based on the ownership of the Operating Partnership as follows (in thousands):



                                                                             CLASS C
                                   TOTAL                CLASS A AND B UNITS   UNITS      TOTAL UNITS
                                  INITIAL     ADJUSTED  ------------------- -------- -------------------
                                   AMOUNT      AMOUNT    NUMBER       %      NUMBER   NUMBER       %
                                ----------- ----------- -------- ---------- -------- -------- ----------
 Partners' capital:
   The Company ................  $139,625    $132,029    10,007      86.4%            10,007      79.7%
   Minority interest:
    Initial Sellers ...........    26,033      33,629       870       7.5     983      1,853      14.8
    Founder ...................       999         999       702       6.1                702       5.5
    Subscription receivable ...      (999)       (999)
                                 --------    --------    ------       ----    ---     --------   -----
     Total ....................  $165,658    $165,658    11,579       100%    983     12,562       100%
                                 ========    ========    ======      ====     ===     ======      ====



   Minority interest includes 870,387 Class A Units issued to initial sellers valued at $15.00 per unit and 701,537 Class B Units issued to the Company's founder in exchange for a subscription receivable of $999,340. Sellers of two Initial Properties will be issued 982,684 Class C Units. Each Class C Unit initially will have no distribution, allocation or voting rights. Concurrent with an increase in rents with respect to two properties expected to occur on January 1, 2000, each Class C Unit will automatically attain rights identical to those of the Class A Units. Class A Units are valued at $15.00 per unit and Class C Units are valued at $13.21 per unit based upon the absence of distributions until the scheduled rent increase on January 1, 2000. The Class B Units are valued at the price paid of $1.42 per unit. The adjusted amounts shown in the table above reflect a transfer from shareholders' equity to minority interest necessary to adjust the initial contributed values in the balance sheet to amounts based upon the percentage of total Units held by the minority interest (20.3%).

   Until January 1, 2000, the pro forma minority interest share of Operating Partnership net income is attributable only to holders of Class A and Class B Units (13.6%) except for the portion of net income attributable to the straight-line rent adjustment which is allocated to the holders of Class A, B and C Units (20.3%), resulting in an initial combined minority interest in pro forma net income of 14.8%.

(e) Represents deferred offering costs and other assets and related liabilities incurred as of August 31, 1998, that are included in the total costs reflected in notes (b) and (c) to be paid from the Offering proceeds.

(f) Represents amendment to original share subscription reducing the number of Shares initially subscribed from 1,000,000 to 7,020.

(g) Represents rental income (based upon signed leases), computed on a straight-line basis, from the Initial Lessees based on the terms of the Initial Leases as if all Initial Properties had been subject to the Initial Leases for the entire period. On January 1, 2000, the annual lease payments on the Town & Country Ford and Lone Star Ford properties are each scheduled to increase to $1,140,000 as compared to their current levels of
   $409,200 and $360,000, respectively. Straight-line adjustments also include the minimum level of CPI adjustment to the Sonic Automotive leases. The approximate $1.6 million excess of straight-line rents over the initial annual contractual rents of $13.4 million is primarily attributable to the Town & Country and Lone Star Ford leases scheduled rent increases.

(h) Represents management's estimate for salaries, legal, audit, office costs, and other general and administrative expenses to be incurred by the Company, based on its expected level of operations and related administrative requirements giving effect to the proposed acquisitions, as follows (in thousands):


                                                                                  EIGHT MONTHS
                                                                    YEAR ENDED       ENDED
                                                                   DECEMBER 31,    AUGUST 31,
                                                                       1997           1998
                                                                  -------------- -------------
  Salaries and benefits -- executive officers ...................     $   960        $  640
  Other salaries and benefits ...................................         171           114
  Directors and officers insurance ..............................         175           117
  Legal and accounting ..........................................         250           167
  Travel and entertainment ......................................         172           115
  Office rent, telephone, supplies and other administrative .....         190           125
  Other .........................................................          82            55
                                                                      -------        ------
  Total .........................................................     $ 2,000        $1,333
                                                                      =======        ======


     The above amounts may increase based on additional acquisition activity.

(i) Represent the number of Common Shares, the proceeds of which will be used to acquire the Initial Properties, along with the Shares issued to the Company's Chairman and President. If the total number of shares expected to be issued in the Offering had been used, pro forma weighted average common shares outstanding would be approximately 10,007,020 for both the year ended December 31, 1997 and the eight months ended August 31, 1998, resulting in pro forma earnings per share outstanding of $0.78 and $0.52 for the year ended December 31, 1997 and the eight months ended August 31, 1998, respectively. The potential redemption of the Operating Partnership Units and the potential exercise of options granted to acquire 465,000 Common Shares under the Plan are not dilutive to pro forma earnings per share.


                            SONIC AUTOMOTIVE, INC.


                   SUMMARY HISTORICAL FINANCIAL INFORMATION


     Summarized historical financial information for Sonic Automotive, Inc. for each of the three years ended December 31, 1997 and as of December 31, 1996 and 1997 (derived from audited consolidated financial statements) and for the nine months ended September 30, 1997 and 1998 and as of September 30, 1998 (derived from unaudited consolidated financial statements) is as follows (in thousands):




                          CONSOLIDATED BALANCE SHEETS




                                                         DECEMBER 31,       SEPTEMBER 30,
                                                    ---------------------- --------------
                                                       1996        1997         1998
                                                    ---------- ----------- --------------
Current assets ....................................  $ 91,388   $197,372      $295,988
Property and equipment, net .......................    12,467     19,081        24,444
Other assets ......................................     7,121     74,997       169,906
                                                     --------   --------      --------
 Total assets .....................................  $110,976   $291,450      $490,338
                                                     ========   ========      ========
Current liabilities ...............................  $ 71,608   $152,696      $208,936
Long-term debt ....................................     5,286     38,640       131,213
Other liabilities .................................     7,787     15,749        18,520
Stockholders' equity ..............................    26,295     84,365       131,669
                                                     --------   --------      --------
 Total liabilities and stockholders' equity .......  $110,976   $291,450      $490,338
                                                     ========   ========      ========


                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                       YEAR ENDED                                 FOR THE NINE
                                                      DECEMBER 31,               PRO FORMA  MONTHS ENDED SEPTEMBER 30,
                                           -----------------------------------     1997     --------------------------
                                               1995        1996        1997     (UNAUDITED)     1997         1998
                                           ----------- ----------- ----------- ------------ ----------- -------------
Revenues .................................  $311,323    $376,604    $536,001    $1,806,453   $340,241    $1,158,505
Cost of sales ............................   272,130     331,047     471,253     1,584,691    301,855     1,012,432
                                            --------    --------    --------    ----------   --------    ----------
Gross profit .............................    39,193      45,557      64,748       221,762     38,386       146,073
Selling, general and administrative
expense ..................................    28,091      33,678      48,520       161,038     28,442       105,511
Other expense, net .......................     5,666       6,858      10,230        39,727      5,915        20,782
                                            --------    --------    --------    ----------   --------    ----------
Income before income taxes and minority
  interest ...............................     5,436       5,021       5,998        20,997      4,029        19,780
Provision for income taxes ...............     2,176       1,924       2,249         8,319      1,531         7,550
                                            --------    --------    --------    ----------   --------    ----------
Income before minority interest ..........     3,260       3,097       3,749        12,678      2,498        12,230
Minority interest ........................       (22)       (114)        (47)           --        (47)           --
                                            --------    --------    --------    ----------   --------    ----------
Net income ...............................  $  3,238    $  2,983    $  3,702    $   12,678   $  2,451    $   12,230
                                            ========    ========    ========    ==========   ========    ==========



     The unaudited pro forma statement of operations for the year ended December 31, 1997, includes adjustments to reflect certain acquisitions, an IPO and a reorganization and prior offering as if such transactions had occurred as of January 1, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the Common Shares offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the Common Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.
                       --------------------------------
                               TABLE OF CONTENTS


                                                           Page
                                                          -----
Prospectus Summary ....................................     1
Risk Factors ..........................................    12
Use of Proceeds .......................................    25
Capitalization ........................................    25
Dilution ..............................................    26
Selected Financial Information ........................    26
Management's Discussion and Analysis of Financial
   Condition and Results of Operations ................    28
Business of the Company and its Properties ............    31
Automotive Retailing and Motor Vehicle Aftermarket
   Industries .........................................    46
Management ............................................    49
Policies and Objectives with Respect to Certain
   Activities .........................................    55
The Formation Transactions ............................    56
Certain Relationships and Transactions ................    59
Partnership Agreement .................................    60
Principal Shareholders of the Company .................    63
Description of Shares of Beneficial Interest ..........    63
Certain Provisions of Maryland Law and of the
   Company's Declaration of Trust and Bylaws ..........    68
Common Shares Eligible for Future Sale ................    72
Federal Income Tax Consequences .......................    73
Certain United States Tax Considerations for Non-U.S.
   Shareholders .......................................    82
Underwriting ..........................................    85
Legal Matters .........................................    86
Experts ...............................................    86
Additional Information ................................    86
Glossary ..............................................    88
Index to Financial Statements .........................    F-1


                       --------------------------------

      Until         , 1999 (25 days after commencement of this offering), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                               10,000,000 Shares



                          [MAR MAR REALTY TRUST LOGO]




                            Class A Common Shares of

                              Beneficial Interest





                          --------------------------
                                   PROSPECTUS
                          --------------------------
                               Wheat First Union

                     NationsBanc Montgomery Securities LLC





                                      , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures About Market Risk.

     Not applicable.


Item 31. Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Shares being registered. All of the amounts shown are estimates except the SEC registration fee, the NASD fee and the NYSE Listing fee.


SEC registration fee ...........................................  $54,280
NASD fee .......................................................   18,900
NYSE Listing fee ...............................................
Blue Sky fees and expenses (including fees of counsel) .........
Printing and engraving expenses ................................
Legal fees and expenses (other than Blue Sky) ..................
Accounting fees and expenses ...................................
Underwriter's Reimbursement of Expenses ........................
Miscellaneous ..................................................
                                                                  -------
 Total .........................................................  $
                                                                  =======

Item 32. Sales To Special Parties.

     See response to Item 33.


Item 33. Recent Sales Of Unregistered Securities.


     The following sets forth certain information as to all securities sold by the Company within the last three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). As to all such transactions, an exemption is claimed under Section 4(2) of the Securities Act as transactions not involving a public offering or such transactions did not constitute an offer or sale of securities within the meaning of Section 5 of the Securities Act since no consideration was received by the Company. In the private placement transactions, neither the Shares nor the Units were required to be registered under the Securities Act due to the sophistication of the purchasers, the relationship of the purchasers to the Company, the purchaser's access to material information, the disclosure actually made to them by the Company and the absence of any general solicitation or advertising.

   (1) On April 14, 1998, the Company entered into a subscription agreement with O. Bruton Smith for the issuance of up to 1,000,000 Common Shares in connection with the formation of the Company. On October 10, 1998, Mr. Smith's Common Shares were exchanged for a subscription receivable previously tendered by Mr. Smith and 463 Class B Common Shares were issued to Mr. Smith for $660 in cash.

   (2) On July 9, 1998, the Operating Partnership agreed to issue in exchange for certain of the Initial Properties and interests in entities that own certain of the Initial Properties, subject to the completion of the Offering and certain other conditions, (i) an aggregate of 377,802 Class A Units and 982,634 Class C Units to Mr. Smith and affiliates of Mr. Smith and Sonic Automotive, Inc., and (ii) an aggregate of 492,585 Class A Units to Primax Properties, L.L.C. and affiliates thereof.

   (3) On October 10, 1998 the Company sold an aggregate of 6,557 Common Shares to Benjamin F. Bracy, the Company's President, for $9,340 in cash.

   (4) On October 10, 1998, in connection with the formation of the Operating Partnership, the Operating Partnership issued to Mr. Smith 701,537 Class B Units in exchange for a subscription receivable from Mr. Smith in the amount of $999,340.

   (5) On October 23, 1998, the Operating Partnership amended its agreement of July 9, 1998 with Mr. Smith and his affiliates and agreed to issue in exchange for all the membership interests in MMR Holdings, subject to the completion of the Offering and certain other conditions, an aggregate of 377,802 Class A Units and 982,634 Class C Units to Mr. Smith and his affiliates.

Item 34. Indemnification Of Trustees And Officers.

     The Declaration of Trust and By-laws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The MGCL, as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the Board by a quorum consisting of trustees not partial to the proceeding, a committee of the Board consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the Board consisting of trustees not parties to the proceeding), special legal counsel appointed by the Board or such committee of the Board, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful.

     It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

     The Company's officers and trustees are also indemnified pursuant to the Partnership Agreement and their respective employment agreements, which agreements are filed as exhibits hereto.

     The Company intends to purchase an insurance policy that purports to insure the officers and trustees of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

     The form of Underwriting Agreement, filed as Exhibit 1.1 hereto, provides for the reciprocal indemnification by the Underwriters of the Company and its directors, officers and controlling persons, and by the Company of the Underwriters and their directors, officers and controlling persons, against certain liabilities under the Securities Act.


Item 35. Treatment Of Proceeds From Common Shares Being Registered.

     Not Applicable.


Item 36. Financial Statements And Exhibits.

(a) Index to Financial Statements



INTRODUCTION TO FINANCIAL STATEMENTS .....................................................  F-2
MAR MAR REALTY TRUST:
  Independent Auditors' Report ...........................................................  F-3
  Balance Sheets as of April 14, 1998 (Date of Formation) and unaudited as of August 31,
  1998 ...................................................................................  F-4
  Notes to Balance Sheets ................................................................  F-5
  Introduction to Pro Forma Consolidated Financial Statements ............................  F-9
  Pro Forma Consolidated Balance Sheet as of August 31, 1998 (Unaudited) .................  F-10
  Pro Forma Consolidated Statement of Operations for the Year ended December 31, 1997
  (Unaudited) ............................................................................  F-11
  Pro Forma Consolidated Statement of Operations for the Eight Months Ended August 31,
  1998 (Unaudited) .......................................................................  F-12
  Notes to Pro Forma Consolidated Financial Statements (Unaudited) .......................  F-13
SONIC AUTOMOTIVE, INC:
  Summary Historical and Pro Forma Financial Information .................................  F-15


(b) Exhibits




 Exhibit Number                                Description
----------------   -------------------------------------------------------------------
     1.1**         Underwriting Agreement
     3.1*          Form of Mar Mar Realty Trust Articles of Amendment and Restatement
   3.1 a**         Mar Mar Realty Trust Articles of Amendment and Restatement
     3.2*          Bylaws of Mar Mar Realty Trust
     4.1**         Specimen Class A Common Share certificate

 Exhibit Number                                   Description
----------------   ------------------------------------------------------------------------
    4.2* *         Specimen Class B Common Share certificate
    4.3*           Form of Registration Rights and Lock-Up Agreement dated as of
                     , 1998 between Mar Mar Realty Trust and certain other parties
   5.1             Form of Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the Common Shares being registered
   8.1             Form of Opinion of Mayer, Brown & Platt regarding tax matters
   10.1**          Amended and Restated Limited Partnership Agreement of Mar
                   Mar Realty L.P.
  10.2* *          Form of Mar Mar Realty Trust 1999 Shares Option Plan
  10.3* *          Form of Mar Mar Realty Trust 1999 Formula Shares Option Plan
  10.4*            Strategic Alliance Agreement and Agreement for the Mutual Referral of
                   Acquisition Opportunities dated as of July 9, 1998 between Mar Mar
                   Realty, L.P. and Sonic Automotive, Inc.
    10.4a          Amendment to Strategic Alliance Agreement for the Mutual Referral of
                   Acquisition Opportunities dated as of October 21, 1998 between Mar
                   Mar Realty, L.P. and Sonic Automotive, Inc.
  10.5*            Form of Sonic Lease Agreement
  10.6*            Form of Dealership Lease
  10.7*            Form of Advance Auto Lease
  10.8*            Contribution Agreement dated July 9, 1998 among Mar Mar Realty,
                   L.P., O. Bruton Smith, Town & Country Ford, Inc., Sonic Financial
                   Corporation, Primax Properties, L.L.C. and William and Emma
                   Seymour
  10.8a            Form of First Amendment to Contribution Agreement dated October
                   23, 1998 among Mar Mar Realty, L.P., O. Bruton Smith and Sonic
                   Financial Corporation
  10.9*            Contract to Purchase and Sell real property underlying Town &
                   Country Toyota dated as of June 26, 1998 between Mar Mar Realty
                   Limited Partnership and Sonic Automotive, Inc.
 10.10*            Contract to Purchase and Sell real property underlying Fort Mill Ford dated as of June 26, 1998 between Mar Mar Realty Limited
                   Partnership and Sonic Automotive, Inc.
 10.11*            Agreement Regarding the Sale of Real Property dated as of June ,
                   1998 between Mar Mar Realty Limited Partnership and Chartown
 10.12*            Letter dated as of August 14, 1998 from the Company to Mark J.
                   Iuppenlatz
 10.13             Form of Amended Subscription Agreement dated October 10, 1998 between O. Bruton Smith and Mar Mar Realty Trust
 10.14             Form of Subscription Agreement dated October 10, 1998 between Benjamin F.
                   Bracy and Mar Mar Realty Trust
 10.15             Form of Subscription Agreement dated October 10, 1998 between O.
                   Bruton Smith and Mar Mar Realty, L.P.
 21.1              Subsidiaries of the Company
 23.1              Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                   Exhibit 5.1)
 23.2              Consent of Deloitte & Touche LLP
 23.3              Consent of Mayer, Brown & Platt (included in Exhibit 8.1)
  24.1*            Power of Attorney (included on signature page in Part II of the initial filing)
  27.1*            Financial Data Schedule


---------

* Previously filed.

** To be filed by amendment.



Item 37. Undertakings.

     (a) The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 34 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 22, 1998.


                                        MAR MAR REALTY TRUST


                                        By: /s/  BENJAMIN F. BRACY
                                           ------------------------------------

                                           Benjamin F. Bracy

                                           President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.





                         Signature                                            Title                          Date
----------------------------------------------------------  ----------------------------------------- ------------------
                 *                                          Chairman                                  December 22, 1998
 ----------------------------------
         O. Bruton Smith

 /s/     Benjamin F. Bracy                                  President (principal executive officer)   December 22, 1998
 ----------------------------------
         Benjamin F. Bracy

                 *                                          Executive Vice President, Chief           December 22, 1998
 ----------------------------------                           Operating Officer and Director of
        Mark J. Iuppenlatz                                    Acquisitions


                 *                                          Vice President and Chief Financial        December 22, 1998
 ----------------------------------                           Officer (principal financial and
        Virginia R. Dunn                                      accounting officer)

                 *                                          Trustee                                   December 22, 1998
 ----------------------------------
         James W. Johnston

                 *                                          Trustee                                   December 22, 1998
 ----------------------------------
         Donald J. Carter

*By: /s/    BENJAMIN F. BRACY
    ------------------------------
            Benjamin F. Bracy
    (Attorney-in-fact for each of
        the persons indicated)
